Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of October 21, 2026

among

WESTROCK Beverage Solutions, LLC,
as the Borrower,

WESTROCK COFFEE Company,
as Holdings,

THE LENDERS AND ISSUING BANKS PARTY HERETO,

and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,
as Administrative Agent, Collateral Agent and Swingline Lender

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

Truist Securities, Inc., and

BANK OF AMERICA,

as Joint Lead Arrangers

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

Truist Securities, Inc., and

BANK OF AMERICA, N.A.,

as Joint Bookrunners

TEXAS CAPITAL BANK, and
Goldman Sachs Bank USA,

as Co-Syndication Agents

TD Securities (USA) LLC, and
The Huntington National Bank,

as Co-Documentation Agents

CONTENTS

i

ii

iii

Exhibits and Schedules
Exhibit A	Form of Assignment and Acceptance
Exhibit B	[Reserved]
Exhibit C	Form of Solvency Certificate
Exhibit D-1	Form of Borrowing Request
Exhibit D-2	Form of Letter of Credit Request
Exhibit D-3	Form of Swingline Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Auction Procedures
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Promissory Note
Exhibit I	Form of Perfection Certificate
Exhibit J-1	U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-2	U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-3	U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-4	U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit K	[Reserved]
Exhibit L	Form of Collateral Agreement
Exhibit M	Form of Guarantee Agreement
Exhibit N	Form of Affiliated Lender Assignment and Acceptance

Schedule 1.01	Unrestricted Subsidiaries
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.09	Existing Litigation
Schedule 3.16	Environmental Matters

iv

Schedule 3.20	Insurance
Schedule 3.21	Intellectual Property
Schedule 3.24	Material Real Property
Schedule 5.14	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 9.01	Notice Information
Schedule 9.04(j)	Voting Participants

v

CREDIT AGREEMENT, dated as of October 21, 2026 (this “Agreement”), among Westrock Beverage Solutions, LLC, a Delaware limited liability company (the “Borrower”), Westrock Coffee Company, a Delaware corporation (“Holdings”), Coöperatieve Rabobank U.A., New York Branch, as administrative agent (in such capacity, the “Administrative Agent”), as collateral agent (in such capacity, the “Collateral Agent”), and as Swingline Lender (as defined below), and each Issuing Bank and Lender (each as defined below) party hereto from time to time.

WHEREAS, the Borrower has requested the Lenders and the Issuing Banks make available for the purposes specified in this Agreement term loans and revolving credit and letter of credit facilities;

NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

Article I.

Definitions

Section 1.01           Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period in effect at such time plus 1%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Rate.”

“Account” shall have the meaning assigned to such term in Article 9 of the Uniform Commercial Code, including all rights to payment for goods sold or leased, or for services rendered.

“Acquired EBITDA” shall mean, with respect to any Pro Forma Entity for any period, the amount for such period of Adjusted Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Subsidiaries in the definition of the term “Adjusted Consolidated EBITDA” were references to such Pro Forma Entity and its Subsidiaries which will become Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Acquired Entity or Business” shall have the meaning assigned to such term in clause (I) of the definition of the term “Adjusted Consolidated EBITDA.”

“Adjusted Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:

(a)            without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)              total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense”,

(ii)            provision for Taxes based on income, profits, revenue or capital, including federal, foreign, state, local and provincial income, franchise, excise, value-added and similar Taxes and foreign withholding Taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such Taxes or arising from any Tax examinations and (without duplication) any payments to a Parent Entity pursuant to Section 6.06 in respect of Taxes,

(iii)           depreciation and amortization (including amortization of Capitalized Software Expenditures, internal labor costs and amortization of deferred financing fees and accelerated and other deferred financing costs, OID or other costs),

(iv)           other non-cash charges (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Borrower may elect not to add back such non-cash charges in the current period and (B) to the extent the Borrower elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Adjusted Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(v)            the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly owned subsidiary deducted (and not added back in such period to Consolidated Net Income) except to the extent of any cash distributions in respect thereof,

(vi)           (A) the amount of payments made to option, phantom equity or profits interest holders of the Borrower, Holdings or any Parent Entity in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in the Loan Documents and (B) the amount of fees, expenses and indemnities paid or accrued to directors of the Borrower, Holdings or any Parent Entity,

(vii)          losses or discounts on sales of receivables and related assets in connection with any Qualified Receivables Facilities,

(viii)         cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Adjusted Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(ix)            any costs or expenses incurred by the Borrower or any Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock),

(x)             any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,

(xi)            subject to the Aggregate Adjustment Cap (if then in effect), any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any expenses,

(xii)           subject to the Aggregate Adjustment Cap (if then in effect), severance, relocation costs, integration and facilities’ or offices’ opening costs, start-up costs and other business optimization expenses (including related to new product introductions and other strategic or cost saving initiatives) and any costs or expenses related or attributable to the commencement of a New Project and including any related employee hiring or retention costs, restructuring charges, accruals or reserves (including restructuring and integration costs and outstanding payments pursuant to employment agreements related to acquisitions consummated prior to or after the Closing Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses and other executive recruiting and retention costs,

(xiii)          subject to the Aggregate Adjustment Cap (if then in effect), transition costs, costs related to closure/consolidation of facilities or offices, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof),

(xiv)          any expenses reimbursed in cash during such period by non-Affiliate third parties (other than the Borrower or any of its Subsidiaries),

(xv)           (x) Public Company Costs; provided, that all such amounts pursuant to this clause (x) shall not exceed $2,500,000 for any relevant Test Period, and (y) related expenses and charges incurred in connection with litigation (including threatened litigation), any investigation or proceeding (or any threatened investigation or proceeding) by a regulatory, governmental or law enforcement body (including any attorney general); provided, that all such amounts pursuant to this clause (y) shall not exceed $1,000,000 for any relevant Test Period,

(xvi)          subject to the Aggregate Adjustment Cap (if then in effect), costs, fees and expenses (including diligence and integration costs) incurred in connection with (x) investments in any Person, acquisitions of the equity interests of any Person, acquisitions of all or a material portion of the assets of any Person or constituting a line of business of any Person, and financings related to any of the foregoing or to the capitalization of any Loan Party or any Restricted Subsidiary or (y) other transactions that are out of the ordinary course of business of such Person and its Restricted Subsidiaries (in each case of clause (x) and (y), including transactions considered or proposed but not consummated), including equity issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith), and

(xvii)         (A) unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes and (B) losses due to fluctuations in currency values and related Tax effects;

plus

(b)            without duplication, the amount of “run rate” cost savings, operating expense reductions, cost synergies, related to any Specified Transaction and any transaction in connection therewith, any restructuring, cost saving initiative or other initiative, projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken or initiated (in the good-faith determination of the Borrower) within 12 months after the relevant transaction, including any of the foregoing in connection with, or incurred by or on behalf of, any joint venture of the Borrower or any of the Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Borrower) (collectively, “Projected Savings”) (which Projected Savings shall be added to Adjusted Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Projected Savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions;

provided, that

(A) such Projected Savings are reasonably quantifiable and factually supportable,

(B) no Projected Savings shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such Projected Savings above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and

(C) the share of any Projected Savings with respect to a joint venture that are to be allocated to the Borrower or any Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Adjusted Consolidated EBITDA for the relevant Test Period;

provided, that (x) solely for purposes of determining Adjusted Consolidated EBITDA as of the Closing Date and any Test Period ending on or prior to December 31, 2026, such Projected Savings and any Pro Forma Adjustments included in Adjusted Consolidated EBITDA for the relevant Test Period pursuant to the definition of “Pro Forma Basis” shall not exceed 15% of Adjusted Consolidated EBITDA for any relevant Test Period (calculated after giving effect to such capped adjustments), and (y) beginning with the Test Period ending on March 31, 2027, any Projected Savings included in Adjusted Consolidated EBITDA shall be subject to the Aggregate Adjustment Cap;

less

(c)            without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)             non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Adjusted Consolidated EBITDA in any prior period),

(ii)            the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), and

(iii)           (A) unrealized or realized foreign exchange gains resulting from the impact of foreign currency changes and (B) gains due to fluctuations in currency values and related Tax effects,

in each case, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP; provided, that,

(I)            there shall be included in determining Adjusted Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any person, property, business or asset acquired by the Borrower or any Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Closing Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related person, property, business or assets to the extent not so acquired) (each such person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and

(II)           there shall be excluded in determining Adjusted Consolidated EBITDA for any period the Disposed EBITDA of any person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of, abandon, transfer, close or discontinue such operations, at the Borrower’s election only when and to the extent such operations are actually disposed of) (each such person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis;

provided, further, that solely for purposes of determining Adjusted Consolidated EBITDA as of any Test Period ending on or after to March 31, 2027, the aggregate amount of all add-backs and adjustments pursuant to clauses (a)(xi), (a)(xii), (a)(xiii) and (a)(xvi) of this definition, together with any Projected Savings added pursuant to clause (b) of this definition and any Pro Forma Adjustments included pursuant to the definition of “Pro Forma Basis,” shall not exceed 25% of Adjusted Consolidated EBITDA for the applicable Test Period (calculated prior to giving effect to such capped add-backs and adjustments) (the “Aggregate Adjustment Cap”).

Notwithstanding anything contained in this definition to the contrary, Adjusted Consolidated EBITDA of the Borrower and its Subsidiaries shall be deemed to be:

(a) $20,676,668 for the fiscal quarter ended September 30, 2025,

(b) $19,761,079 for the fiscal quarter ended December 31, 2025,

(c) $24,242,986 for the fiscal quarter ended March 31, 2026,

(d) $22,476,766 for the fiscal quarter ended June 30, 2026, and

(e) $23,511,909 for the fiscal quarter ended September 30, 2026,

in each case, as adjusted on a Pro Forma Basis.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its permitted successors and assigns.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 5.15.

“Affiliated Debt Fund” shall mean an Affiliated Lender that is a bona fide debt fund primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds or similar extensions of credit or securities in the ordinary course.

“Affiliated Lender” shall mean, at any time, any Lender that is an Affiliate of Holdings (other than the Borrower or any of its Subsidiaries) at such time.

“Affiliated Lender Assignment and Acceptance” shall have the meaning assigned to such term in Section 9.04(f)(iv).

“Affiliated Lender Cap” shall have the meaning assigned to such term in Section 9.04(f)(iii).

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Adjustment Cap” shall have the meaning assigned to such term in the definition of “Adjusted Consolidated EBITDA”.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.22.

“Annual Holdings Financial Statements” shall mean the audited consolidated and consolidating balance sheets and the related consolidated and consolidating statements of comprehensive income and cash flows of Holdings and its Subsidiaries for the fiscal year ended December 31, 2025.

“Anti-Corruption Laws” shall mean the laws, rules, and regulations of the jurisdictions applicable to any Loan Party or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Terrorism Laws” means any laws, regulations, or orders of any Governmental Authority of the United States, the United Nations, United Kingdom, European Union, or the Netherlands relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the USA Patriot Act, and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable Commitment Fee” shall mean for any day (i) with respect to any Revolving Facility Commitments relating to Initial Revolving Loans, (x) initially, 0.35% per annum and (y) from and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements required to be delivered pursuant to Section 5.04(a) or (b), beginning with the first full fiscal quarter of the Borrower completed after the Closing Date, the applicable percentage per annum set forth under the heading “Commitment Fee Rate” in the grid in the definition of “Applicable Margin,” as determined by reference to the Secured Net Leverage Ratio set forth in the most recent certificate received by the Administrative Agent pursuant to Section 5.11 prior to such day; or (ii) with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Extension Amendment or Refinancing Amendment (as applicable).

“Applicable Margin” shall mean for any day:

(i) with respect to any Initial Term Loan or Initial Revolving Loan (other than Swingline Loans), (x) initially, 3.50% per annum in the case of any Term SOFR Rate Loan and 2.50% per annum in the case of any ABR Loan and (y) from and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements required to be delivered pursuant to Section 5.04(a) or (b), as applicable, and certificate delivered pursuant to Section 5.11, for the first full fiscal quarter of the Borrower completed after the Closing Date, the applicable percentage per annum set forth below under the heading “Term SOFR Margin” or “ABR Loan Margin,” as applicable, as determined by reference to the Secured Net Leverage Ratio set forth in the certificate received by the Administrative Agent pursuant to Section 5.11;

Pricing Level	Secured Net Leverage Ratio	Term SOFR Margin	ABR Loan Margin	Commitment Fee Rate
I	> 4.00 to 1.00	4.00%	3.00%	0.40%
II	> 3.00 to 1.00 but ≤ 4.00 to 1.00	3.50%	2.50%	0.35%
III	> 2.50 to 1.00 and ≤ 3.00 to 1.00	3.25%	2.25%	0.30%
IV	> 2.00 to 1.00 and ≤ 2.50 to 1.00	3.00%	2.00%	0.25%
V	≤ 2.00 to 1.00	2.50%	1.50%	0.25%

(ii) with respect to Swingline Loans, (x) initially, 2.50% per annum and (y) from and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements required to be delivered pursuant to Section 5.04(a) or (b), as applicable, and certificate delivered pursuant to Section 5.11, beginning with the first full fiscal quarter of the Borrower completed after the Closing Date, the applicable percentage per annum set forth in the table above under the heading “ABR Loan Margin”, as determined by reference to the Secured Net Leverage Ratio set forth in the most recent certificate received by the Administrative Agent pursuant to Section 5.11; and

(iii) with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

Any increase or decrease in the Applicable Margin or Commitment Fee resulting from a change in the Secured Net Leverage Ratio shall become effective as of the first Business Day immediately following the date on which the Borrower is required to deliver the Compliance Certificate pursuant to Section 5.11. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Secured Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Secured Net Leverage Ratio would have resulted in a higher Pricing Level for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or any Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided, that if the Borrower fails to provide a Compliance Certificate when due as required by Section 5.11 for the most recently completed fiscal quarter of the Borrower, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level I until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Secured Net Leverage Ratio as of the last day of the most recently completed fiscal quarter of the Borrower.

“Applicable Parties” shall have the meaning assigned to such term in Section 8.03(c).

“Approved Commercial Bank” shall mean a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Approved Electronic Platform” shall have the meaning assigned to such term in Section 8.03(a).

“Approved Foreign Bank” shall have the meaning assigned to such term in clause (i) of the definition of the term “Permitted Investments.”

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arranger” shall mean Coöperatieve Rabobank U.A., New York Branch, in its capacities as a lead arranger and a bookrunner.

“Asset Sale” shall mean (x) any Disposition (including any sale and lease-back of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary and (y) any sale of any Equity Interests of any Subsidiary to a person other than the Borrower or a Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (i) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.

“Auction Manager” shall have the meaning assigned to such term in Section 2.25(a).

“Auction Procedures” shall mean auction procedures with respect to Purchase Offers set forth in Exhibit F hereto.

“Auto Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.05(c).

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments of such Class.

“Available Amount” shall mean, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a)            50% of cumulative Consolidated Net Income of the Borrower since the first day of the fiscal quarter of the Borrower during which the Closing Date occurred, plus

(b)            the cumulative amounts of all mandatory prepayments declined by Lenders, plus

(c)            the Fair Market Value of Investments of the Borrower or any of the Subsidiaries in any Unrestricted Subsidiary made using the Available Amount (not to exceed the amount of such Investments) that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of the Subsidiaries, plus

(d)            the Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary that was designated in reliance on the Available Amount (including the issuance or sale of Equity Interests of an Unrestricted Subsidiary) received by the Borrower or any Subsidiary (not to exceed the amount of Investments of the Borrower or any of the Subsidiaries in such Unrestricted Subsidiary made using the Available Amount), plus

(e)            to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received by the Borrower or any Subsidiary from an Unrestricted Subsidiary that was designated in reliance on the Available Amount (not to exceed the amount of Investments of the Borrower or any of the Subsidiaries in such Unrestricted Subsidiary made using the Available Amount), plus

(f)            the Cumulative Qualified Equity Proceeds Amount on such date of determination, minus

(g)            the cumulative amount of Investments made with the Available Amount from and after the Closing Date and on or prior to such time (net of any return on such Investments not otherwise included in the Cumulative Qualified Equity Proceeds Amount), minus

(h)            the cumulative amount of Restricted Payments and Junior Debt Restricted Payments made with the Available Amount from and after the Closing Date and on or prior to such time.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure (excluding the Swingline Exposure) of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Bankruptcy Plan” shall have the meaning assigned to such term in Section 9.04(i)(iii).

“Benchmark” shall mean, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided, that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Dollars at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for purposes of this Agreement and the other Loan Documents. Notwithstanding anything herein or in any other Loan Document to the contrary, in determining the Benchmark Replacement, the Administrative Agent will consider in good faith any proposal reasonably requested by the Borrower and not adverse to the Lenders that is intended to prevent the use of the Benchmark Replacement from resulting in a deemed exchange of any Indebtedness hereunder under Section 1001 of the Code.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Dollars at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of Borrowing Requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, after consultation with the Borrower, in its reasonable discretion is appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides in consultation with the Borrower is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided, that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 CFR § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person.

“Bona Fide Debt Fund” shall mean any fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with any permitted successor thereto in accordance with Section 6.05(n).

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility, and made on a single date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of Term Benchmark Loans, $1,000,000, (b) in the case of ABR Loans, $1,000,000 and (c) in the case of Swingline Loans, $500,000 or such other amount agreed to by the Swingline Lender.

“Borrowing Multiple” shall mean (a) in the case of Term Benchmark Loans, $500,000, (b) in the case of ABR Loans, $250,000 and (c) in the case of Swingline Loans, $100,000 or such other amount agreed to by the Swingline Lender.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1 or another form approved by the Administrative Agent.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided, that all obligations that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 31, 2021 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following December 31, 2021 (or any change in the implementation in GAAP for future periods that are contemplated as of December 31, 2021) that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Subsidiaries.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” shall mean any agreement to provide to the Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that (i) is (or any Affiliate of any person that is) an Agent, an Arranger or a Lender on the Closing Date (in the case of any Cash Management Agreement in existence on the Closing Date) and that enters into or is a party to a Cash Management Agreement with the Borrower or any of its Subsidiaries, in each case, in its capacity as a party to such Cash Management Agreement or (ii) is (or any Affiliate of any person that is) an Agent, an Arranger or a Lender at the time it enters into a Cash Management Agreement (in the case of any Cash Management Agreement entered into after the Closing Date) with the Borrower or any of its Subsidiaries, in each case, in its capacity as a party to such Cash Management Agreement.

“CFC” shall mean a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) above be deemed to be a “Change in Law” but only to the extent it is the general policy of a Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.

“Change of Control” shall mean an event or series of events by which:

(a)  any “person” or “group”, other than any combination of Permitted Holders, acquires beneficial ownership of both (i) more than 40.0% of the Voting Equity Interests of Holdings (measured by reference to the ordinary voting power represented by the issued and outstanding Voting Equity Interests of Holdings) and (ii) more than the percentage of Voting Equity Interests of Holdings (measured by reference to the ordinary voting power represented by the issued and outstanding Voting Equity Interests of Holdings) that is at the time beneficially owned, directly or indirectly, by the Permitted Holders, taken together;

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) the Borrower ceases to be directly or indirectly wholly owned by Holdings.

For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act:

(i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof,

(ii) the phrase “person or group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its subsidiaries and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan,

(iii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition,

(iv) a person or group shall not be deemed to beneficially own Equity Interests to be acquired by such person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement unless such person or group has the right to control the voting of such Equity Interests, and

(v) a person or group will not be deemed to beneficially own the Equity Interests of another person as a result of its ownership of Equity Interests or other securities of such other person’s parent (or related contractual rights) unless it owns 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such person’s parent.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“CIP Regulations” shall have the meaning assigned to such term in Section 9.19.

“City of Conway Bond Transactions” shall mean (a) the purchase by Westrock Beverage Solutions, LLC of the City of Conway Revenue Bonds, (b) the entry into one or more lease agreements by and between Westrock Beverage Company, LLC and the City of Conway, Arkansas in connection with the City of Conway Revenue Bonds (the “Conway Lease Agreements”) and (c) the performance by Westrock Beverage Company, LLC of its obligations pursuant to the Conway Lease Agreements and the City of Conway Trust Indentures.

“City of Conway Revenue Bonds” shall mean:

(a) the Taxable Industrial Development Revenue Improvement and Refunding Bonds (Westrock Beverage Company, LLC – Exchange Avenue Project), Series 2025, in principal amount not to exceed $350,000,000 issued by the City of Conway, Arkansas pursuant to a Trust Indenture between the City of Conway, Arkansas, and First Security Bank, as trustee, dated as of December 30, 2025 (the “Exchange Indenture”);

(b) the Taxable Industrial Development Revenue Bonds (Westrock Beverage Company, LLC – Clark Drive Project), Series 2025, in principal amount not to exceed $75,000,000 issued by the City of Conway, Arkansas pursuant to a Trust Indenture between the City of Conway, Arkansas, and First Security Bank, as trustee, dated as of December 30, 2025 (the “Clark Indenture”, and together with the Exchange Indenture, the “City of Conway Trust Indentures”); and

(c) any future series of Taxable Industrial Development Revenue Improvement and Refunding Bonds issued by the City of Conway, Arkansas, for the purpose of refunding and increasing the principal amount of the City of Conway Revenue Bonds described in clauses (a) and (b) above, so long as such bonds are owned by a Loan Party and pledged to the Collateral Agent pursuant to the Security Documents.

“Class” shall mean (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Term Loans, Other Term Loans, Initial Revolving Loans or Other Revolving Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Initial Term Loans, Other Term Loans, Initial Revolving Loans or Other Revolving Loans. Other Term Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term Loans or the Initial Revolving Loans, respectively, or from other Other Term Loans or other Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Closing Date” shall mean the first date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.08), which date occurred on October 21, 2026.

“Closing Date Investors” shall mean HF Direct Investments Pool, LLC, R. Brad Martin, Westrock Group, LLC, and Wooster Capital, LLC.

“Closing Date Refinancing” shall mean the termination of the commitments under the Existing Credit Agreement, the repayment of all outstanding principal and accrued and unpaid interest and fees owing thereunder and the termination of all guarantees and security thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” and all the “Mortgaged Property”, in each case, as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Administrative Agent, the Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Document; provided, that notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, in no case shall the Collateral include any Excluded Property.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its permitted successors and assigns.

“Collateral Agreement” shall mean the Collateral Agreement substantially in the form of Exhibit L dated as of the Closing Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Borrower, each Guarantor and the Collateral Agent.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to the last three paragraphs of Section 5.10, and subject to Schedule 5.14 (which, for the avoidance of doubt, shall override the applicable clauses of this definition of “Collateral and Guarantee Requirement”)):

(a)            on the Closing Date, the Collateral Agent shall have received from the Borrower and each Guarantor, a counterpart of the Collateral Agreement and a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b)            on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties and Holdings, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party and Holdings, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered on the Closing Date pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c)            in the case of any person that becomes a Guarantor after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Guarantee Agreement and (ii) supplements to the Collateral Agreement and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Guarantor;

(d)            after the Closing Date (i) (x) all outstanding Equity Interests of any person that becomes a Guarantor after the Closing Date and that are held by a Loan Party and (y) all Equity Interests directly owned or acquired by a Loan Party after the Closing Date, in each case, other than Excluded Securities, and (z) all Indebtedness owing to any Loan Party, other than Excluded Securities, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates, updated share registers (if applicable and necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e)            except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f)            evidence of the insurance (if any) required by the terms of Section 5.02 hereof shall have been received by the Collateral Agent;

(g)           after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10; and

(h)           the Borrower and each Guarantor shall use commercially reasonable efforts to obtain a springing control agreement in a form reasonably acceptable to the Administrative Agent granting control (within the meaning of the Uniform Commercial Code) over each Material Commodity Account, Material Deposit Account and Material Securities Account of the Borrower or such Guarantor, as applicable, located in the United States within ninety (90) days of the date that such Material Commodity Account, Material Deposit Account or Material Securities Account is opened, acquired or becomes a Material Commodity Account, Material Deposit Account or Material Securities Account (or such longer time as may be agreed by the Administrative Agent in its reasonable discretion); provided, that the Borrower and each Guarantor shall not be required to obtain a springing control agreement with respect to any commodity account, deposit account or securities account as to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such control agreement in respect thereof is excessive in relation to the value afforded thereby.

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, it is understood that to the extent any Collateral (other than Collateral with respect to which a Lien may be perfected by (A) the filing of a Uniform Commercial Code financing statement, (B) delivery and taking possession of stock certificates of the Borrower and its Subsidiaries or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be provided or the security interest of the Collateral Agent therein is not or cannot be perfected on the Closing Date (or, as applicable, the closing date of any Incremental Facility) after the use of commercially reasonable efforts by the Borrower to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to any Credit Event on the Closing Date (or, as applicable, the closing date of any Incremental Facility) but, instead, shall be required to be delivered and perfected within 90 days after the Closing Date or such earlier date specified therefor on Schedule 5.14 (subject to extension by the Administrative Agent in its reasonable discretion).

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Facility Commitment and (b) with respect to the Swingline Lender, the Swingline Lender’s Swingline Commitment (it being understood that a Swingline Commitment does not increase the Swingline Lender’s Revolving Facility Commitment).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, the Collateral Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

“Compliance Certificate” shall mean a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit G.

“Consolidated Cash Interest Expense” shall mean, for any period, the sum of (without duplication) and as determined on a consolidated basis in accordance with GAAP:

(a) Consolidated Interest Expense payable in cash, plus

(b) the interest component (however characterized) payable in cash by the Borrower or its Subsidiaries under any Permitted Supplier Receivables Sale Program, Permitted Key Account Purchase Program or Qualified Receivables Facility, plus

(c) financing charges (including any implied interest, discount, repurchase premium or similar amounts) payable in cash by the Borrower or its Subsidiaries under any physical commodity repurchase agreement.

“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) the principal amount of (x) all Indebtedness for borrowed money of the Borrower and the Subsidiaries and (y) guarantees by the Borrower and the Subsidiaries of Indebtedness for borrowed money, in each case determined on a consolidated basis on such date; provided, that Consolidated Debt shall not include Attributable Receivables Indebtedness in connection with any Qualified Receivables Facility.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (without duplication) (a) Consolidated Cash Interest Expense for such period, plus (b) the aggregate scheduled principal payments of Term Loans (and any other term loan Indebtedness under this Agreement) required to be made by the Borrower during such period.

Notwithstanding anything contained in this definition to the contrary, Consolidated Fixed Charges shall be deemed to be:

(a)	$13,315,617 for the fiscal quarter ended September 30, 2025,

(b)	$13,803,314 for the fiscal quarter ended December 31, 2025,

(c)	$12,442,104 for the fiscal quarter ended March 31, 2026,

(d)	$11,983,095 for the fiscal quarter ended June 30, 2026, and

(e)	$11,652,206 for the fiscal quarter ended September 30, 2026, and

(f)	for the fiscal quarter ending December 31, 2026, the sum of (x) Consolidated Cash Interest Expense for such fiscal quarter, plus (y) an amount equal to 0.625% of the aggregate principal amount of the Initial Term Loans made on the Closing Date (which, for purposes of this definition, shall be deemed to be the aggregate scheduled principal payments of Term Loans required to be made by the Borrower during such fiscal quarter), in each case, as adjusted on a Pro Forma Basis.

“Consolidated Interest Expense” shall mean the sum (without duplication) of:

(a) cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, of the Borrower and the Subsidiaries with respect to all outstanding Indebtedness of the Borrower and the Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, plus

(b) non-cash interest expense resulting solely from (i) the amortization of original issue discount from the issuance of Indebtedness of the Borrower and the Subsidiaries at less than par and (ii) pay in kind interest expense of the Borrower and the Subsidiaries, plus

(c) the amount of any dividends or distributions made to fund interest on any Permitted Convertible Notes, plus

(d) the amount of cash dividends or distributions made by the Borrower and the Subsidiaries in respect of preferred Equity Interests (including all Disqualified Stock),

but excluding, for the avoidance of doubt,

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than specifically referred to in clause (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging,

(iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv) commissions, discounts, yield and other fees and charges (but, for the avoidance of doubt, not including any interest expense) incurred in connection with any Qualified Receivables Facilities,

(v) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations,

(vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to any Investment, all as calculated on a consolidated basis in accordance with GAAP,

(vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness,

(viii) penalties and interest relating to Taxes,

(ix) accretion or accrual of discounted liabilities not constituting Indebtedness,

(x) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting and

(xi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:

(a)            extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (other than as described in clause (a)(x) of the definition of “Adjusted Consolidated EBITDA”) (including any such accruals or reserves in respect of any extraordinary, non-recurring or unusual items),

(b)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income,

(c)            Transaction Costs,

(d)            the net income for such period of any person that is an Unrestricted Subsidiary and any person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided, that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or, if not paid in cash or Permitted Investments, but later converted into cash or Permitted Investments, upon such conversion) by such person to the Borrower or a Subsidiary thereof during such period,

(e)            any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),

(f)            any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,

(g)            the effects of any changes as a result of the adoption or modification of accounting policies during such period,

(h)            all Non-Cash Compensation Expenses,

(i)             any income (loss) attributable to deferred compensation plans or trusts,

(j)             any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Borrower or any Subsidiary in respect of such investment),

(k)            any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (provided, that, notwithstanding anything to the contrary herein or in any classification under GAAP of any person, business, assets or operations in respect of which a definitive agreement for the disposition, abandonment, transfer, closure or discontinuation of operations thereof has been entered into as discontinued operations, at the Borrower’s option, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to any such person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition, abandonment, transfer, closure or discontinuation of operations shall have been consummated),

(l)             any non-cash gain (loss) attributable to the mark-to-market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark-to-market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such Test Period; provided, that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,

(m)           any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange, interest rate or commodities risk and revaluations of intercompany balances and other balance sheet items,

(n)            any non-cash expenses, accruals or reserves related to adjustments to historical Tax exposures or non-cash charges for deferred Tax asset valuation allowances (except to the extent reversing a previously recognized increase to Consolidated Net Income), provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made,

(o)            any impairment charge or asset write-off or write-down (other than with respect to Inventory or Accounts but including related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities),

(p)            to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within one hundred and eighty (180) days and (ii) in fact reimbursed within three hundred and sixty five (365) days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within three hundred and sixty five (365) days), expenses with respect to liability or casualty events or business interruption shall be excluded, and

(q)            solely for purposes of calculating the Available Amount, the Consolidated Net Income for such period of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Consolidated Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided, that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Subsidiary to such person or a Subsidiary of such person (subject to the provisions of this clause (q)), to the extent not already included therein.

There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries), as a result of any acquisition or Investment consummated prior to the Closing Date and any Permitted Acquisition or other Investment permitted hereunder or the amortization or write-off of any amounts thereof.

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder or that occurred prior to the Closing Date (net of any amount so added back in any prior period to the extent not so reimbursed within a two-year period) and (ii) the amount of any cash Tax benefits related to the Tax amortization of intangible assets in such period.

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding amounts attributable to Investments in Unrestricted Subsidiaries, as set forth on the consolidated balance sheet of the Borrower as of the last day of the Test Period ending immediately prior to such date for which financial statements of the Borrower have been delivered (or were required to be delivered) pursuant to Section 5.04(a) or 5.04(b), as applicable. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” shall mean, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash Amount on such date.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls,” “Controlled” and “Controlling” shall have meanings correlative thereto.

“Converted Restricted Subsidiary” shall have the meaning assigned to such term in clause I the definition of the term “Adjusted Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning assigned to such term clause II in the definition of the term “Adjusted Consolidated EBITDA.”

“Conway Facility” shall mean the extraction, bottling and canning facility located at or about 480 Exchange Avenue, Conway, Arkansas 72032 (as the same may be expanded from time to time), including all real property leased to Westrock Beverage Company, LLC or any other Loan Party under any Conway Lease Agreement relating thereto.

“Conway Recognition Agreement” shall have the meaning assigned to such term in Section 5.10(f)(ii).

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning assigned to such term in Section 9.24.

“Credit Event” shall mean each Borrowing (but not, for the avoidance of doubt, the continuation of any Loan or conversion of any Loan from one Type to another) and each issuance, amendment, extension or renewal of a Letter of Credit or increase of the stated amount of a Letter of Credit.

“Cumulative Qualified Equity Proceeds Amount” shall mean, at any date of determination, an amount equal to, without duplication:

(a)            100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Borrower after the Closing Date from the issue or sale of its Qualified Equity Interests, including Qualified Equity Interests of the Borrower issued upon conversion of Indebtedness or Disqualified Stock to the extent the Borrower or its Wholly Owned Subsidiaries had received the Net Proceeds of such Indebtedness or Disqualified Stock and the receipt of such proceeds did not increase the amount available for incurrences of Indebtedness, Investments, Restricted Payments or Junior Debt Restricted Payments pursuant to any other provision of this Agreement; plus

(b)            100% of the aggregate amount received by the Borrower or its Wholly Owned Subsidiaries in cash and the Fair Market Value of assets other than cash received by the Borrower or its Wholly Owned Subsidiaries after the Closing Date from (without duplication of amounts):

(i)             the sale or other disposition (other than to the Borrower or any Subsidiary) of any Investment made by the Borrower and its Subsidiaries and repurchases and redemptions of such Investment from the Borrower and its Subsidiaries by any person (other than the Borrower and its Subsidiaries) to the extent that (x) such Investment was justified as using a portion of the Available Amount pursuant to clause (X) of Section 6.04(j) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b);

(ii)            the sale (other than to the Borrower or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was justified as using a portion of the Available Amount pursuant to clause (X) of Section 6.04(j) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b); or

(iii)           to the extent not included in the calculation of Consolidated Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted Subsidiary to the extent relating to any portion of the Investment therein made pursuant to clause (X) of Section 6.04(j).

“Cure Amount” shall have the meaning assigned to such term in Section 7.02(a).

“Customary Bridge Financings” shall mean any bridge financing so long as the long-term debt into which such bridge financing is to be converted has a final maturity date (after giving effect to automatic rollovers and extensions, if any) no earlier than the Latest Maturity Date.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) Business Days prior to (i) if such SOFR Rate Day is a Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a Business Day, the Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. For the avoidance of doubt, if Daily Simple SOFR as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, receivership, insolvency, reorganization, examination, administration or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean, subject to Section 2.24, any Lender that:

(a) has failed to:

(i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or

(ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loan) within two (2) Business Days of the date when due,

(b) has notified the Borrower, the Administrative Agent, any Issuing Bank, any Lender or the Swingline Lender in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied),

(c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or

(d) has, or has a direct or indirect parent company that has,

(i) become the subject of a proceeding under any Debtor Relief Law,

(ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity,

(iii) taken any action in furtherance of, or indicated its consent to, approval or acquiescence in any such proceeding or appointment, or

(iv) become the subject of a Bail-In Action;

provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Delaware Divided LLC” shall mean any Delaware LLC which has been formed as a consequence of a Delaware LLC Division (excluding any dividing Delaware LLC that survives a Delaware LLC Division).

“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or any of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and lease-back, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including to a Delaware Divided LLC pursuant to a Delaware LLC Division or to any other person pursuant to any comparable division under the laws of any other jurisdiction). The term “Disposition” shall have a correlative meaning to the foregoing. Notwithstanding anything to the contrary herein, “Dispose”, “Disposed of” and “Disposition” shall be deemed not to include any issuance by the Borrower of any of its Equity Interests to another person.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Adjusted Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Subsidiaries in the definition of the term “Adjusted Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

“Disqualified Lender” shall mean (i) the persons identified as “Disqualified Institutions” in writing to the Arranger by the Borrower on or prior to the Closing Date, (ii) any other person identified by name in writing to the Administrative Agent after the Closing Date to the extent such person is or becomes a competitor of the Borrower or its Subsidiaries and (iii) any Affiliate of any person referred to in clause (i) or (ii) above that is clearly identifiable as such by name; provided, that a “competitor” or an Affiliate of a competitor shall not include any Bona Fide Debt Fund; provided, further, that no updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans or the Commitments.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Borrower), pursuant to a sinking fund obligation or otherwise,

(b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Borrower), in whole or in part,

(c) provides for the scheduled, mandatory payments of dividends in cash, or

(d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock,

in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock).

Notwithstanding the foregoing:

(i) any Equity Interests issued to any employee or consultant or to any plan for the benefit of employees or consultants of the Borrower or the Subsidiaries or by any such plan to such employees or consultants shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and

(ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

For the avoidance of doubt, in no event shall any preferred stock issued on the Closing Date constitute Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“DQ List” shall have the meaning assigned to such term in Section 9.04(i)(iv).

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above, or (c) any institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) above and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating to the protection of the Environment, preservation or reclamation of natural resources, the release or threatened release of any Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding (i) any Indebtedness convertible into or exchangeable for any of the foregoing and (ii) any Permitted Call Spread Swap Agreements.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended from time to time.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10.

“Excluded Securities” shall mean any of the following:

(a)            any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents (including Tax consequences) are likely to be excessive in relation to the value to be afforded thereby;

(b)            any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof would be prohibited by any Requirement of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code and other applicable law);

(c)            any Equity Interests of any person that is not the Borrower or a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Secured Obligations (as defined in the Collateral Agreement) is prohibited by (i) any applicable organizational documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.08 that was existing on the Closing Date or at the time of the acquisition of such person and was not created in contemplation of such acquisition but, in the case of subclause (A), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law, (B) any organizational documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party thereto; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Secured Obligations (as defined in the Collateral Agreement) would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law;

(d)            any Equity Interests of any (A) Unrestricted Subsidiary, (B) Immaterial Subsidiary, (C) special purpose securitization entity, including any Receivables Entity, (D) not-for-profit Subsidiary or (E) captive insurance Subsidiary; provided, that this clause (d) shall not apply to Equity Interests issued by Loan Parties;

(e)            any Margin Stock; and

(f)            any voting Equity Interests (and any other interests constituting “stock entitled to vote” within the meaning of Treasury Regulations Section 1.956-2(c)(2)) in excess of 65% of the total combined voting power in (A) any Foreign Subsidiary that is a CFC or (B) any FSHCO.

“Excluded Subsidiary” shall mean any of the following:

(a)            each Immaterial Subsidiary,

(b)            each Domestic Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary); provided, that a Wholly Owned Subsidiary that becomes a non-Wholly Owned Subsidiary after the Closing Date shall not be deemed to be an Excluded Subsidiary unless it became a non-Wholly Owned Subsidiary as a result of a good faith Disposition or other transfer of Equity Interests in such Subsidiary to a bona fide unaffiliated third party for Fair Market Value and for a bona fide business purpose (and not for the primary purpose of releasing such Subsidiary from its Guarantee),

(c)            each Domestic Subsidiary that is prohibited from Guaranteeing or granting liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d)            each Domestic Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not entered into in contemplation thereof and not in violation of Section 6.08(l) (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e)            any special purpose securitization entity, including any Receivables Entity,

(f)            any Foreign Subsidiary,

(g)            any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary of the Borrower that is a CFC,

(h)            any other Domestic Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the cost or other consequences (including Tax consequences) of providing a Guarantee of or granting liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby,

(i)            each Unrestricted Subsidiary, and

(j)            any captive insurance Subsidiary and any not-for-profit Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (i) Taxes imposed on or measured by such recipient’s overall net income (however denominated, and including, for the avoidance of doubt, franchise and similar Taxes imposed on such recipient in lieu of net income Taxes), or any branch profits or similar Taxes, in each case, imposed by a jurisdiction (including any political subdivision thereof) (a) as a result of such recipient being organized under the laws of, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or (b) that are Other Connection Taxes, (ii) U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to a Lender (other than to the extent such Lender is an assignee pursuant to a request by the Borrower under Section 2.19(b) or 2.19(c)) pursuant to laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new Lending Office (or assignment), to receive additional amounts or indemnification payments from any Loan Party with respect to such withholding Tax pursuant to Section 2.17, (iii) any withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder that is attributable to such recipient’s failure to comply with Section 2.17(d) or Section 2.17(f) or (iv) any Tax imposed under FATCA.

“Existing Convertible Notes” shall mean, collectively, each of the 5.00% Convertible Senior Notes due 2029 (the “2029 Convertible Notes”) and the 5.00% Convertible Senior Notes due 2031 (the “2031 Convertible Notes”), in each case issued by Holdings and outstanding immediately prior to the Closing Date.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of August 29, 2022, by and among the Borrower, Holdings, Wells Fargo Bank, N.A., and the other lenders and parties from time to time party thereto, as amended on or prior to the date hereof.

“Export Controls” means the Arms Export Control Act and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. Department of State, the Export Control Reform Act of 2018 and Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce, and any other U.S. or non-U.S. laws and regulations related to export controls and applicable to any Loan Party.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.22(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).

“Extension” shall have the meaning assigned to such term in Section 2.22(a).

“Extension Amendment” shall have the meaning assigned to that term in Section 2.22(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date, there are two facilities (i.e., the Initial Term Facility and Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“Fair Market Value” shall mean, with respect to any asset or property, the price (as determined in good faith by the management of the Borrower) that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Farm Credit Lender” means a lending institution chartered or otherwise organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future U.S. Department of Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, such Code section as of the Closing Date (or any amended or successor version described above), and any intergovernmental agreements (or any related legislation, rules or official administrative practices) implementing the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fees” shall mean the Commitment Fees, the L/C Participation Fee, the Issuing Bank Fees and the Administrative Agent Fees.

“Final Convertible Note Resolution Deadline” shall mean September 16, 2030.

“Financial Covenants” shall have the meaning assigned to such term in Section 6.09(b).

“Financial Officer” of any person shall mean the chief financial officer, chief accounting officer, principal accounting officer, treasurer, assistant treasurer, controller or other executive responsible for the financial affairs of such person.

“First Lien Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt of the Borrower and its Restricted Subsidiaries outstanding as of the last day of the most recently ended Test Period as of such date secured by assets of the Borrower or its Restricted Subsidiaries on a first lien basis and (y) the aggregate principal amount of any other Consolidated Debt of the Borrower and its Restricted Subsidiaries outstanding as of the last day of the most recently ended Test Period as of such date that is then secured by Liens on the Collateral that are Other First Liens, less (ii) the Unrestricted Cash Amount as of the last day of such Test Period, to (B) Adjusted Consolidated EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP.

“Fixed Amounts” shall have the meaning assigned to such term in Section 1.07(b).

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the most recently ended Test Period, minus (without duplication) the sum of (i) the aggregate amount of Taxes based on income, profits or capital paid in cash by the Borrower and its Subsidiaries during such Test Period (net of any cash Tax refunds received during such Test Period) and (ii) the amount of Maintenance Capital Expenditures paid in cash by the Borrower and its Subsidiaries during such Test Period, to (b) Consolidated Fixed Charges for such Test Period, all determined on a consolidated basis in accordance with GAAP.

Notwithstanding anything contained in this definition to the contrary, clause (a) of this definition shall be deemed to be:

(a) $19,693,201 for the fiscal quarter ended September 30, 2025,

(b) $18,755,746 for the fiscal quarter ended December 31, 2025,

(c) $22,458,476 for the fiscal quarter ended March 31, 2026,

(d) $21,932,725 for the fiscal quarter ended June 30, 2026, and

(e) $25,015,950 for the fiscal quarter ended September 30, 2026,

in each case, as adjusted on a Pro Forma Basis.

“Fixed Charge Coverage Ratio Financial Covenant” shall have the meaning assigned to such term in Section 6.09(b).

“Flood Documents” shall mean, with respect to each Material Real Property located in the United States of America or any territory thereof, (a) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (and to the extent a Mortgaged Property is located in a Special Flood Hazard Area, a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower) and (b) evidence of flood insurance, or a certificate as to coverage under, and a declaration page relating to, the insurance policies as required by Section 5.02(b) hereof.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994, (ii) the Flood Insurance Reform Act of 2004 and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or any Benchmark. For the avoidance of doubt the initial Floor for the Term SOFR Rate or any Benchmark shall be zero.

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.11(h).

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Free and Clear Incremental Amount” shall have the meaning assigned to such term in the definition of the term “Incremental Amount.”

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” shall mean any Domestic Subsidiary of Holdings that owns no material assets other than (a) the Equity Interests (which term shall include, for purposes of this definition of FSHCO, any Indebtedness treated as equity for U.S. federal income tax purposes) (or Equity Interests and Indebtedness) of one or more Foreign Subsidiaries of Holdings that are CFCs and/or (b) Equity Interests (or Equity Interests and/or Indebtedness) of one or more other FSHCOs.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis, subject to the provisions of Section 1.02.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby.

“Guarantee Agreement” shall mean the Guarantee Agreement substantially in the form of Exhibit M dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, among the Borrower, each Guarantor and the Administrative Agent.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean (a) the Borrower (only with respect to Obligations of the other Guarantors in respect of Secured Cash Management Agreements, Secured Hedge Agreements and Secured Supplier Receivables Agreements, as applicable), (b) Holdings and (c) each Subsidiary of the Borrower that is a party to the Guarantee Agreement on the Closing Date or becomes a Loan Party pursuant to Section 5.10(c), whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof or thereof.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum byproducts or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that (i) is (or any Affiliate of any person that is) an Agent, an Arranger or a Lender on the Closing Date (in the case of any Hedging Agreement in existence on the Closing Date) and that enters into or is a party to a Hedging Agreement with the Borrower or any of its Subsidiaries, in each case, in its capacity as a party to such Hedging Agreement or (ii) is (or any Affiliate of any person that is) an Agent, an Arranger or a Lender at the time it enters into a Hedging Agreement (in the case of any Hedging Agreement entered into after the Closing Date) with the Borrower or any of its Subsidiaries, in each case, in its capacity as a party to such Hedging Agreement.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future, derivative transaction, option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), as applicable, have assets with a value in excess of 5.0% of the Consolidated Total Assets of the Borrower and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of Consolidated Total Assets of the Borrower and the Subsidiaries on a consolidated basis as of such date.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships, the estate of such individual and such other individuals above) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at any time,

(x) the greater of (A) $93,000,000 and (B) 100% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time (the amount under this clause (x), the “Free and Clear Incremental Amount”) after giving effect to the incurrence of such additional amount and the use of proceeds thereof, any acquisition consummated concurrently therewith, and all other related transactions or events (calculated (a) in the event the Borrower is incurring Incremental Revolving Facility Commitments, as if such Incremental Revolving Facility Commitments were fully drawn on the effective date thereof and (b) excluding any cash constituting proceeds of such Incremental Facility), plus

(y) (A) in the case of any Incremental Facility secured by Liens on the Collateral on a pari passu basis with the Facilities, the First Lien Secured Net Leverage Ratio on a Pro Forma Basis does not exceed the greater of (i) 3.00 to 1.00 or (ii) if incurred in connection with financing a Permitted Acquisition or Investment permitted under Section 6.04, the First Lien Secured Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment permitted under Section 6.04, or (B) in the case of any Incremental Facility that is unsecured or is to be secured by the Collateral on a junior basis to the Facilities, the Total Net Leverage Ratio on a Pro Forma Basis does not exceed the greater of (i) 3.50 to 1.00 or (ii) if incurred in connection with financing a Permitted Acquisition or Investment permitted under Section 6.04, the Total Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment permitted under Section 6.04 (the amount under this clause (y), the “Ratio-Based Incremental Amount”), plus

(z) an amount equal to all voluntary prepayments and repurchases of Term Loans (including Incremental Term Loans) and voluntary prepayments of Revolving Facility Loans to the extent accompanied by a corresponding reduction in Revolving Facility Commitments, in the case of this clause (z) other than to the extent financed with the proceeds of long-term Indebtedness (the “Prepayment-Based Incremental Amount”);

provided, that in the case of Incremental Facilities used to finance a Limited Condition Acquisition, Section 1.07 shall be applicable;

provided, further, that for purposes of any Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments established pursuant to Section 2.21,

(A) the Borrower may select utilization under the Free and Clear Incremental Amount, the Ratio-Based Incremental Amount and the Prepayment-Based Incremental Amount in its sole discretion and in the absence of such selection, the Borrower shall be deemed to have used amounts under the Ratio-Based Incremental Amount (to the extent permitted thereby) prior to utilization of the Free and Clear Incremental Amount and the Prepayment-Based Incremental Amount,

(B) Incremental Commitments established pursuant to Section 2.21 may be incurred under the Free and Clear Incremental Amount, the Ratio-Based Incremental Amount and/or the Prepayment-Based Incremental Amount, and proceeds from any such incurrence under the Free and Clear Incremental Amount, the Ratio-Based Incremental Amount and/or the Prepayment-Based Incremental Amount may be utilized in a single transaction by first calculating the incurrence under the Ratio-Based Incremental Amount (without inclusion of any amounts utilized pursuant to the Free and Clear Incremental Amount or the Prepayment-Based Incremental Amount) and then calculating the incurrence under the Prepayment-Based Incremental Amount (without inclusion of any amounts utilized pursuant to the Free and Clear Incremental Amount) and then calculating the incurrence under the Free and Clear Incremental Amount and

(C) with respect to any Indebtedness originally incurred under the Free and Clear Incremental Amount or the Prepayment-Based Incremental Amount, if at any time subsequent to such incurrence all or any portion of such Indebtedness would be permitted to be incurred under the Ratio-Based Incremental Amount, all or such portion, as applicable, of such Indebtedness shall automatically be reclassified and deemed as of such time to have been incurred under the Ratio-Based Incremental Amount (which, for the avoidance of doubt, shall have the effect of increasing the remaining availability under the Free and Clear Incremental Amount or the Prepayment-Based Incremental Amount, as applicable, by the amount of such redesignated Indebtedness).

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Facility” shall mean the Incremental Commitments and the Incremental Loans made thereunder.

“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” shall mean Revolving Facility Loans made by one or more Revolving Facility Lenders to the Borrower pursuant to an Incremental Revolving Facility Commitment to make additional Initial Revolving Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incremental Term Loans” shall mean (i) Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(c) consisting of additional Initial Term Loans and (ii) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Incremental Term Loans.

“Incurrence-Based Amounts” shall have the meaning assigned to such term in Section 1.07(b).

“Indebtedness” of any person shall mean, without duplication,

(a) all obligations of such person for borrowed money,

(b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation with a maturity date of no more than six (6) months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business),

(c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business),

(d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with GAAP if not paid within 60 days after being due and payable and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six (6) months after the date of placing the property in service or taking delivery and title thereto,

(e) all Guarantees by such person of Indebtedness of others,

(f) all Capitalized Lease Obligations of such person,

(g) net obligations under any Hedging Agreements (at the agreement value thereof), to the extent the foregoing would appear on a balance sheet of such person as a liability,

(h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit,

(i) the principal component of all obligations of such person in respect of bankers’ acceptances,

(j) the principal component of all obligations, or liquidation preference, of such person with respect to any Disqualified Stock (but excluding any accrued dividends),

(k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed and

(l) all Attributable Receivables Indebtedness with respect to a Qualified Receivables Facility.

The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.

For all purposes hereof, the Indebtedness of the Borrower and the Subsidiaries shall exclude intercompany liabilities arising from their cash management, Tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

For the avoidance of doubt, and without limitation of the foregoing, Indebtedness convertible into or exchangeable for Equity Interests shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to,

(i) obligations of the Borrower or any Subsidiary pursuant to or arising out of any Permitted Supplier Receivables Sale Program,

(ii) deferred or prepaid revenue,

(iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto,

(iv) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP,

(v) accrued expenses and royalties,

(vi) obligations of the Borrower or any Subsidiary pursuant to or arising out of any Permitted Key Account Purchase Programs and

(vii) the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Convertible Note Resolution” shall mean, in each case to the extent consummated on or prior to the Initial Convertible Note Resolution Deadline,

(a) the conversion or exchange of all or any portion of the 2029 Convertible Notes into common Equity Interests of Holdings,

(b) the redemption, repurchase, defeasance or other repayment (whether at maturity or otherwise) of all or any portion of the 2029 Convertible Notes,

(c) the exchange, amendment or extension of all or any portion of the 2029 Convertible Notes in accordance with clause (c) of the definition of “Permitted Convertible Notes,” and

(d) the payment of any accrued and unpaid interest, premium, make-whole, cash inducement, consent fee or similar amounts, and fees and expenses, in each case in connection with or incidental to the transactions described in clauses (a) through (c) above.

“Initial Convertible Note Resolution Deadline” shall mean November 20, 2026 (or such later date as the Administrative Agent may agree in its sole discretion).

“Initial Revolving Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Facility Commitment made on the same terms as (and forming a single Class with) the Revolving Facility Commitments referred to in clause (i) of this definition.

“Initial Term Facility” shall mean the Initial Term Loan Commitment and the Initial Term Loans made hereunder.

“Initial Term Facility Maturity Date” shall mean the earlier of (a) the fifth anniversary of the Closing Date and (b) the Springing Maturity Date (if any).

“Initial Term Lender” shall mean any Lender that holds an Initial Term Loan Commitment or makes an Initial Term Loan to the Borrower pursuant to Section 2.01(a).

“Initial Term Loan Commitment” shall mean, as to each Initial Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in the aggregate principal amount set forth opposite such Initial Term Lender’s name on Schedule 2.01 under the caption “Initial Term Loan Commitment” (or such lesser amount as may be requested by the Borrower). As of the Closing Date, the aggregate amount of the Initial Term Loan Commitment of the Initial Term Lenders is $300,000,000.00.

“Initial Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Initial Term Loans” shall mean all Initial Term Loans made by the Initial Term Lenders pursuant to Section 2.01(a).

“Intellectual Property” has the meaning assigned to such term in the applicable Security Documents.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.08.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form approved by the Administrative Agent.

“Interest Payment Date” shall mean, (a) with respect to any Term SOFR Rate Loan, the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period, (b) with respect to any ABR Loan, the second Business Day following each Quarterly Date and (c) with respect to any Swingline Loan, the second Business Day following each Quarterly Date.

“Interest Period” shall mean as to any Term Benchmark Borrowing, (a) the period commencing on the Borrowing date and ending one month, three months or six months thereafter, as selected by the Borrower in its notice of borrowing (or, in the case of any Term Benchmark Borrowing made on the Closing Date, any period commencing on the Closing Date and ending on a date agreed to by the Administrative Agent) and (b) thereafter, each period commencing on the last day of the next preceding Interest Period and ending one month, three months or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 noon, New York City time on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; provided, further, that the Interest Period for any Borrowing made on the Closing Date may end on a date agreed to by the Administrative Agent;

(ii) any Interest Period of at least one month’s duration that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period; and

(iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such borrowing request.

“Inventory” shall have the meaning assigned to such term in Article 9 of the Uniform Commercial Code.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRS” means the United States Internal Revenue Service.

“ISDA CDS Definitions” shall have the meaning assigned to such term in Section 9.08(h).

“Issuing Bank” shall mean, as the context may require, (i) Coöperatieve Rabobank U.A., New York Branch, and (ii) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its permitted successors in such capacity. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Judgment Currency” shall have the meaning assigned to such term in Section 9.22.

“Junior Debt Restricted Payment” shall mean, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Borrower or any of its Subsidiaries, of or in respect of principal of or interest on any Indebtedness (excluding Indebtedness among the Borrower and its Subsidiaries) that is (a) by its terms subordinated in right of payment to the Loan Obligations or (b) secured by the Collateral on a junior basis to the Facilities (each of the foregoing, a “Junior Financing”); provided, that the following shall not constitute a Junior Debt Restricted Payment:

(a)            Refinancings with any Permitted Refinancing Indebtedness permitted to be incurred under Section 6.01;

(b)            payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing;

(c)            payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from the issuance, sale or exchange by the Borrower of Qualified Equity Interests within eighteen (18) months prior thereto; provided, that such proceeds are not included in any determination of the Available Amount or otherwise applied to increase any other basket or exception under this Agreement;

(d)            the prepayment, redemption, purchase, defeasance or other satisfaction of any Junior Financing (x) existing at the time a person becomes a Subsidiary or (y) assumed in connection with the acquisition of assets, in each case so long as such Junior Financing was not incurred in contemplation of such person becoming a Subsidiary or such acquisition; or

(e)            the conversion of any Junior Financing to Qualified Equity Interests of the Borrower.

“Junior Financing” shall have the meaning assigned to such term in the definition of the term “Junior Debt Restricted Payment.”

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Initial Term Loans and/or the Revolving Facility Commitments (and other Loan Obligations, other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security to the Initial Term Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Latest Maturity Date” shall mean, at any date of determination, the later of (x) the latest Revolving Facility Maturity Date and (y) the latest Term Facility Maturity Date, in each case, then in effect on such date of determination.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“LCT Election” shall have the meaning assigned to such term in Section 1.07(a).

“LCT Test Date” shall have the meaning assigned to such term in Section 1.07(a).

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21, Section 2.22 or Section 2.23. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Lender Presentation” shall mean the lender presentation, dated September 9, 2026, as modified or supplemented prior to the Closing Date.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Letter of Credit Commitment” shall mean, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Individual Sublimit” shall mean (i) on the Closing Date, with respect to Coöperatieve Rabobank U.A., New York Branch, $25,000,000 or (ii) such other amount as specified in the agreement pursuant to which such person becomes an Issuing Bank hereunder or, in each case, such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable Issuing Bank may agree, as such amount may be reduced at or prior to such time pursuant to Section 2.08.

“Letter of Credit Sublimit” shall mean the aggregate Letter of Credit Commitments of the Issuing Banks, in an aggregate amount not to exceed $25,000,000, as such amount may be reduced pursuant to Section 2.08. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

“Level” shall mean the level (whether I, II, III, IV or V) in the table set forth in the definition of “Applicable Margin” that corresponds to an applicable item in any other column in such table. For purposes of comparing Levels, Level I is referred to as the lowest Level and Level V as the highest Level.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” shall mean any purchase or other acquisition (including by means of a merger, amalgamation or consolidation or otherwise) of, or Investment by one or more of the Borrower and its Subsidiaries (other than intercompany Investments) in, any assets, business or person the consummation of which is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” shall mean any (a) Limited Condition Acquisition, (b) redemption, prepayment, purchase, repayment, defeasance or satisfaction and discharge of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing or (c) any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value, any Equity Interests of the Borrower that is not subject to obtaining financing.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the unrestricted cash and Permitted Investments of the Loan Parties held in any accounts subject to a control agreement in favor of the Administrative Agent, plus (b) the Revolving Facility Availability at such time.

“Loan Documents” shall mean (i) this Agreement, (ii) the Guarantee Agreement, (iii) the Security Documents, (iv)  each Incremental Assumption Agreement, (v) each Extension Amendment, (vi) each Refinancing Amendment, (vii) any Intercreditor Agreement and (viii) any Note issued under Section 2.09(e).

“Loan Obligations” shall mean:

(a) the due and punctual payment by the Borrower of:

(i) the unpaid principal of and interest, and premium, including Applicable Margin, fees and expenses (including interest, premium, Applicable Margin, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans and Letters of Credit, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise,

(ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest, fees and expenses thereon (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and

(iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document or otherwise in respect of the Loans and Letters of Credit, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and

(b) the due and punctual payment of all obligations of each Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable).

“Maintenance Capital Expenditures” shall mean, for any period, the aggregate amount of expenditures of the Borrower and its Subsidiaries during such period that are required to maintain, in the ordinary course of business, the property, plant, equipment and other fixed or capital assets of the Borrower and its Subsidiaries in their current condition and working order (ordinary wear and tear excepted), and that are, or are required to be, reflected as capital expenditures on the consolidated statement of cash flows of the Borrower and its Subsidiaries in accordance with GAAP.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Management Investors” shall mean the directors, officers, partners, members and employees of any Parent Entity, the Borrower and/or any of their respective subsidiaries who are (directly or indirectly through one or more investment vehicles) holders of Equity Interests in the Borrower or any Parent Entity.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean any material adverse effect on (a) the business or financial condition of the Borrower and the Subsidiaries, taken as a whole or (b) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Commodity Account” shall mean any commodity account of the Borrower or any Guarantor that has an average monthly balance in excess of $100,000 at any time and that is not Excluded Property.

“Material Deposit Account” shall mean any deposit account of the Borrower or any Guarantor that has an average monthly balance in excess of $100,000 at any time and that is not Excluded Property.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Holdings, the Borrower or any Subsidiary of the Borrower in an aggregate outstanding principal amount exceeding the greater of (x) $9,300,000 and (y) 10% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time; provided, that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.

“Material Intellectual Property” shall mean intellectual property that is material to the business or operations of the Borrower and its Restricted Subsidiaries taken as a whole (as reasonably determined in good faith by the Borrower).

“Material Real Property” means (a) all real property owned by a Loan Party on the Closing Date that is set forth on Schedule 3.24, (b) all right, title and interest (whether fee, leasehold or otherwise) of any Loan Party in the Conway Facility, and (c) any owned real property acquired by any Loan Party following the Closing Date (or owned by any Person that becomes a Loan Party after the Closing Date) located in the United States, in each case, with a fair market value (as reasonably determined by the Borrower in good faith) in excess of $5,000,000 as of (in the case of clause (a)) the Closing Date or (in the case of clause (c)) the date of acquisition or the date that the owner thereof becomes a Loan Party.

“Material Securities Account” shall mean any securities account of the Borrower or any Guarantor with an average monthly balance in excess of $100,000 at any time and that is not Excluded Property.

“Material Subsidiary” shall mean any Subsidiary, other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Mortgaged Properties” shall mean any Material Real Property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments, restatements, supplements or other modifications to any of the foregoing) delivered with respect to the Material Real Properties, each substantially in such form as is reasonably acceptable to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Proceeds” shall mean:

(a)            100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Section 6.05(d) or Section 6.05(g), net of

(i)            attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith,

(ii)           required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, Other First Lien Debt and other than obligations secured by a Junior Lien),

(iii)          repayments, redemptions or repurchases of Other First Lien Debt (limited to its proportionate share of such prepayment, redemption or repurchase, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) and Other First Lien Debt),

(iv)          Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof, and

(v)           the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring twelve (12) months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction and (2) the amount of any such reserve that is maintained as of the date occurring twelve (12) months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date);

provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, within twelve (12) months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Permitted Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed (other than inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within twelve (12) months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such twelve (12)-month period but within such twelve (12)-month period are contractually committed to be used, then such remaining portion if not so used within six (6) months following the end of such twelve (12)-month period shall constitute Net Proceeds as of such date without giving effect to this proviso);

provided, further, that the immediately preceding proviso shall not apply to any Net Proceeds received from a Disposition of any Loan Party’s interest in the Conway Facility (including any Disposition of such property in connection with a Permitted Sale Lease-Back Transaction);

provided, further, (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds under this clause (a) unless such net cash proceeds shall exceed $1,000,000 for such single or series of related transactions and (y) no net cash proceeds shall constitute Net Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a));

provided, further, no net cash proceeds from a Permitted Key Account Purchase Program shall constitute Net Proceeds under this clause (a);

(b)            100% of the cash proceeds actually received by the Borrower or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of

(i)            attorneys’ fees, accountants’ fees, investment banking fees, transfer Taxes, deed or mortgage recording Taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith,

(ii)            required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, Other First Lien Debt and other than obligations secured by a Junior Lien),

(iii)           repayments, redemptions or repurchases of Other First Lien Debt (limited to its proportionate share of such prepayment, redemption or repurchase based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) and Other First Lien Debt), and

(iv)          Taxes paid or payable (in the good faith determination of the Borrower) as a result thereof;

provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, within eighteen (18) months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Permitted Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contractually committed (other than inventory, except to the extent the proceeds of such Recovery Event are received in respect of inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within eighteen (18) months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such eighteen (18)-month period but within such eighteen (18)-month period are contractually committed to be used, then such remaining portion if not so used within one hundred and eighty (180) days following the end of such eighteen (18)-month period shall constitute Net Proceeds as of such date without giving effect to this proviso);

provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds under this clause (b) unless such net cash proceeds shall exceed $1,000,000 for such single or series of related transactions and (y) no net cash proceeds shall constitute Net Proceeds under this clause (b) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (b)); and

(c)            100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Notes and Refinancing Term Loans), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“Net Short Lender” shall have the meaning assigned to such term in Section 9.08(h).

“New Project” shall mean (a) each facility, office or business unit which is either a new facility, office or business unit or an expansion, relocation, remodeling or substantial modernization of an existing facility, office or business unit owned by the Borrower or the Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit, product line or information technology offering to the extent such business unit commences operations or such product line or information technology is offered or each expansion (in one or a series of related transactions) of business into a new market.

“Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations of the Borrower or any Subsidiary in respect of any Secured Cash Management Agreement, (c) obligations of any Loan Party in respect of any Secured Hedge Agreement (including, in each case, monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (d) obligations of any Loan Party in respect of any Secured Supplier Receivables Agreement.

“OECD” shall mean the Organisation for Economic Co-operation and Development.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan or Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other First Lien Debt” shall mean obligations secured by Other First Liens.

“Other First Liens” shall mean Liens on the Collateral that are equal and ratable with the Liens thereon securing the Initial Term Loans and/or the Revolving Facility Commitments (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Initial Term Loans and/or the Revolving Facility Commitments) pursuant to a Permitted First Lien Intercreditor Agreement, which Permitted First Lien Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted First Lien Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Other Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Revolving Facility Commitments” shall mean, collectively, (a) Extended Revolving Facility Commitments to make Extended Revolving Loans and (b) Replacement Revolving Facility Commitments.

“Other Revolving Loans” shall mean, collectively, (a) Extended Revolving Loans and (b) Replacement Revolving Loans.

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Borrower under Section 2.19(b) or Section 2.19(c)).

“Other Term Facilities” shall mean the Other Term Loan Commitments and the Other Term Loans made thereunder.

“Other Term Loan Commitments” shall mean, collectively, (a) Incremental Commitments and (b) commitments to make Refinancing Term Loans.

“Other Term Loan Installment Date” shall have, with respect to any Class of Other Term Loans established pursuant to an Incremental Assumption Agreement, an Extension Amendment or a Refinancing Amendment, the meaning assigned to such term in Section 2.10(a)(ii).

“Other Term Loans” shall mean, collectively, (a) Incremental Loans made in respect of Incremental Commitments, (b) Extended Term Loans and (c) Refinancing Term Loans.

“parent” shall have the meaning assigned to such term in the definition of “subsidiary.”

“Parent Entity” shall mean Holdings or any Subsidiary of Holdings that is a direct or indirect parent of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Payment” shall have the meaning assigned to such term in Section 8.06(c)(i).

“Payment Notice” shall have the meaning assigned to such term in Section 8.06(c)(ii).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in the form attached hereto as Exhibit I, or such other form as is reasonably satisfactory to the Administrative Agent.

“Periodic Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Rate.”

“Permitted Acquisition” shall mean any acquisition by the Borrower or any of its Subsidiaries of all or a portion of the assets or business of, or all or a portion of the Equity Interests not previously held by the Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Acquisition), if (i) subject to Section 1.07, no Specified Event of Default with respect to the Borrower, Holdings, or any Material Subsidiary of the Borrower shall have occurred and be continuing immediately after giving effect thereto or would result therefrom; (ii) to the extent required by Section 5.10, any person acquired in such acquisition shall be merged into a Loan Party or become following the consummation of such acquisition a Guarantor; (iii) the aggregate amount of all Permitted Acquisitions by the Borrower or Guarantors (other than Holdings) of Restricted Subsidiaries that are not Guarantors shall not exceed the greater of $27,900,000 and 30% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time; and (iv) the Borrower shall be in pro forma compliance with the Financial Covenants.

“Permitted Call Spread Swap Agreements” shall mean (a) a Swap Contract pursuant to which a person acquires a call or a capped call option requiring the counterparty thereto to deliver to such person shares of common stock of person (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of such person generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), the cash value thereof or a combination thereof from time to time upon exercise of such option and (b) if entered into by such person in connection with any Swap Contract described in clause (a) above, a Swap Contract pursuant to which such person issues to the counterparty thereto warrants or other rights to acquire common stock of such person (or other Equity Interests, securities, property or assets following a merger event or other event or circumstance resulting in the common stock of such person generally being converted into, or exchanged for, other Equity Interests, securities, property or assets), whether such warrant or other right is settled in shares (or such other Equity Interests, securities, property or assets), cash or a combination thereof, in each case entered into by such person in connection with the issuance of Permitted Convertible Notes; provided, that the terms, conditions and covenants of each such Swap Contract shall be customary or more favorable than customary for Swap Contracts of such type (as determined by the Borrower in good faith).

“Permitted Convertible Notes” shall mean:

(a) the 2031 Convertible Notes outstanding on the Closing Date in an aggregate principal amount equal to $30,000,000,

(b) at any time prior to the Initial Convertible Note Resolution Deadline, the 2029 Convertible Notes outstanding on the Closing Date in an aggregate principal amount equal to $72,000,000, and

(c) any convertible notes of Holdings issued in exchange for, or to refinance, extend or replace, any of the Existing Convertible Notes (including pursuant to the Initial Convertible Note Resolution) or any notes previously issued under this clause (c) (including by amendment of such notes); provided that, (i) the aggregate principal amount of notes under this clause (c) shall not exceed the principal amount of the notes so exchanged, refinanced, extended or replaced (plus accrued and unpaid interest, and any interest paid in kind in accordance with the terms thereof), and (ii) such notes shall have a scheduled maturity date no earlier than the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of such issuance or amendment;

provided, further, that the aggregate principal amount of Permitted Convertible Notes shall not exceed $102,000,000 (plus any accrued and unpaid interest, and any interest paid in kind in accordance with the terms thereof, permitted under clause (c) above) at any time outstanding.

“Permitted Debt” shall mean Indebtedness for borrowed money incurred by the Borrower or any Subsidiary; provided, that (i) any such Permitted Debt, if secured by the Collateral, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Administrative Agent; and (ii) such Permitted Debt (other than Customary Bridge Financings) shall not mature prior to the date that is the Latest Maturity Date existing at the time of such incurrence, and the Weighted Average Life to Maturity of any such Permitted Debt (other than Customary Bridge Financings) shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans with the Latest Maturity Date at the time of such incurrence.

“Permitted First Lien Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the Initial Term Loans and/or the Revolving Facility Commitments (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term Loans and/or the Revolving Facility Commitments), one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Permitted Holder” shall mean (a) the Closing Date Investors and their Affiliates, (b) the Management Investors and their Affiliates, (c) their Permitted Transferees and their Affiliates and (d) any group of which the persons described in the foregoing clauses (a), (b) and/or (c) are members and any other member of such group; provided, that the persons described in clauses (a), (b) or (c) without giving effect to the existence of such group or any other group, collectively own, directly or indirectly, Voting Equity Interests in such person representing a majority of the aggregate votes entitled to vote for the election of directors of such person having a majority of the aggregate votes on the Board of Directors of such person owned by such group.

“Permitted Incremental Term Loans” shall mean (x) any Incremental Term Loans incurred as additional Term Loans with terms identical to a then-existing Class of Term Loans, (y) any Other Incremental Term Loans with amortization in excess of 1.0% per year that are designated as such in the applicable Incremental Assumption Agreement, and (z) any Incremental Term Loans that are primarily syndicated to regulated banks in the primary syndication thereof (as reasonably determined by the Borrower in good faith).

“Permitted Investments” shall mean:

(a)             readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America, any member of the European Union or, in the case of Foreign Subsidiaries or foreign operations, any country that is a member of the OECD, or in each case any agency or instrumentality thereof, with maturities not exceeding two years from the date of acquisition thereof;

(b)            (i) time deposits with, or certificates of deposit, money market deposits or banker’s acceptances and other bank deposits of, any commercial bank or (ii) overnight federal funds transactions that are issued or sold by any bank or its holding company or by a commercial banking institution that (A)(1)(x) is a Lender or (y) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (2) issues (or the parent of which issues) commercial paper rated as described in clause (d)(i) of this definition and (3) has combined capital and surplus of at least $250,000,000 or (B) a non-U.S. commercial banking institution organized under the laws of any country (I) that has a combined capital and surplus of at least $100,000,000 (or the dollar equivalent as of the date of determination, as determined by the Borrower) or (II) whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof, in each case with maturities of not more than one year from the date of acquisition thereof;

(c)             repurchase obligations for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)            (i) commercial paper, and variable or fixed rate notes, maturing not more than two years after the date of acquisition thereof, issued by any person organized under the laws of any state of the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act)) or (ii) Tax exempt variable rate commercial paper, Tax-exempt adjustable rate option tender bonds and other Tax-exempt bonds or notes issued by municipalities in the United States of America, having a short term rating of at least MIG-1 or VMIG-1 or SP-1 or a long term rating of at least AA by S&P or Aa2 by Moody’s;

(e)             securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, or by any corporation, or any asset backed securities of such maturity, in each case rated at least investment grade by S&P or by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f)             (i) shares of mutual funds whose investment guidelines restrict 90% of such funds’ investments to those satisfying the provisions of clauses (a) through (l); and (ii) investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(g)            Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs that are (i) registered under the Investment Company Act of 1940, (ii) rated AA by S&P or Aa2 by Moody’s or (iii) administered by financial institutions having capital of at least $250,000,000;

(h)            time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year;

(i)             with respect to any Foreign Subsidiary or foreign operations: (i) readily marketable obligations issued by the national government of the country in which such Foreign Subsidiary maintains its chief executive office or such Foreign Subsidiary or foreign operations conduct business provided such country is a member of the OECD, in each case maturing within two years after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office or such Foreign Subsidiary or foreign operations conduct business provided such country is a member of the OECD, and whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than two years from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(j)              instruments equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Borrower or any Subsidiary organized in such jurisdiction;

(k)            Dollars, euro, sterling, Australian dollars, Swiss francs, Canadian dollars, yuan or such other currencies held by it from time to time in the ordinary course of business; and

(l)             other financial instruments or investments as agreed by the Borrower and the Administrative Agent from time to time.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Initial Term Loans and/or the Revolving Facility Commitments (and other Loan Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term Loans and/or the Revolving Facility Commitments) (including, for the avoidance of doubt, Junior Liens pursuant to Section 2.21(b)(ii)), one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Collateral Agent.

“Permitted Key Account Purchase Amount” shall mean, at any time, the aggregate purchase price paid to the Loan Parties for all accounts receivable and/or invoices sold under all Permitted Key Account Purchase Programs, less the aggregate amount of collections received by the applicable purchasers in respect of such accounts receivable and/or invoices (or repurchases thereof).

“Permitted Key Account Purchase Program” shall mean any purchasing program or similar arrangement that is entered into in the ordinary course of business whereby the Borrower and/or one or more other Loan Parties (other than Holdings) will sell accounts receivable and/or invoices from customers directly to the Administrative Agent, a Lender or one of their respective affiliates, or other financial institution identified by the Borrower to the Administrative Agent in writing, subject to customary performance guarantees provided by the Borrower or such Loan Party; provided, that the aggregate Permitted Key Account Purchase Amount of all such programs outstanding at any time, when combined with the aggregate principal amount of all Indebtedness outstanding pursuant to Section 6.01(t) at such time, shall not exceed the greater of $55,000,000 and 60% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Facility Assets” shall mean Receivables Assets (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof.

“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the sale of receivables, the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.

“Permitted Receivables Related Assets” shall mean any assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that

(a)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses) related thereto (including fees, costs and expenses associated with the repayment of the Indebtedness being so Refinanced),

(b)            except with respect to Section 6.01(i),

(i)            the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the Latest Maturity Date in effect at the time of incurrence thereof and

(ii)            the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) 91 days after the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity,

(c)             if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the applicable Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Borrower in good faith),

(d)             no Permitted Refinancing Indebtedness shall have any borrower which is different than the borrower of the Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (except that one or more Loan Parties may be added as additional guarantors),

(e)             if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced on terms in the aggregate that are no less favorable to the Secured Parties than the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by the Borrower in good faith) and

(f)             if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Permitted Sale Lease-Back Transaction” shall mean (a) any sale and lease-back transaction entered into prior to the Closing Date and (b) any other sale and lease-back transaction not prohibited pursuant to this Agreement.

“Permitted Supplier Receivables Sale Program” shall mean any supply chain financing or structured accounts payable program or similar arrangement that is entered into in the ordinary course between a supplier and a financial institution and provides for the transfer, sale or pledge by the supplier of accounts payable by the Borrower or any Subsidiary to such supplier in an aggregate amount of accounts payable at any time outstanding for all such programs not in excess of $150,000,000 at any time.

“Permitted Transferees” shall mean, with respect to any person that is a natural person (and any Permitted Transferee of such person), (a) such person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such person’s heirs, legatees, executors and/or administrators upon the death of such person and any other person who was an Affiliate of such person upon the death of such person and who, upon such death, directly or indirectly owned Equity Interests in the Borrower, Holdings or any Parent Entity.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (ii) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Prepayment-Based Incremental Amount” shall have the meaning assigned to such term in the definition of the term “Incremental Amount.”

“Pricing Level” shall mean, with respect to the Applicable Margin, at any date, the Level in the table set forth in the definition of “Applicable Margin” that corresponds to the then current Level of the Secured Net Leverage Ratio.

“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean, the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustments” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”):

(i) any Asset Sale and any asset acquisition, Investment (or series of related Investments), merger, amalgamation, consolidation (or any similar transaction or transactions), any dividend, distribution or other similar payment, in each case in excess of $10,000,000,

(ii) any operational changes or restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an Asset Sale or asset acquisition described in clause (i) above) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith; provided, that for the avoidance of doubt, at the Borrower’s option, notwithstanding any classification under GAAP of any Person, property, business or asset as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to such Person, property, business or asset shall not be excluded for any purposes hereunder) until such disposition shall have been consummated,

(iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and

(iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower. Any such pro forma calculation may include adjustments to reflect operating expense reductions, other operating improvements, cost synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph (collectively, the “Pro Forma Adjustments”) that are (a) reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) in connection with the Transactions or any other pro forma event; provided, that (x) no amount shall be included in any pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” to the extent duplicative of any amounts that are otherwise included in computing Adjusted Consolidated EBITDA for such Reference Period and (y) solely for purposes of determining Adjusted Consolidated EBITDA as of the Closing Date and any Test Period ending on or prior to December 31, 2026, Pro Forma Adjustments, together with any Projected Savings included in Adjusted Consolidated EBITDA for such Reference Period pursuant to the definition of “Adjusted Consolidated EBITDA” shall not exceed 15% of Adjusted Consolidated EBITDA (calculated after giving effect to such capped adjustments), and (y) beginning with the Test Period ending on March 31, 2027, any Pro Forma Adjustments included in Adjusted Consolidated EBITDA shall be subject to the Aggregate Adjustment Cap.

The Borrower shall deliver to the Administrative Agent for any such determination made pursuant to clause (i), (ii), (iii) or (iv) in the first paragraph of this definition, in each case in excess of $10,000,000, a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, or cost synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of twelve (12) months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination.

Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

Notwithstanding the foregoing, when calculating the Secured Net Leverage Ratio for purposes of (i) the Applicable Margin, (ii) the Applicable Commitment Fee and (iii) determining actual compliance (and not pro forma compliance or compliance on a pro forma basis) with the Financial Covenants, any transaction and any related pro forma adjustment contemplated in this definition of “Pro Forma Basis” (and corresponding provisions of the definition of Adjusted Consolidated EBITDA) that occurred subsequent to the end of the applicable four quarter period shall not be given pro forma effect.

“Pro Forma Entity” shall mean any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).

“Projected Savings” shall have the meaning assigned to such term in clause (b) of the definition of the term “Adjusted Consolidated EBITDA.”

“Projections” shall mean the projections of the Borrower and its Subsidiaries included in the Lender Presentation and any other projections and any other forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries prior to the Closing Date.

“Protected Person” shall have the meaning assigned to such term in Section 9.05(b)(i).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Exchange Act (and any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ and employees’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other costs associated with being a public company.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Purchase Offer” shall have the meaning assigned to such term in Section 2.25(a).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.24.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Qualified Receivables Facility” shall mean a receivables or factoring facility or facilities created under the Permitted Receivables Facility Documents and which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and/or the Receivables Sellers) to (i) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for cash or (ii) a bank or other financial institution, which shall finance, directly or indirectly, the Qualified Receivables Facility, so long as, in the case of each of the foregoing clause (i) and clause (ii), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Borrower or any Subsidiary other than the Receivables Entity (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Borrower or any other Subsidiary other than the Receivables Entity in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of the Borrower or any other Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Quarterly Dates” means the last day of March, June, September, and December of each year through the Latest Maturity Date.

“Quarterly Holdings Financial Statements” shall mean the unaudited consolidated and consolidating balance sheets and related consolidated and consolidating statements of comprehensive income and cash flows of Holdings and its Subsidiaries for the fiscal quarter ended March 31, 2026, and the fiscal quarter ended June 30, 2026.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Ratio-Based Incremental Amount” shall have the meaning assigned to such term in the definition of the term “Incremental Amount.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables Assets” shall mean (a) any right to payment (including accounts receivable) created by or arising from sales of goods, lease of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise) and (b) all collateral securing such right to payment, all contracts and contract rights, guarantees or other obligations in respect of such right to payment, all records with respect to such right to payment and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Entity” shall mean any direct or indirect Wholly Owned Subsidiary of the Borrower which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower (as determined by the Borrower in good faith) and (b) to which neither the Borrower nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Seller” shall mean the Borrower or those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is the Term SOFR Rate, 6:00 a.m. (New York time) on the day that is two Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(b).

“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.23(f).

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Borrower or any Guarantor (other than Holdings) (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that

(a)            100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof;

(b)            the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses);

(c)            the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable of the Term Loans so reduced or the Revolving Facility Commitments so replaced;

(d)            the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid or the Revolving Facility Commitments so replaced;

(e)            the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Facility Commitments so replaced, as applicable (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, customary amortization and mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially less favorable to the Borrower and its Subsidiaries than, those applicable to the Initial Term Loans and/or Revolving Facility Commitments, as the case may be, with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow shall be allocated on a pro rata basis, a less than pro rata basis or solely with respect to Indebtedness being refinanced that participates on a greater than pro rata basis as compared to any other Class of Term Loans, a greater than pro rata basis (but only to the same extent that such refinanced Indebtedness participates on a greater than pro rata basis as compared to any other Class of Term Loans) than the Loans outstanding pursuant to this Agreement);

(f)             there shall be no obligor with respect thereto that is not a Loan Party;

(g)            if such Refinancing Notes are secured by an asset of any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or parties, taken as a whole (determined by the Borrower in good faith) than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent);

(h)             if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Borrower or its Subsidiaries other than the Collateral;

(i)             Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable (and in any event shall be subject to a Permitted Junior Intercreditor Agreement if the Indebtedness being Refinanced is secured on a junior lien basis to any of the Obligations); and

(j)              all other terms applicable to such Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in this clause (j))) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans so reduced or the Revolving Facility Commitments so replaced (except to the extent such other terms apply solely to any period after the Latest Maturity Date, the Borrower elects to add such more restrictive terms for the benefit of the Initial Term Loans and the Revolving Facility, or such other terms are otherwise reasonably acceptable to the Administrative Agent).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Refunding Capital Stock” shall have the meaning assigned to such term in Section 6.06(l).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iii).

“Regulated Bank” shall mean an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii) above; or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s controlled and controlling Affiliates and the respective directors, trustees, officers, employees, agents, advisors and members of such person and such person’s controlled and controlling Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” shall mean the Board and/or the NYFRB or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Replacement Revolving Facilities” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(b).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having outstanding Term Loans and Revolving Facility Commitments (or, if any of the Revolving Facility Commitments have terminated, the applicable Revolving Facility Credit Exposure) that, taken together, represent more than 50% of the sum of (x) all Term Loans and (y) all Revolving Facility Commitments (or, if any of the Revolving Facility Commitments have terminated, the applicable Revolving Facility Credit Exposure) outstanding at such time; provided, that the Term Loans, Revolving Facility Commitments and Revolving Facility Credit Exposure, of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, further, that at any time there are two or more Lenders (excluding Defaulting Lenders) that are not Affiliates of one another, “Required Lenders” shall include at least two Lenders that are not Affiliates of one another (with any Lender, its Affiliates and its Approved Funds being treated as a single Lender for this purpose).

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having outstanding Revolving Facility Commitments (or if any of the Revolving Facility Commitments have terminated, the applicable Revolving Facility Credit Exposure) that, taken together, represent more than 50% of all Revolving Facility Commitments (or, if any of the Revolving Facility Commitments have terminated, the applicable Revolving Facility Credit Exposure at such time) outstanding at such time; provided, that the Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time; provided, further, that at any time there are two or more Lenders (excluding Defaulting Lenders) that are not Affiliates of one another, “Required Revolving Facility Lenders” shall include at least two Lenders that are not Affiliates of one another (with any Lender, its Affiliates and its Approved Funds being treated as a single Lender for this purpose).

“Required Supermajority Lenders” shall mean, at any time, Lenders having outstanding Term Loans and Revolving Facility Commitments (or, if any of the Revolving Facility Commitments have terminated, the applicable Revolving Facility Credit Exposure) that, taken together, represent at least 66.67% of the sum of (x) all Term Loans and (y) all Revolving Facility Commitments (or, if any of the Revolving Facility Commitments have terminated, the applicable Revolving Facility Credit Exposure) outstanding at such time; provided, that the Term Loans, Revolving Facility Commitments and Revolving Facility Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, further, that at any time there are two or more Lenders (excluding Defaulting Lenders) that are not Affiliates of one another, “Required Supermajority Lenders” shall include at least two Lenders that are not Affiliates of one another (with any Lender, its Affiliates and its Approved Funds being treated as a single Lender for this purpose).

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement, official administrative pronouncement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any manager, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

“Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.

“Retired Capital Stock” shall have the meaning assigned to such term in Section 6.06(l).

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Availability” shall mean, at any time, an amount equal to the remainder of (x) the sum of the Revolving Facility Commitments of each of the Lenders in effect at such time available to be borrowed by the Borrower less (y) the sum of (i) the aggregate principal amount of all Revolving Facility Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letters of Credit outstanding at such time.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class and currency.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(b), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased, extended or replaced as provided under Section 2.21, 2.22 or 2.23. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance, Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Facility Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Facility Commitments on the Closing Date is $300,000,000. On the Closing Date, there is only one Class of Revolving Facility Commitments. After the Closing Date, additional Classes of Revolving Facility Commitments may be added or created pursuant to Extension Amendments or Refinancing Amendments.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time, (b) the Swingline Exposure applicable to such Class at such time and (c) the Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of Section 6.09 only, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender, and a Lender providing Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(b). Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Revolving Facility in effect on the Closing Date, the earlier of (i) the fifth anniversary of the Closing Date and (ii) the Springing Maturity Date (if any) and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Extension Amendment or Refinancing Amendment.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“Revolving L/C Exposure” of any Class shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements applicable to such Class that have not yet been reimbursed at such time. The Revolving L/C Exposure of any Class of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure applicable to such Class at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. or any successor thereto.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (on the Closing Date, Crimea, Cuba, Iran, North Korea, Russia, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Syria and the Zaporizhzhia and Kherson Regions of Ukraine).

“Sanctioned Person” shall mean, at any time, (a) any person listed in any Sanctions-related list of designated persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury or the Foreign, Commonwealth and Development Office of the United Kingdom, (b) any person operating, organized or resident in a Sanctioned Country or (c) any person owned 50% or more, individually or in the aggregate, directly or indirectly, or controlled by any such person or persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, the Netherlands, or His Majesty’s Treasury or the Foreign, Commonwealth and Development Office of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower or any Subsidiary and any Cash Management Bank, including any such Cash Management Agreement that is in effect on the Closing Date, unless when entered into such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank, including any such Hedging Agreement that is in effect on the Closing Date, unless when entered into such Hedging Agreement is designated in writing by the Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantor.

“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (A) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt of the Borrower and its Restricted Subsidiaries outstanding as of the last day of the most recently ended Test Period as of such date secured by assets of the Borrower or its Restricted Subsidiaries and (y) the aggregate principal amount of any other Consolidated Debt of the Borrower and its Restricted Subsidiaries outstanding as of the last day of the most recently ended Test Period as of such date that is then secured by Liens on the Collateral, less (ii) the Unrestricted Cash Amount as of the last day of such Test Period, to (B) Adjusted Consolidated EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP.

“Secured Net Leverage Ratio Financial Covenant” shall have the meaning assigned to such term in Section 6.09(a).

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Swingline Lender or each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement, each Supplier Receivables Bank that is party to any Secured Supplier Receivables Agreement and each Subagent appointed pursuant to Section 8.02 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Secured Supplier Receivables Agreement” shall mean any agreement related to a Permitted Supplier Receivables Sale Program entered into with a Supplier Receivables Bank.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Collateral Agreement, each Notice of Grant of Security Interest in Intellectual Property (as defined in the Collateral Agreement), the Mortgages, and each other security agreement, pledge agreement or other instruments or documents executed and delivered pursuant to the foregoing or entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document, including pursuant to Section 5.10.

“Similar Business” shall mean (i) any business the majority of whose revenues are derived from business or activities conducted by the Borrower and its Subsidiaries on the Closing Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Subsidiaries.

“SOFR” shall mean, with respect to any Business Day, a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Date” shall have the meaning assigned to such term in the definition of “Daily Simple SOFR.”

“SOFR Rate Day” shall have the meaning assigned to such term in the definition of “Daily Simple SOFR.”

“Sold Entity or Business” shall have the meaning assigned to such term in clause (II) of the definition of the term “Adjusted Consolidated EBITDA.”

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(b).

“Specified Equity Contribution” shall mean any cash common equity contribution in the Borrower during the relevant fiscal quarter or on or prior to the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered pursuant to Section 5.04(a) or 5.04(b) for such fiscal quarter, which will, at the request of the Borrower by written notice to the Administrative Agent of the intention to make such Specified Equity Contribution, be included in the calculation of Adjusted Consolidated EBITDA for purposes of determining compliance with the Financial Covenants for the applicable fiscal quarter and applicable subsequent periods that include such fiscal quarter; provided, that (a) in each consecutive four fiscal quarter period, there will be a period of two (2) fiscal quarters in which no Specified Equity Contribution is made, and only five (5) Specified Equity Contributions may be made during the term of the Facilities, (b) the amount of any Specified Equity Contribution will not exceed the amount required to cause the Borrower to be in compliance with such Financial Covenants, (c) all Specified Equity Contributions will be disregarded for purposes of determining the availability of any baskets with respect to the covenants contained herein and for purposes of netting calculations and (d) there shall be no reduction in Indebtedness pursuant to a “cash netting” provision with the proceeds of any Specified Equity Contribution for purposes of determining compliance with the Financial Covenants for the fiscal quarter for which such Specified Equity Contribution was made.

“Specified Event of Default” shall mean any Event of Default under Section 7.01(b), (c), (h) or (i).

“Specified Representations” shall mean those representations and warranties with respect to the Borrower and the Guarantors set forth in (A) Sections 3.01(a), 3.01(d) (limited to the Loan Documents), 3.02(a), 3.02(b)(i)(B), and 3.03, (B) Sections 3.10, 3.11, 3.17 (subject to the limitations set forth in the last paragraph of the definition of “Collateral and Guarantee Requirement”) and 3.18, and (C) Section 3.22 and the second sentence of Section 3.23; provided, that the Specified Representations applicable to any Incremental Facility or Other Term Loans shall be as agreed by the Lenders participating in such Incremental Facility or Other Term Loans, as applicable.

“Specified Transaction” shall mean, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation or other event or occurrence that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Springing Maturity Date” shall mean if, as of the Final Convertible Note Resolution Deadline, any Permitted Convertible Notes remain outstanding with a scheduled maturity date earlier than the date that is ninety-one (91) days after the Latest Maturity Date (determined without giving effect to this definition) as in effect on the Final Convertible Note Resolution Deadline (all such Permitted Convertible Notes, the “Early Maturity Convertible Notes”), the date that is ninety-one (91) days prior to the earliest scheduled maturity date of the Early Maturity Convertible Notes;

provided that, there shall be no Springing Maturity Date if, as of the Final Convertible Note Resolution Deadline,

(a) no Event of Default shall have occurred and be continuing, and

(b) either:

(i) the 20-trading-day volume-weighted average price of the common stock of Holdings is equal to or greater than $7.875 (as equitably adjusted for any stock split, stock dividend or similar event), or

(ii)

(x) Liquidity as of such date, calculated on a Pro Forma Basis as if all the Early Maturity Convertible Notes were repaid at par in cash on such date using available Liquidity in a manner determined by the Company, is not less than $50,000,000; and

(y) the Total Net Leverage Ratio as of such date, calculated on a Pro Forma Basis as if all the Early Maturity Convertible Notes were repaid at par in cash on such date using available Liquidity in a manner determined by the Company, does not exceed 3.50 to 1.00, in each case as certified by a Responsible Officer of the Borrower to the Administrative Agent.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with a Qualified Receivables Facility which are reasonably customary (as determined in good faith by the Borrower) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.

“Standby Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Step-Up Election” shall have the meaning assigned to such term in Section 6.09(a).

“Subagent” shall mean any trustee, co-trustee, collateral co-agent, collateral subagent or attorneys in-fact appointed by an Agent with respect to all or any part of the Collateral.

“subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement and any reference to Subsidiary hereunder shall refer to a Restricted Subsidiary unless such Subsidiary is expressly referred to as an Unrestricted Subsidiary.

“Subsidiary Redesignation” shall have the meaning provided in the definition of the term “Unrestricted Subsidiary.”

“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(n).

“Supplier Receivables Bank” shall mean any person that (i) is (or any Affiliate of any person that is) an Agent, an Arranger or a Lender on the Closing Date (in the case of any Secured Supplier Receivables Agreement in existence on the Closing Date) and that enters into or is a party to a Secured Supplier Receivables Agreement with the Borrower or any of its Subsidiaries, in each case, in its capacity as a party to such Secured Supplier Receivables Agreement or (ii) is (or any Affiliate of any person that is) an Agent, an Arranger or a Lender at the time it enters into a Secured Supplier Receivables Agreement (in the case of any Secured Supplier Receivables Agreement entered into after the Closing Date) with the Borrower or any of its Subsidiaries, in each case, in its capacity as a party to such Secured Supplier Receivables Agreement.

“Supported QFC” shall have the meaning assigned to such term in Section 9.24.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit D-3 or such other form as shall be approved by the Swingline Lender.

“Swingline Commitment” shall mean, the commitment of the Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments is $25,000,000. The Swingline Commitment is part of, and not in addition to, the Revolving Facility Commitments.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Coöperatieve Rabobank U.A., New York Branch, in its capacity as a lender of Swingline Loans hereunder and its permitted successors and assigns. The Swingline Lender may, in its discretion, arrange for one or more Swingline Loans to be made by Affiliates of the Swingline Lender, in which case the term “Swingline Lender” shall include any such Affiliate with respect to Swingline Loans made by such Affiliate.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Taxes” shall mean all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Facility” shall mean the Initial Term Facility and/or any or all of the Other Term Facilities.

“Term Facility Commitment” shall mean the commitment of a Term Lender to make Term Loans, including the Term Facility Commitment and/or Other Term Loans.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Initial Term Loans, the Initial Term Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.

“Term Lender” shall mean, at any time, any Lender that holds Term Facility Commitments or Term Loans at such time.

“Term Loan Installment Date” shall mean any Initial Term Loan Installment Date or any Other Term Loan Installment Date.

“Term Loans” shall mean the Initial Term Loans, any Incremental Term Loans in the form of additional Term Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.01(c) and any Other Term Loans.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” shall mean,

(a)            for any calculation with respect to any Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to any ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;

provided, further, that if the Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then the Term SOFR Rate shall be deemed to be the Floor.

“Term SOFR Rate Loan” shall mean a Loan bearing interest based upon the Term SOFR Rate.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees, all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized with the Minimum L/C Collateral Amount in accordance with Section 2.05(k)) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full in cash.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided, that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the most recently ended full four fiscal quarter period prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period.

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by the Borrower or any of its Subsidiaries as agent on behalf of third parties (other than Loan Parties) in accordance with a written agreement that imposes a duty upon the Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.

“Titled Person” shall have the meaning assigned to such term in Section 8.01(e).

“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Net Debt outstanding as of the last day of the Test Period most recently ended as of such date to (b) Adjusted Consolidated EBITDA for such Test Period, all determined on a consolidated basis in accordance with GAAP.

“Trade Date” shall have the meaning assigned to such term in Section 9.04(i)(i).

“Trade Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Transaction Costs” shall mean any fees or expenses incurred or paid by any holder of Equity Interests in any Parent Entity, the Borrower or any Subsidiary in connection with the Transactions, this Agreement and any other Loan Documents and the Transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively (a) the Closing Date Refinancing; (b) the Initial Convertible Note Resolution (to the extent consummated on the Closing Date); (c) the incurrence of the Initial Term Loans; (d) the incurrence of any Initial Revolving Loans on the Closing Date; and (e) the payment of all fees and expenses to be paid and owing in connection with the foregoing (including the Transaction Costs).

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the applicable Term Benchmark and the ABR.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” shall mean the United States of America.

“Unpaid Amount” shall have the meaning assigned to such term in Section 6.06(n).

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e).

“Unrestricted Cash Amount” shall mean, on any date, the amount of cash or Permitted Investments of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries; provided, that the Unrestricted Cash Amount shall not be deemed to be greater than 100% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time.

“Unrestricted Subsidiary” shall mean

(1) any Subsidiary set forth on Schedule 1.01,

(2) any Subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated on or after the Closing Date by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary on or after the Closing Date so long as

(a) no Default or Event of Default has occurred and is continuing or would result therefrom,

(b) immediately after giving effect to such designation, the Borrower shall be in pro forma compliance with the Financial Covenants as of the last day of the then most recently ended Test Period,

(c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04,

(d) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “unrestricted subsidiary” under any Material Indebtedness issued or incurred on or after the Closing Date, and

(e) if such designation is on the Closing Date, the designation shall not occur until the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.08) and the funding of the Initial Term Loans has occurred; provided, further, that notwithstanding anything herein to the contrary, no Subsidiary that owns, or holds an exclusive license in, Material Intellectual Property may be designated as an Unrestricted Subsidiary pursuant to this clause (2), and

(3) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Borrower or one or more of its Subsidiaries after the date of the designation of the parent entity as an “Unrestricted Subsidiary” hereunder, in which case the subsidiary so transferred would be required to be independently designated in accordance with the preceding clause (2)).

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Subsidiary).

The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that other than with respect to Unrestricted Subsidiaries designated on the Closing Date, (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) immediately after giving effect to such redesignation, the Borrower shall be in pro forma compliance with the Financial Covenants as of the last day of the most recently ended Test Period and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clause (i).

The designation of any Unrestricted Subsidiary as a Subsidiary on or after the Closing Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.24.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(d)(ii)(A)(3).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“Voting Equity Interests” shall mean Equity Interests that are entitled to vote generally for the election of directors to the Board of Directors of the issuer thereof. Shares of preferred stock that have the right to elect one or more directors to the Board of Directors of the issuer thereof only upon the occurrence of a breach or default by such issuer thereunder shall not be considered Voting Equity Interests as long as the directors that may be elected to the Board of Directors of the issuer upon the occurrence of such a breach or default represent a minority of the aggregate voting power of all directors of Board of Directors of the issuer. The percentage of Voting Equity Interests of any issuer thereof beneficially owned by a person shall be determined by reference to the percentage of the aggregate voting power of all Voting Equity Interests of such issuer that are represented by the Voting Equity Interests beneficially owned by such person.

“Voting Participant” shall have the meaning assigned to such term in Section 9.04(j).

“Voting Participant Notification” shall have the meaning assigned to such term in Section 9.04(j).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean a Wholly Owned Subsidiary that is also a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02          Terms Generally; GAAP.

(a)            The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.

(b)            Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)            The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d)            All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(e)            Any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.

(f)            Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(g)            Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if at any time, any change in GAAP would affect the computation of any financial ratio or requirement in the Loan Documents and the Borrower notifies the Administrative Agent that the Borrower requests an amendment (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment), the Administrative Agent, the Lenders and the Borrower shall, at no cost to the Borrower, negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such financial ratio or requirement shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith.

(h)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made:

(i)            without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein,

(ii)            without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and

(iii)            for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income,” without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

(i)            The word “or” is not exclusive.

(j)            For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original person to the subsequent person, and (b) if any new person comes into existence, such new person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.03          Interest Rates; Benchmark Notifications. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.04          Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.05          Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to Local Time.

Section 1.06          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Term Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Initial Term Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Term Loan Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., an “Term Benchmark Initial Term Loan Borrowing”).

Section 1.07          Certain Conditions, Calculations and Tests.

(a)            In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of Adjusted Consolidated EBITDA (including, without limitation, tests measured as a percentage of Adjusted Consolidated EBITDA), the First Lien Secured Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio (other than for purposes of any Applicable Margin);

(ii)           determining the accuracy of representations and warranties and/or whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(iii)          testing availability under baskets set forth in this Agreement (including, without limitation, baskets measured as a percentage of Adjusted Consolidated EBITDA or by reference to the First Lien Secured Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio),

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be:

(i) in the case of a Limited Condition Acquisition, the date of the definitive agreements for such Limited Condition Acquisition are entered into or solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers (or similar law or regulation) applies, the date on which a “Rule 2.7 announcement” (or similar announcement) of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction,

(ii) in the case of any redemption or repayment of Indebtedness requiring irrevocable advance notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing, the date of such irrevocable advance notice or irrevocable offer and

(iii) in the case of any declaration of a distribution or dividend in respect of, or irrevocable advance notice of, or any irrevocable offer to, purchase, redeem or otherwise acquire or retire for value any Equity Interests of, Holdings or the Borrower that is not subject to obtaining financing, the date of such declaration, irrevocable advance notice or irrevocable offer (each, an “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ended prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such test, ratio or basket, calculated on a Pro Forma Basis, then such test, ratio or basket shall be deemed to have been complied with;

provided, that, if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrower may, in its sole discretion, redetermine all such tests, ratios or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such test, ratio or basket.

If the Borrower has made an LCT Election and any of the tests, ratios or baskets for which compliance was determined or tested as of the LCT Test Date are subsequently exceeded as a result of fluctuations in any such test, ratio or basket, including due to fluctuations in Adjusted Consolidated EBITDA of the Borrower and its Subsidiaries, at or prior to the consummation of the relevant transaction or action, such tests, baskets or ratios will be deemed not to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized.

If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any test, ratio or basket availability (other than the definition of “Applicable Margin”) on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement/announcement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and/or Liens and the use of proceeds thereof) have been consummated.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Event of Default or Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Event of Default or Default, as applicable, exists on the LCT Test Date; provided that, the foregoing election shall not apply with respect to any Specified Event of Default. If the Borrower has exercised its option under this Section 1.07 and any Event of Default or Default occurs following the LCT Test Date and prior to the consummation of the applicable transaction (other than a Specified Event of Default), such Event of Default or Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

(b)            Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant of this Agreement that does not require compliance with a financial ratio or test (including any First Lien Secured Net Leverage Ratio, the Secured Net Leverage Ratio, Total Net Leverage Ratio and/or Fixed Charge Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently or in a series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant of this Agreement that does require compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (x) the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such incurrence and (y) the entire transaction (or series of related transactions) shall be calculated on a Pro Forma Basis (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases, redemptions or other retirements of Indebtedness).

(c)            Notwithstanding anything herein to the contrary, if at any time any applicable ratio or financial test for any category based on an Incurrence-Based Amount permits Indebtedness, Liens, Restricted Payments, Junior Debt Restricted Payments, Asset Sales and Investments, as applicable, previously incurred under a category based on a Fixed Amount, such Indebtedness, Liens, Restricted Payments, Junior Debt Restricted Payments, Asset Sales and Investments, as applicable, shall be deemed to have been automatically reclassified as incurred under such category based on an Incurrence-Based Amount.

Section 1.08          Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions.

Article II.

The Credits

Section 2.01          Commitments. Subject to the terms and conditions set forth herein:

(a)            each Initial Term Lender agrees to make Initial Term Loans in Dollars to the Borrower on the Closing Date in an aggregate principal amount equal to such Initial Term Lender’s Initial Term Loan Commitment,

(b)            each Revolving Facility Lender agrees, severally and not jointly, to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Facility Lender’s Revolving Facility Credit Exposure of such Class exceeding such Revolving Facility Lender’s Revolving Facility Commitment of such Class or (ii) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments of such Class and, within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans,

(c)            each Lender having an Incremental Commitment agrees, severally and not jointly, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Commitment, and

(d)            the full amount of the Initial Term Loans must be drawn in a single drawing on the Closing Date and amounts of such Initial Term Loans borrowed under Section 2.01(a) that are repaid or prepaid may not be reborrowed.

Section 2.02          Loans and Borrowings.

(a)            Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)            Subject to Section 2.14(b), each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be comprised of the Types of Loans set forth in Section 2.04. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)            [Reserved].

(d)            At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that a Term Benchmark Borrowing under the Revolving Facility may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than (i) 10 Term Benchmark Borrowings outstanding under all Term Facilities at any time or (ii) 10 Term Benchmark Borrowings outstanding under all Revolving Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(e)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or Term Facility Maturity Date for such Class, as applicable.

Section 2.03           Requests for Borrowings. To request a Revolving Facility Borrowing and/or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request (a) in the case of a Term Benchmark Borrowing, not later than 12:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the Business Day of the proposed Borrowing; provided, that, to request a Term Benchmark Borrowing or ABR Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request no later than 3:00 p.m., Local Time, one (1) Business Day prior to such date (or such later time as the Administrative Agent may agree). Each such Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Transactions). Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            whether such Borrowing is to be a Borrowing of Initial Term Loans, Other Term Loans or Revolving Facility Loans of a particular Class, as applicable;

(ii)            the aggregate amount of the requested Borrowing;

(iii)           the date of such Borrowing, which shall be a Business Day;

(iv)           whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;

(v)            in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”, and the last day of such Interest Period; and

(vi)           the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04           Swingline Loans.

(a)            Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, (ii) the aggregate amount of Swingline Loans, Letters of Credit and Revolving Facility Loans outstanding issued by the Swingline Lender exceeding the Swingline Lender’s Revolving Facility Commitment or (iii) the Revolving Facility Credit Exposure of the applicable Class exceeding the total Revolving Facility Commitments of such Class; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)            To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by a Swingline Borrowing Request by electronic means if requested by the Administrative Agent or the Swingline Lender), not later than 2:00 p.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date of such Swingline Borrowing (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. Any funding of a Swingline Loan by the Swingline Lender shall be made on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Borrower identified by the Borrower to the Swingline Lender (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Swingline Loans hereunder until the Revolving Facility Maturity Date or if earlier, the date of termination of the Swingline Commitment pursuant to Section 2.08. Unless sooner paid pursuant to the provisions hereof, the principal amount of the Swingline Loans shall be paid in full, together with accrued interest thereon, on the Revolving Facility Maturity Date.

(c)            The Swingline Lender may, by written notice given to the Administrative Agent not later than 1:00 p.m., Local Time, on any Business Day, require the Revolving Facility Lenders of the applicable Class to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, promptly upon receipt of notice as provided above (and in any event, (i) if such notice is received by 1:00 p.m., Local Time, on a Business Day, then no later than 5:00 p.m. Local Time on such Business Day and (ii) if such notice is received at or after 1:00 p.m., Local Time, on a Business Day, then no later than 10:00 a.m. Local Time on the immediately succeeding Business Day), to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s applicable Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph (c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of any Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided, that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d)            Notwithstanding anything herein to the contrary, if there at any time exists a Defaulting Lender, unless such Lender’s Fronting Exposure has been reallocated to other Lenders in accordance with Section 2.24(a), before making any Swingline Loans, the Swingline Lender may condition the provision of such Swingline Loans on its entering into arrangements satisfactory to the Swingline Lender with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s Fronting Exposure.

Section 2.05           Letters of Credit.

(a)            General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of one or more letters of credit denominated in Dollars in the form of (x) trade letters of credit in support of trade obligations of the Borrower and its Subsidiaries incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of the Borrower and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”; each such letter of credit issued hereunder, a “Letter of Credit” and collectively, the “Letters of Credit”) for its own account or for the account of any Subsidiary (in which case such Letter of Credit shall be deemed issued for the joint and several account of the Borrower and such Subsidiary) in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary: (x) the Issuing Banks shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement and (y) no Issuing Bank shall at any time be obligated to issue any Letter of Credit hereunder if (i) such issuance would violate one or more of the policies and procedures of such Issuing Bank applicable to letters of credit generally or (ii) such Issuing Bank does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section 2.05) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a notice in the form of Exhibit D-2 requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form and related documents in connection with any request for a Letter of Credit and in connection with any request for a Letter of Credit to be amended, renewed, modified or extended. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the Revolving Facility Credit Exposure shall not exceed the Revolving Facility Commitments, (ii) unless the applicable Issuing Bank otherwise agrees, the stated amount of all outstanding Letters of Credit issued by such Issuing Bank shall not exceed the Letter of Credit Individual Sublimit of such Issuing Bank then in effect, (iii) unless the applicable Issuing Bank otherwise agrees, with respect to such Issuing Bank, the sum of the aggregate face amount of outstanding Letters of Credit issued by such Issuing Bank, when aggregated with the outstanding Revolving Facility Loans and Swingline Loans funded by such Issuing Bank, shall not exceed its Revolving Facility Commitment and (iv) the Revolving L/C Exposure shall not exceed the applicable Letter of Credit Sublimit.

(c)            Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise mutually agreed upon by the Borrower and the applicable Issuing Bank) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise mutually agreed upon by the Borrower and the applicable Issuing Bank) after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date; provided, that any Letter of Credit may provide for automatic renewal or extension thereof for an additional period of up to twelve (12) months (which, in no event, shall extend beyond the date referred to in subclause (ii) of this clause (c), except to the extent Cash Collateralized or backstopped pursuant to an arrangement reasonably acceptable to the relevant Issuing Bank) so long as such Letter of Credit (any such Letter of Credit, an “Auto Renewal Letter of Credit”) permits the Issuing Bank to prevent any such extension at least once in each twelve (12)-month period (commencing with the date of issuance of such Auto Renewal Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve (12)-month period to be agreed upon at the time such Auto Renewal Letter of Credit is issued; provided, further, that if the Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in subclause (ii) above but the participations of the Lenders with Revolving Facility Commitments of the applicable Class shall terminate on the applicable Revolving Facility Maturity Date. If any such Letter of Credit is outstanding or is issued under the Revolving Facility Commitments of any Class after the date that is five (5) Business Days prior to the Revolving Facility Maturity Date for such Class, the Borrower shall provide Cash Collateral pursuant to documentation reasonably satisfactory to the Collateral Agent and the relevant Issuing Bank in an amount equal to the face amount of each such Letter of Credit on or prior to the date that is five (5) Business Days prior to such Revolving Facility Maturity Date or, if later, such date of issuance. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than such Revolving Facility Maturity Date (except as otherwise provided in the second proviso to this clause (c)).

(d)            Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under the Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender under such Class, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s applicable Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s applicable Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)            Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon, Local Time, on the day that is one (1) Business Day after notice of such L/C Disbursement is received by the Borrower, together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to ABR Revolving Loans of the applicable Class; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing of the applicable Class, as applicable, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing (and with interest owing thereon from the date of the respective L/C Disbursement). If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender with a Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent its Revolving Facility Percentage of the Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this clause (e), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this clause (e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this clause (e) to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligations to reimburse such L/C Disbursement.

(f)            Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (e) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder.

(g)            Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligations to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h)            Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower reimburses such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans of the applicable Class; provided, that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to clause (e) of this Section 2.05, then Section 2.13(d) shall apply. Interest accrued pursuant to this clause (h) shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to clause (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)            Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Facility Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)            Cash Collateralization Following Certain Events. If and when the Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.11(d), 2.11(e), 2.24(a)(v) or 7.01, the Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders, an amount in cash equal to 102% of the Revolving L/C Exposure as of such date plus any accrued but unpaid interest thereon (or, in the case of Sections 2.11(d), 2.11(e) and 2.24(a)(v), the portion thereof required by such Sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.24(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such account. Other than any interest earned on the investment of such deposits, which investments shall be made (unless an Event of Default shall be continuing) at the Borrower’s request in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other Loan Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(d) or (e) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Sections 2.11(d) and (e) no longer being exceeded, as applicable.

(k)            Cash Collateralization Following Termination of the Revolving Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments (a “Revolving Facility Termination Event”) in connection with which the Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized (in the same currency in which such Continuing Letter of Credit is denominated) in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l)            Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Banks) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent, the Issuing Banks and the Swingline Lender (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m)            Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank (other than the Administrative Agent or its Affiliates) shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

Section 2.06           Funding of Borrowings.

(a)            Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable Borrowing Request; provided, that Borrowings made to finance the reimbursement of an L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrower, the interest rate then applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The foregoing shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07           Interest Elections.

(a)            Each Borrowing initially shall be of the Type, and under the applicable Class, specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Loans, which may not be converted or continued. Notwithstanding any other provision of this Section 2.07, the Borrower shall not be permitted to change the Class of any Borrowing.

(b)           To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by delivery of a written Interest Election Request signed by the Borrower by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the Borrower to (i) elect an Interest Period for Term Benchmark Loans that, in either case, does not comply with Section 2.02(d) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or Loans pursuant to which such Borrowing was made.

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)             the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to subclauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)           if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”, and the last day of such Interest Period.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(d) regarding the maximum number of Borrowings of the relevant Type.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing, as applicable, with an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing denominated in Dollars.

Section 2.08           Termination and Reduction of Commitments.

(a)            Unless previously terminated, the Revolving Facility Commitments of each Class shall automatically and permanently terminate on the applicable Revolving Facility Maturity Date for such Class. On the Closing Date (after giving effect to the funding of the requested amount of Initial Term Loans by the Initial Term Lenders), the Initial Term Loan Commitments of the Initial Term Lenders will automatically and permanently terminate.

(b)            The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), as applicable, the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit, to the extent so Cash Collateralized) would exceed the total Revolving Facility Commitments of such Class.

(c)            The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under clause (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or waived by the Borrower. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.09           Repayment of Loans; Evidence of Debt.

(a)            The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Term Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan applicable to any Class of Revolving Facility Commitments on the Revolving Facility Maturity Date for such Class.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to clause (a) or (b) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit H, or in another form approved by such Lender, the Administrative Agent and the Borrower in their sole discretion. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

Section 2.10           Repayment of Term Loans and Revolving Facility Loans.

(a)            Subject to the other clauses of this Section 2.10 and to Section 9.08(e):

(i)            the Borrower shall repay principal of outstanding Initial Term Loans on the last day of each March, June, September and December of each year (commencing on March 31, 2027) and on the Initial Term Facility Maturity Date or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date being referred to as an “Initial Term Loan Installment Date”), in an aggregate principal amount of such Initial Term Loans equal to (A) in the case of any Initial Term Loan Installment Date prior to the Initial Term Facility Maturity Date, (i) for each Initial Term Loan Installment Date beginning on March 31, 2027 through and including September 30, 2027, 0.625% of the aggregate principal amount of the Initial Term Loans incurred on the Closing Date, (ii) for each Initial Term Loan Installment Date beginning on December 31, 2027 through and including September 30, 2030, 1.250% of the aggregate principal amount of the Initial Term Loans incurred on the Closing Date and (iii) for each Initial Term Loan Installment Date thereafter, 1.875% of the aggregate principal amount of the Initial Term Loans incurred on the Closing Date and (B) in the case of such payment due on the Initial Term Facility Maturity Date, an amount equal to the then unpaid principal amount of such Initial Term Loans outstanding;

(ii)            in the event that any Other Term Loans (for the avoidance of doubt, other than Initial Term Loans) are made, the Borrower shall repay such Other Term Loans (for the avoidance of doubt, other than Initial Term Loans) on the dates and in the amounts set forth in the related Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (each such date being referred to as an “Other Term Loan Installment Date”); and

(iii)            to the extent not previously paid, all outstanding Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b)            To the extent not previously paid, all outstanding Revolving Facility Loans and Swingline Loans shall be due and payable on the applicable Revolving Facility Maturity Date.

(c)            Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) shall be applied so that the aggregate amount of such prepayment is allocated among the Initial Term Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Initial Term Loans and Other Term Loans, if any, to reduce amounts due on the succeeding Term Loan Installment Dates for such Classes, as applicable, in reverse order of maturity thereof or as the Borrower may otherwise direct with the approval of the Administrative Agent; provided, that, subject to the pro rata application to Term Loans outstanding within any respective Class of Loans, (x) with respect to mandatory prepayments of Term Loans pursuant to Section 2.11(b)(1), any Class of Other Term Loans may receive less than its pro rata share thereof (so long as the amount by which its pro rata share exceeds the amount actually applied to such Class is applied to repay (on a pro rata basis) the outstanding Initial Term Loans and any other Classes of then outstanding Other Term Loans), in each case to the extent the respective Class receiving less than its pro rata share has consented thereto, and (y) the Borrower shall allocate any repayments pursuant to Section 2.11(b)(2) to repay the respective Class or Classes being refinanced, as provided in such Section 2.11(b)(2); provided, further, if all Term Loans have been repaid, such prepayments shall be applied to the Revolving Facility Loans (or, if none are then outstanding, to Cash Collateralize Letters of Credit), without a reduction of the Revolving Facility Commitments. Any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes in direct order of maturity thereof or as the Borrower may otherwise direct.

(d)           Prior to any prepayment of any Loan under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by electronic means) or by electronic means of such selection not later than 11:00 a.m., Local Time, (i) in the case of an ABR Borrowing or any Swingline Loan, on the scheduled date of such prepayment, and (ii) in the case of a Term Benchmark Borrowing, at least three (3) Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent). Each such notice shall be irrevocable; provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent (and the Swingline Lender, if applicable) on or prior to the specified effective date) if such condition is not satisfied. Each repayment of a Borrowing (x) in the case of the Revolving Facility of any Class, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders of such Class at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by (1) accrued interest on the amount repaid to the extent required by Section 2.13(e) and (2) break funding payments pursuant to Section 2.16.

(e)            The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of the applicable Term Loans required to be made pursuant to Section 2.11(b)(1) at least four (4) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each applicable Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Loans).

Section 2.11           Prepayment of Loans.

(a)            The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d). This Section 2.11(a) shall permit any prepayment of Loans on a Facility by Facility basis and on a non-pro rata basis across Facilities (but not within a single Facility), in each case, as selected by the Borrower in its sole discretion.

(b)            Beginning on the Closing Date, the Borrower shall apply (1) 100% of all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) within five (5) Business Days after receipt thereof to prepay Term Loans in accordance with Section 2.10(c), 2.10(d), and 2.10(e) and (2) all Net Proceeds from any issuance or incurrence of Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments (other than solely by means of extending or renewing then existing Refinancing Notes, Refinancing Term Loans and Replacement Revolving Facility Commitments without resulting in any Net Proceeds), no later than three (3) Business Days after the date on which such Refinancing Notes, Refinancing Term Loans and/or Revolving Facility Commitments are issued or incurred, to prepay Term Loans and/or Revolving Facility Commitments in accordance with Section 2.23 and the definition of “Refinancing Notes” (as applicable).

(c)            [Reserved].

(d)            In the event that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrower shall prepay Revolving Facility Borrowings and/or Swingline Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(e)            In the event that the aggregate amount of Revolving L/C Exposure of any Class exceeds the total Revolving Facility Commitments of such Class, the Borrower shall provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j) in an aggregate amount equal to such excess.

(f)            [Reserved].

(g)            In connection with any prepayment of any Loan of any Lender hereunder that would otherwise occur from the proceeds of new Loans being funded hereunder on the date of such prepayment, if agreed to by the Borrower and such Lender in a writing provided to the Administrative Agent, the portion of the existing Loan of such Lender that would otherwise be prepaid on such date may instead be converted on a “cashless roll” basis into a like principal amount of the new Loans being funded on such date.

(h)            Notwithstanding any other provisions of this Agreement, (i) to the extent that the repatriation to the United States of any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) is or would be (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or (z) subject to other onerous organizational or administrative impediments, an amount equal to the portion of such Net Proceeds that is or would be so affected will not be required to be applied to repay the applicable Loans at the times provided in this Section 2.11, so long, but only so long, as the applicable local law or applicable organizational documents or other impediment exists (and the Borrower hereby agrees to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law or applicable organizational documents or to overcome or eliminate such impediment to permit such repatriation), and if within one (1) year following the date on which the respective prepayment would otherwise have been required to be used to made pursuant to Section 2.11(b), such repatriation is permitted under the applicable local law or applicable organizational documents or the impediment to such repatriation has ceased to exist, such prepayment will promptly (and in any event not later than five (5) Business Days thereafter) be made (in an amount equal to the amount of the prepayment so deferred, net of an amount equal to the additional taxes and other costs that would reasonably be expected to be incurred, payable or reserved against as a result of such repatriation) pursuant to this Section 2.11 and (ii) to the extent that repatriation to the United States of any or all of the Net Proceeds of any Foreign Disposition would have adverse Tax consequences to the Borrower (as reasonably determined by the Borrower in good faith), an amount equal to such Net Proceeds so affected will not be required to be applied to repay the applicable Loans at the times provided in this Section 2.11.

Section 2.12           Fees.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Facility Lender on the second Business Day following each Quarterly Date and on the date on which the Revolving Facility Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in Dollars on the daily amount of the applicable Available Unused Commitment of such Revolving Facility Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Revolving Facility Commitments of such Revolving Facility Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days. The Commitment Fee due to each Revolving Facility Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Revolving Facility Commitments of such Revolving Facility Lender shall be terminated as provided herein.

(b)            The Borrower agrees to pay from time to time (i) to the Administrative Agent for the account of each Revolving Facility Lender of each Class, on the second Business Day following each Quarterly Date and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) in Dollars on such Lender’s Revolving Facility Percentage of the daily average Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) of such Class, during the preceding quarter (or other period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated; provided, that any such fees accruing after the date on which such Revolving Facility Commitments terminate shall be payable on demand) at the rate per annum equal to the Applicable Margin for Term Benchmark Revolving Facility Borrowings of such Class effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on the second Business Day following each Quarterly Date and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% (or such lesser rate as may be agreed by the Borrower and the applicable Issuing Bank from time to time) per annum of the dollar equivalent of the daily stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment, cancellation, negotiation, presentment, renewal, extension or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days.

(c)            The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the administrative agent fee separately agreed in writing, in the amounts and, at the times specified therein (the “Administrative Agent Fees”).

(d)            All fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the fees shall be refundable under any circumstances.

Section 2.13           Interest.

(a)            The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b)            The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)            Each Swingline Loan shall bear interest at the ABR plus the Applicable Margin.

(d)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue amounts of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.13; provided, that this clause (d) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(e)            Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans of any Class, upon termination of the applicable Revolving Facility Commitments with respect to such Class and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (d) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)            All computations of interest for ABR Loans when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and all other computations of fees and interest hereunder (including interest computed by reference to the Term SOFR Rate) shall be computed on the basis of a year of 360 days. In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable ABR and Term Benchmark shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14           Alternative Rate of Interest.

(a)            Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii)            the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Term Loans (or its Term Loan) or Revolving Facility Loans (or its Revolving Facility Loan) included in such Borrowing for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, any Interest Election Request that requests the conversion of any ABR Borrowing to, or continuation of any ABR Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a), then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Borrowing.

(b)            Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Obligation shall be deemed not to be a Loan Document for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m., (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)            Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)            The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)            Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)            Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Term Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute an ABR Loan.

Section 2.15           Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in the Term SOFR Rate) or any Issuing Bank; or

(ii)            subject any Lender or any Issuing Bank to any Tax (other than (x) Indemnified Taxes and Other Taxes indemnifiable under Section 2.17 or (y) Excluded Taxes) with respect to its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or any Issuing Bank any other condition affecting this Agreement or Term SOFR Rate Loans made by such Lender or any Letter of Credit participation therein,

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any such Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs actually incurred or reduction actually suffered as reasonably determined by the Administrative Agent, such Lender or Issuing Bank, as applicable (which determination shall be made in good faith and in a manner substantially consistent with the determinations being made for similarly situated customers of the Administrative Agent, such Lender or Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15(a)).

(b)            If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith and in a manner substantially consistent with determinations being made for similarly situated customers of such Lender or such Issuing Bank under agreements having provisions similar to this Section 2.15(b)).

(c)            A certificate of a Lender or an Issuing Bank describing in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or such Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation, is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrower shall pay such Lender or such Issuing Bank, as applicable, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)            Promptly after any Lender or Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or such Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than one hundred and eighty (180) days prior to the date that such Lender or such Issuing Bank, as applicable notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16           Break Funding Payments. In the event (a) that the Borrower makes any payment of principal when due in connection with a Term SOFR Rate Loan on a date other than the last day of the Interest Period therefor, (b) of any failure of the Borrower to borrow or continue a Term SOFR Rate Loan or convert to a Term SOFR Rate Loan on a date specified therefor in a Borrowing or an Interest Election Request or (c) of any payment, prepayment or conversion of any Term SOFR Rate Loan by the Borrower on a date other than the last day of the Interest Period therefor, the Borrower shall compensate each Lender for the loss, cost or expense to such event, which, in each case, may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan, in accordance with the last sentence of this Section 2.16. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its ratable portion of the Term SOFR Rate Loans and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17           Taxes.

(a)            All payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirement of Law to deduct or withhold any Taxes from any such payments, then (i) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirements of Law, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with the applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) each Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent), as applicable, receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Promptly after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)            Without duplication of any additional amounts paid pursuant to Section 2.17(a), the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Administrative Agent and without duplication, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)            The Borrower shall, without duplication of any additional amounts paid pursuant to Section 2.17(a) or any amounts paid pursuant to Section 2.17(b), indemnify and hold harmless the Administrative Agent and each Lender within thirty (30) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error. If the Borrower determines that there is a reasonable basis to contest any Indemnified Tax or Other Tax for which it is responsible hereunder, without limiting the Borrower’s indemnification obligations hereunder, the Administrative Agent or Lender (as applicable) shall, at the Borrower’s request, reasonably cooperate in pursuing a refund of such Tax (at the Borrower’s expense) so long as pursuing such refund would not, in the sole reasonable determination of such Administrative Agent or Lender, result in any additional unreimbursed costs or expenses or be otherwise disadvantageous to the Administrative Agent or such Lender. Any refund obtained pursuant to the preceding sentence shall be paid to the Borrower to the extent provided in Section 2.17(e).

(d)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time(s) reasonably requested by the Borrower or the Administrative Agent and in the manner(s) prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(d) and Section 2.17(f); provided, that a Participant shall furnish all such required forms and statements solely to the participating Lender.

Without limiting the foregoing:

(i)            Each Lender that is a U.S. Person shall deliver to the Borrower and (as applicable) the Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as required by applicable Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly executed copies of IRS Form W-9 or any successor form, certifying that such person (or, if a Lender is disregarded as an entity separate from its owner for U.S. federal income Tax purposes, such Lender’s owner) is exempt from U.S. federal backup withholding Tax on payments made hereunder.

(ii)            any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(1)            in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income Tax purposes, the person treated as its owner for U.S. federal income Tax purposes) eligible for the benefits of an income Tax treaty to which the United States is a party, two duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such Tax treaty;

(2)            two duly completed and executed copies of IRS Form W-8ECI (or any successor form) with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income Tax purposes, with respect to the person treated as its owner for U.S. federal income Tax purposes);

(3)            in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income Tax purposes, the person treated as its owner for U.S. federal income Tax purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a duly completed and executed certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender (or such owner as applicable) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments under any Loan Document are effectively connected with a U.S. trade or business of the Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) two duly completed and executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form);

(4)            to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. federal income Tax purposes, the person treated as its owner for U.S. federal income Tax purposes) is not the beneficial owner of such payments (for example, where such Foreign Lender is a partnership or participating Lender), two duly completed and executed copies of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, whichever is applicable, (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-3 or Exhibit J-4, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable (and including any other information required to be provided by IRS Form W-8IMY (or any successor form)); provided, that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 on behalf of such direct and indirect partner(s); or

(5)            executed copies (in such number of copies as shall be requested by the recipient) of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)          Each Lender (A) shall promptly notify the Borrower and the Administrative Agent of any change in circumstance which would modify or render invalid any claimed exemption from or reduction of withholding Tax, and (B) agrees that if any documentation it previously delivered pursuant to this Section 2.17(d) expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update and deliver such documentation to the Borrower and the Administrative Agent or (y) promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(e)            If any Lender or the Administrative Agent, as applicable, determines in good faith that it has received a refund of an Indemnified Tax or Other Tax for which it has been indemnified by any Loan Party pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), then the Lender or the Administrative Agent, as the case may be, shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund) (net of all reasonable out-of-pocket expenses (including Taxes) of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund); provided, that the Loan Party, upon the request of the Lender or the Administrative Agent, shall repay the amount paid over to the Loan Party (plus any penalties, interest (solely with respect to the time period during which the Loan Party actually held such funds, except to the extent that the refund was initially claimed at the written request of such Loan Party) or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided, that such Lender or the Administrative Agent may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this Section 2.17(e), in no event will a Lender or the Administrative Agent be required to pay any amount to a Loan Party pursuant to this Section 2.17(e) the payment of which would place such Lender or the Administrative Agent in a less favorable net after-Tax position than such Lender or the Administrative Agent would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance. Neither any Lender nor the Administrative Agent shall be obliged to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party in connection with this Section 2.17(e) or any other provision of this Section 2.17.

(f)            If a payment made to any Lender or any Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or such Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or such Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender or such Agent has or has not complied with such Lender’s or such Agent’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(g)            Each Lender authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to Section 2.17(d) or Section 2.17(f). Notwithstanding any other provision of this Section 2.17, a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(h)            Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.17(h).

(i)            The agreements in this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of this Agreement or the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(j)            For purposes of this Section 2.17, (i) the term “Requirements of Law” includes FATCA and (ii) the term “Lender” includes any Issuing Bank.

Section 2.18           Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            With respect to any proceeds of Collateral received by the Administrative Agent (whether as a result of any realization on the Collateral, any set-off rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, subject to the provisions of any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and any Issuing Bank from the Borrower, second, to pay any fees, indemnities or expense reimbursements then due to the Lenders (in their capacities as such) from the Borrower, third, to pay interest (including post-petition interest, whether or not an allowed claim in any claim or proceeding under any Debtor Relief Laws) then due and payable on the Loans ratably, fourth, on a pro rata basis, to (i) repay principal on the Loans and unreimbursed L/C Disbursements, (ii) Cash Collateralize all outstanding Letters of Credit; provided, that amounts which are applied to Cash Collateralize outstanding Letters of Credit that remain available after expiry of the applicable Letter of Credit shall be applied in the manner set forth herein, and (iii) repay outstanding Obligations in respect of any Secured Cash Management Agreements, Secured Hedge Agreements and Secured Supplier Receivables Agreements, and fifth, to the payment of any other Obligation due to any Secured Party by the Borrower.

(c)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans, L/C Disbursements and Swingline Loans of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant and (iii) nothing in this clause (c) shall be construed to limit the applicability of Section 2.18(b) in the circumstances where Section 2.18(b) is applicable in accordance with its terms. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the relevant Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)            Subject to Section 2.24, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c),  2.05(d) or (e), 2.06 or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.19           Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with any applicable Requirement of Law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one (1) Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the removed Lender) shall not be required to effect such assignment.

(c)            If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders or all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(C)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver or consent) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the Issuing Bank; provided, that: (i) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender, and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one (1) Business Day after the Borrower’s request, compliance with Section 9.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.

Section 2.20           [Reserved].

Section 2.21           Incremental Commitments.

(a)            After the Closing Date has occurred, the Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Term Loans are funded or Incremental Revolving Facility Commitments are established (except as set forth in Section 1.07 and provided that the determination of the Incremental Amount for Incremental Loans that are delayed draw term loans may be made either (x) at the time of the establishment of such Incremental Loan commitment hereunder (assuming that such Incremental Loan was fully drawn) or (y) at the time of such delayed draw funding; provided, that in the case of the foregoing clause (y), no such Incremental Loan commitments shall be included in any determination of “Required Lenders” (or any similar determination) until the time of such delayed draw funding) from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which, in each case, may include any existing Lender, but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.04) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their sole discretion; provided, that each Incremental Revolving Facility Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent, the Issuing Banks and the Swingline Lender (which approvals shall not be unreasonably withheld, conditioned or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed)), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to (and which shall together with any then outstanding Initial Term Loans form a single Class of) Initial Term Loans or (y) commitments to make term loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Initial Term Loans (“Other Incremental Term Loans”). Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment, or to provide a Commitment, pursuant to this Section 2.21 and any election to do so shall be in the sole discretion of such Lender.

(b)            The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that:

(i)            any (x) commitments to make additional Initial Term Loans shall have the same terms as the Initial Term Loans, and shall form part of the same Class of Initial Term Loans and (y) Incremental Revolving Facility Commitments shall have (A) the same terms as the then outstanding Class of Revolving Facility Commitments (or, if more than one Class of Revolving Facility Commitments is then outstanding, the Revolving Facility Commitments with the then latest Revolving Facility Maturity Date) and shall require no scheduled amortization or mandatory commitment reduction prior to the Latest Maturity Date of the Revolving Facility Commitments or (B) such other terms as shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any term is added for the benefit of any Incremental Revolving Facility Lenders, no consent shall be required from Revolving Facility Lenders to the extent that such term is (a) also added for the benefit of the Revolving Facility Lenders or (b) is only applicable after the Revolving Facility Maturity Date),

(ii)            the Other Incremental Term Loans incurred pursuant to clause (a) of this Section 2.21 shall rank equally and ratably in right of security with the Initial Term Loans or, at the option of the Borrower, shall (A) rank junior in right of security with the Initial Term Loans (provided, that if such Other Incremental Term Loans rank junior in right of security with the Initial Term Loans, such Other Incremental Term Loans shall be subject to a Permitted Junior Intercreditor Agreement) or (B) be unsecured,

(iii)          (A) the final maturity date of any such Other Incremental Term Loans (other than Customary Bridge Financings), shall be no earlier than the Initial Term Facility Maturity Date and (B) except as to pricing, fees, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Borrower and the Person appointed by the Borrower to arrange such Other Incremental Term Loans (the “Incremental Arranger”) in their sole discretion), any such Other Incremental Term Loans shall have (x) the same terms as the Initial Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent any term is added for the benefit of any Other Incremental Term Loans, no consent shall be required from Term Lenders to the extent that such term is (a) also added for the benefit of the Term Loans or (b) is only applicable after the Initial Term Facility Maturity Date),

(iv)          the Weighted Average Life to Maturity of any such Other Incremental Term Loans (other than Customary Bridge Financings) shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans,

(v)            [reserved],

(vi)            such Other Incremental Term Loans may participate in any mandatory prepayment of Loans on a pro rata basis (subject to the exceptions set forth in Section 2.10(b)), a less than pro rata basis or solely to the same extent that any existing Class of Term Loans participates on a greater than pro rata basis as compared to any other existing Class of Term Loans as a result of such other existing Class of Term Loans agreeing to participate on a less than pro rata basis, on a greater than pro rata basis to such other Loans, than the Term Loans in any mandatory prepayment hereunder (and, for the avoidance of doubt, the allocation of any voluntary prepayment is subject only to Section 2.11(a)),

(vii)         there shall be no borrower (other than the Borrower) or guarantor (other than the Guarantors) in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments, and

(viii)        Other Incremental Term Loans and Incremental Revolving Facility Commitments shall not be secured by any asset other than the Collateral.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary or advisable to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e), including, for the avoidance of doubt, to the extent applicable, to (x) provide that the Lenders providing any Permitted Incremental Term Loans shall have the benefit of the Financial Covenants and be included in the “Required Lenders” and (y) make appropriate changes to Sections 6.09, 7.01 and 9.08 with respect to the control of remedies in the event of a default in respect of the Financial Covenants. Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)            Notwithstanding the foregoing and subject, in the case of any tranche of Incremental Term Loans or any Incremental Revolving Loan that is used to finance a Limited Condition Transaction, to Section 1.07, no Incremental Term Loan Commitments or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) the Borrower shall be in compliance with the Financial Covenants; (ii) no Event of Default (or, in the event that the tranche of Incremental Loans is used to finance a Limited Condition Transaction and to the extent the Lenders participating in such tranche of Incremental Loans, as applicable, agree, no Specified Event of Default) shall exist; (iii) the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect,” in which case, such representations and warranties shall be true and correct); provided, that in the event that the tranche of Incremental Term Loans or any Incremental Revolving Loan is used to finance a Limited Condition Transaction and to the extent the Incremental Term Lenders or Incremental Revolving Facility Lenders, participating in such tranche of Incremental Term Loans or any Incremental Revolving Facility Commitment, as applicable, agree, the foregoing clause (iii) shall be limited to the Specified Representations and in the case of any Limited Condition Acquisition (other than an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies), those representations of the seller or the target company (as applicable) included in the acquisition agreement related to such Limited Condition Acquisition that are material to the interests of the Lenders and only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a failure of such representations to be accurate; and (iv) the Administrative Agent or with respect to any Other Incremental Term Loans, the Incremental Arranger shall have received documents and legal opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent or with respect to any Other Incremental Term Loans, the Incremental Arranger. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.

(d)            Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Incremental Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Term Benchmark Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22           Extensions of Loans and Commitments.

(a)            Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.22), pursuant to one or more offers made from time to time by the Borrower to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including changing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing (x) an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Loan, an “Extended Term Loan”) or (y) an Other Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment,” and any Revolving Facility Loan made pursuant to such Extended Revolving Facility Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Borrower proposes that the applicable Extended Term Loan shall be made or the proposed Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion). Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to extend the maturity date of such Lender’s Loans and/or Commitments pursuant to this Section 2.22 and any election to do so shall be in the sole discretion of such Lender.

(b)           The Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, except for any terms which shall not apply until after the then-Latest Maturity Date, (ii) [reserved], (iii)  the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as the existing Class of Revolving Facility Commitments from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, except for any terms which shall not apply until after the then-Latest Maturity Date, and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or the Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or the Swingline Lender, and (v) any Extended Term Loans may participate on a pro rata basis, a less than pro rata basis or solely with respect to Indebtedness being extended that participates on a greater than pro rata basis as compared to any other Class of Term Loans, a greater than pro rata basis (but only to the same extent that such Class of Term Loans being extended participates on a greater than pro rata basis as compared to any other Class of Term Loans) than the Term Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary or advisable to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Facility Commitments, and with the consent of the Swingline Lender and Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(c)            Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Other Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(d)            Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including this Section 2.22):

(i)             the incurrence of Extended Term Loans and Extended Revolving Facility Commitments will not reduce the Incremental Amount,

(ii)            no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment,

(iii)           any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment),

(iv)           there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby,

(v)            all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended (and all other Obligations secured by Other First Liens or Junior Liens, as applicable),

(vi)           neither the Swingline Lender nor any Issuing Bank shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto,

(vii)          there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of any such Extended Term Loans or Extended Revolving Facility Commitments, and

(viii)        Extended Term Loans and Extended Revolving Facility Commitments shall not be secured by any asset other than the Collateral.

(e)            Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including timing, rounding and other adjustments.

Section 2.23           Refinancing Amendments.

(a)            Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to Refinance in whole or in part any Class of Term Loans pursuant to Section 2.11(b)(2). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i)             before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;

(ii)            the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;

(iii)           the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv)           the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)            all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such other terms apply solely to any period after the Latest Maturity Date, the Borrower elects to add such more restrictive terms for the benefit of the other Facilities, or are otherwise reasonably acceptable to the Administrative Agent);

(vi)          with respect to Refinancing Term Loans secured by Liens on the Collateral that rank junior in right of security to the Initial Term Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement;

(vii)         there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans;

(viii)        Refinancing Term Loans shall not be secured by any asset other than the Collateral; and

(ix)            Refinancing Term Loans may participate on a pro rata basis, or a less than pro rata basis than the Term Loans in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.11(b)(2)) hereunder, as specified in the applicable Refinancing Amendment.

(b)            The Borrower may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrower.

(c)            Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrower may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

(i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(iii) no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date for the Revolving Facility Commitments being replaced;

(iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Subsidiaries than, those, taken as a whole, applicable to the Revolving Facility Commitments so replaced (except to the extent such other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence, or the Borrower elects to add such more restrictive terms for the benefit of the other Facilities, or are otherwise reasonably acceptable to the Administrative Agent);

(v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility;

(vi) Replacement Revolving Facility Commitments and extensions of credit thereunder shall not be secured by any asset other than the Collateral; and

(vii) if such Replacement Revolving Facility is secured by Liens on the Collateral that rank junior in right of security to the Initial Revolving Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement.

In addition, notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted Assignee hereunder) so long as:

(i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Facility Commitments,

(ii) the remaining life to termination of such Replacement Revolving Facility Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans,

(iii) the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans,

(iv) with respect to Replacement Revolving Loans secured by Liens on Collateral that rank junior in right of security to the Initial Revolving Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement,

(v) there shall be no borrower (other than the Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility and

(vi) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing banks and replacement swingline lender, if any, under such Replacement Revolving Facility) taken as a whole shall (as determined by the Borrower in good faith) be substantially similar to, or no more restrictive to the Borrower and its Subsidiaries than, those, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date, or the Borrower elects to add such more restrictive terms for the benefit of the other Facilities, or are otherwise reasonably acceptable to the Administrative Agent).

(d)           Solely to the extent that an Issuing Bank or the Swingline Lender is not a replacement issuing bank or a replacement swingline lender, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank or the Swingline Lender shall not be required to issue any letters of credit or swingline loan under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank or the Swingline Lender to withdraw as an Issuing Bank or the Swingline Lender, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank or the Swingline Lender, as the case may be, in its sole discretion. The Borrower agrees to reimburse each Issuing Bank or the Swingline Lender, as the case may be, in full upon demand for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(e)            The Borrower may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments; provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(f)            The Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Facility Commitments (as applicable). For purposes of this Agreement and the other Loan Documents, (i) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan and (ii) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Other Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including this Section 2.23), (i) the incurrence of Refinancing Term Loans and Replacement Revolving Facility Commitments will not reduce the Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Initial Term Loans and other Loan Obligations (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with any Term Loans, and except to the extent any such Refinancing Term Loans are secured by the Collateral on a junior lien basis in accordance with the provisions above, or are unsecured) and in no event shall any Refinancing Term Loans or Replacement Revolving Facility Commitments rank senior in right of payment or of security to the Loan Obligations being refinanced or replaced.

Section 2.24           Defaulting Lender.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” or “Required Revolving Facility Lenders,” as applicable, and Section 9.08.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if (x) any such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the applicable Lenders pro rata in accordance with the applicable Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any fee that otherwise would have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(C)          With respect to any L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and the Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Revolving Facility Commitments (calculated without regard to such Defaulting Lender’s Revolving Facility Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower has otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)           Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of (i) the Administrative Agent or (ii) the Swingline Lender or any Issuing Bank, as applicable (with a copy to the Administrative Agent), (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b)           Defaulting Lender Cure. If the Borrower and the Administrative Agent, the Swingline Lender and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par (together with any break funding costs incurred by the non-Defaulting Lenders as a result of such purchase) that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that all amendments, waivers or other modifications effected without its consent in accordance with the provisions of Section 9.08 and this Section 2.24 during such period shall be binding on it; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            New Swingline Loans and Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.25           Loan Repurchases.

(a)            Subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, (1) offer to purchase Term Loans of any Class from all Lenders of such Class at a price specified by the Borrower; provided, that (x) each such offer shall be made to all Lenders of such Class (through the Administrative Agent) on the same terms, and (y) if the aggregate principal amount of Term Loans tendered exceeds the amount the Borrower has offered to purchase, the Borrower shall purchase such Term Loans from the tendering Lenders ratably based on the principal amount tendered (each, a “Pro Rata Purchase”) or (2) conduct modified Dutch auctions in order to purchase Term Loans of one or more Classes (as determined by the Borrower) (this clause (2), each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by the Borrower and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i)            each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures;

(ii)            no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each notice of an auction or offer for a Pro Rata Purchase and at the time of (and immediately after giving effect to) the purchase of any Term Loans in connection with any Purchase Offer or Pro Rata Purchase;

(iii)           the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that the Borrower offers to purchase in any such Purchase Offer shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv)           the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold) (without any increase to Adjusted Consolidated EBITDA as a result of any gains associated with cancellation of debt), and in no event shall the Borrower be entitled to any vote hereunder in connection with such Term Loans;

(v)            no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

(vi)           at the time of each purchase of Term Loans through a Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with the preceding clause (v);

(vii)          any Purchase Offer with respect to any Class shall be offered to all Term Lenders holding Term Loans of such Class on a pro rata basis; and

(viii)         no purchase of any Term Loans shall be made from the proceeds of any Revolving Facility Loan or Swingline Loan.

(b)            The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. If the Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrower shall have no liability to any Term Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Borrower pursuant to this Section 2.25, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 hereof.

(c)           The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25; provided, that notwithstanding anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.16, 2.18 and 9.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers or Pro Rata Purchases made pursuant to and in accordance with the provisions of this Section 2.25. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Agents” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

(d)           This Section 2.25 shall supersede any provisions in Section 2.18 or 9.06 to the contrary.

Article III.

Representations and Warranties

On (i) the Closing Date (after giving effect to the Transactions) and (ii) the date of each Credit Event (other than the Closing Date), as provided in Section 4.02, the Borrower represents and warrants to the Lenders that:

Section 3.01           Organization; Powers. The Borrower and each of the Subsidiaries which is a Loan Party or a Subsidiary that is a Material Subsidiary (a) is a partnership, limited liability company, corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to the Borrower), clause (b) (other than with respect to the Borrower), and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02           Authorization. The execution, delivery and performance by the Borrower and each of the Guarantors of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by the Borrower and such Guarantors and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower or any such Guarantor, (B) the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Borrower or any such Guarantor, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to the Borrower or any such Guarantor or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Guarantor, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03           Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower and each Guarantor that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against the Borrower and each such Guarantor in accordance with its terms, subject to (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (c) implied covenants of good faith and fair dealing, and (d) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent.

Section 3.04           Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which the Borrower or any Guarantor is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such as have been made or obtained and are in full force and effect, (d) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (e) filings or other actions listed on Schedule 3.04 and any other filings or registrations required to perfect Liens created by the Security Documents.

Section 3.05           Financial Statements. The (a) Annual Holdings Financial Statements and (b) Quarterly Holdings Financial Statements, in each case, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

Section 3.06           No Material Adverse Effect. Since December 31, 2025, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07           Title to Properties; Possession Under Leases. Each of the Borrower and its Subsidiaries has valid title in fee simple or equivalent to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, free and clear of Liens, other than Permitted Liens or Liens arising by operation of law and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08           [Reserved].

Section 3.09           Litigation; Compliance with Laws.

(a)            There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of its Subsidiaries or any business, property or rights of any such person that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by, before or on behalf of any Governmental Authority or in arbitration disclosed on Schedule 3.09, hereto.

(b)            None of the Borrower, its Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10           Federal Reserve Regulations. No part of the proceeds of any Loans will be used by the Borrower and its Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.

Section 3.11           Margin Stock; Investment Company Act. (a) None of the Borrower or any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. (b) None of the Borrower or any of the other Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12           Use of Proceeds.

(a)            The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, for general corporate purposes and to effect (i) the Closing Date Refinancing, (ii) the Initial Convertible Note Resolution and any other payments not prohibited by this Agreement in connection with the Permitted Convertible Notes, (iii) the other Transactions, including payment of the Transaction Costs, and (v) and, in the case of Letters of Credit, for the back-up, cash collateralization or replacement of existing letters of credit.

(b)            The Borrower will use the proceeds of the Initial Term Loans incurred on or prior to the Closing Date for general corporate purposes and to effect (i) the Closing Date Refinancing, (ii) the Initial Convertible Note Resolution and any other payments not prohibited by this Agreement in connection with the Permitted Convertible Notes, and (iii) the other Transactions, including payment of the Transaction Costs.

Section 3.13           Tax Returns. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) the Borrower and each of its Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct and (b) the Borrower and each of its Subsidiaries has timely paid or caused to be timely paid all Taxes due and payable by it (including in its capacity as a withholding agent), except for Taxes for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP and, in the case of any asserted Tax deficiency or assessment, which are being contested in good faith by appropriate proceedings and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

Section 3.14           No Material Misstatements.

(a)            All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning Holdings, the Borrower, its Subsidiaries and any other transactions contemplated hereby included in the Lender Presentation or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document, when taken as a whole and in light of the circumstances when furnished, was true and correct in all material respects, as of the date such Information was furnished to the Administrative Agent or any Lender (and as of the Closing Date, with respect to Information provided prior thereto) and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto furnished to the Administrative Agent or the Lenders on or prior to such date).

(b)            As of the Closing Date, the Projections prepared by or on behalf of the Borrower or any of their representatives and that have been made available to any Lender or the Administrative Agent in connection with the transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that such Projections are as to inherently uncertain future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given or is being given that the projected results will be realized) and as of the date such Projections were furnished to the Lenders.

Section 3.15           Employee Benefit Plans.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.

(b)            Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) no Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (iii) none of the Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iv) none of the Borrower, any of its Subsidiaries or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan and (v) none of the Borrower, any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 3.16           Environmental Matters. Except (i) as to matters set forth on Schedule 3.16 and (ii) as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (b) each of the Borrower and its Subsidiaries has all environmental permits, licenses, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18) month period, has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) no Hazardous Material is located at, on or under any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, and (e) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect) by or on behalf of the Borrower or any of the Subsidiaries of any property currently or, to the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.

Section 3.17           Security Documents.

(a)           Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. As of the Closing Date, the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property as described in clause (b)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b)           When the Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States Intellectual Property included in the Collateral listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c)            Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party (other than any Loan Party that is a Foreign Subsidiary) makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law, except, in each case, with respect to the Equity Interests of any Foreign Subsidiary that is a Loan Party.

(d)            The Mortgages, when executed and delivered pursuant to Section 5.10, shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on all of the applicable Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens and security interest in, all rights, titles and interests of the applicable Loan Party in such Mortgaged Property, and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

Section 3.18     Solvency. Immediately after giving effect to the Transactions on the Closing Date and the making of each Initial Term Loan or Initial Revolving Loans on the Closing Date and the application of the proceeds of such Initial Term Loans and such Initial Revolving Loans, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 3.19     Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.20     Insurance. Schedule 3.20 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.21     Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property reasonably necessary in the operation of their respective businesses, (b) to the knowledge of the Borrower, the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Borrower and its Subsidiaries is pending or, to the knowledge of the Borrower, threatened and (ii) to the knowledge of the Borrower, no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

Section 3.22     USA PATRIOT Act. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Subsidiaries is in compliance with the USA PATRIOT Act.

Section 3.23     Anti-Corruption Laws, Sanctions and Export Controls.

(a)            None of (a) Holdings, the Borrower or any Subsidiary or (b) to the knowledge of Holdings or the Borrower, any director, officer, employee of Holdings, the Borrower or any Subsidiary that will act in any capacity in connection with, is a Sanctioned Person. No proceeds of the Loans or Letter of Credit have been or shall be used by Holdings, the Borrower or any of its Subsidiaries directly or, to the knowledge of Holdings or the Borrower, indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Terrorism Laws, Anti-Corruption Laws or Export Controls, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any person described in clause (a) of the definition of “Sanctioned Person” or, to the knowledge of Holdings or the Borrower, any person described in clause (b) or (c) of the definition of “Sanctioned Person,” or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions or Export Controls if conducted by a corporation incorporated in the United States, the United Kingdom or in a European Union member state, (iii) to finance any activity in violation of Export Controls, or where such violation is about to occur, or (iv) in any other manner that would result in a violation of Sanctions or Export Controls by any Person (including any Person participating in the Loans or Letters of Credit, whether as an Agent, Issuing Bank, Lender, arranger, underwriter, advisor, investor, or otherwise).

(b)            Since the Closing Date, Holdings, the Borrower and its Subsidiaries have conducted their business in compliance in all material respects with applicable Anti-Terrorism Laws, Anti-Corruption Laws and laws, rules and regulations relating to Sanctions and Export Controls, in each case, as amended, and the regulations thereunder, and have instituted and maintained policies and procedures reasonably designed to achieve compliance with such laws and regulations.

Section 3.24     Title to Properties.

(a)       Each applicable Loan Party has good and valid record title to, valid leasehold interests in, or rights to use all properties (including the Mortgaged Properties) that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (except Permitted Liens and minor defects in title) and except where the failure to have such good title or interest would not reasonably be expected to result in a Material Adverse Effect.

(b)       Schedule 3.24 contains a complete and accurate list of all Material Real Property owned by any Loan Party as of the Closing Date.

Article IV.

Conditions of Lending

Section 4.01     Closing Date. The effectiveness of the Commitments hereunder and the obligations of each Revolving Facility Lender, each Issuing Bank and each Term Lender with an Initial Term Loan Commitment with respect to each Credit Event on the Closing Date, are subject only to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

(a)       The Administrative Agent shall have received from each of the Borrower, the Issuing Bank and the Lenders a counterpart of this Agreement signed on behalf of such party.

(b)       The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 in respect of any Loans to be made on the Closing Date and, in the case of any Letter of Credit to be issued on the Closing Date, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(c)        To the extent required to be satisfied on the Closing Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 9.08) as of the Closing Date.

(d)       The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower stating that the representations and warranties of the Borrower and each other Loan Party set forth in Article III and each other Loan Document are true and correct in all material respects as of the Closing Date (after giving effect to the Transactions) as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(e)       The Lenders shall have received a solvency certificate substantially in the form of Exhibit C and signed by the chief executive officer, chief financial officer, chief accounting officer or other officer with equivalent duties of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(f)        The Administrative Agent shall have received, on behalf of themselves, the Lenders and each Issuing Bank, a written opinion of (i) Wachtell, Lipton, Rosen & Katz, as special New York counsel for the Loan Parties, (ii) Kutak Rock LLP, as Arkansas counsel for the Loan Parties, and (iii) McGuireWoods LLP, as North Carolina counsel for the Loan Parties, or, in each case, such other firm as may be reasonably acceptable to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Issuing Bank and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such customary matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(g)       The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(i)            that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or by the Secretary or Assistant Secretary or similar officer of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii)            that attached thereto is a true and complete copy of a certificate as to the good standing of such Loan Party (to the extent that such concept exists in such jurisdiction) as of a recent date from such Secretary of State (or other similar official or Governmental Authority),

(iii)            that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in the following clause (iv),

(iv)            that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member), authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date, and

(v)            as to the incumbency and specimen signature of each officer or authorized signatory executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(h)       The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), Tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search.

(i)        The Administrative Agent shall have received (i) the Annual Holdings Financial Statements and (ii) the Quarterly Holdings Financial Statements, together with, in each case, a consolidating schedule or reconciliation eliminating the accounts of Holdings, any Subsidiaries of Holdings other than the Borrower and its Subsidiaries, and any Unrestricted Subsidiaries.

(j)        Since December 31, 2025, there has not been any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(k)       The Closing Date Refinancing shall have been consummated prior to, or shall be consummated substantially concurrently with, the initial borrowing under the Facilities hereunder.

(l)        [Reserved].

(m)      The Arranger shall have received, at least ten (10) Business Days prior to the Closing Date, (i) all documentation and other information required with respect to the Loan Parties by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case, to the extent requested in writing at least fifteen (15) Business Days prior to the Closing Date.

(n)       The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Reed Smith LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date.

Section 4.02     Subsequent Credit Events. Each Credit Event after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions precedent on the date of such Credit Event:

(a)       The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)       Except as set forth in Section 2.21(c) with respect to Incremental Term Loans or Incremental Revolving Loans used to finance a Limited Condition Transaction, the representations and warranties of the Borrower and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(c)       Except as set forth in Section 2.21(c) with respect to Incremental Term Loans or Incremental Revolving Loans used to finance a Limited Condition Transaction, at the time of and immediately after such Credit Event (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Section 4.03     Determinations Under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Closing Date, specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Borrower in writing of the occurrence of the Closing Date and such notification shall be conclusive and binding.

Article V.

Affirmative Covenants

The Borrower covenants and agrees with each Lender that from and after the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01     Existence; Business and Properties.

(a)       Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05, and (iii) for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution.

(b)       Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02     Insurance.

(a)       Maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) (i) (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, or (ii) (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) in such amounts and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business, and within sixty (60) days after the Closing Date (or such later date as the Collateral Agent may agree in its reasonable discretion), cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or Real Property which does not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)       If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, maintain or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(c)       In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)            the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of its Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii)            the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

Section 5.03     Taxes. Pay its obligations in respect of all Taxes (including in its capacity as a withholding agent), before the same shall become delinquent or in default, except where (i) (A) the Borrower or a Subsidiary thereof has set aside on its books adequate reserves in accordance with GAAP and (B) in the case of any asserted Tax deficiency or assessment, the amount thereof is being contested in good faith by appropriate proceedings and the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04     Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)       within ninety (90) days after the end of each fiscal year (commencing with the first fiscal year ending after the Closing Date), a consolidated balance sheet and related consolidated statements of income or operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries as of the close of such fiscal year and related notes thereto and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of income or operations, changes in shareholders’ equity, and cash flows of the Borrower shall be audited by a firm of independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or include a “going concern” qualification (other than an emphasis of matter or explanatory or like paragraph), other than solely with respect to, or resulting solely from, (i) an upcoming maturity date under any Indebtedness scheduled to mature within one (1) year, (ii) any actual or potential inability to satisfy a financial maintenance covenant in any period, (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iv) change in accounting principles or practices reflecting a change in GAAP) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied;

(b)       within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the first fiscal quarter ending after the Closing Date), a consolidated balance sheet and related unaudited consolidated statements of income or operations, changes in shareholders’ equity of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all of which shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as presenting fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)       within ten (10) Business Days of any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, and (ii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Borrower shall have used the Available Amount for any purpose during such fiscal period;

(d)       promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC; and

(e)       promptly, from time to time, such other customary information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and, if requested by any Lender, directly to such Lender making such request, a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations).

(f)        Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.04 may be satisfied with respect to the consolidated financial information of the Borrower by furnishing the consolidated financial information of any parent of the Borrower that, directly or indirectly, holds all of the Equity Interests of the Borrower, that would be required by clauses (a) and (b) of this Section 5.04 with all references to the “Borrower” therein being deemed to refer to such parent and all references to “Financial Officer” therein being deemed to refer to a comparable officer of such parent; provided, that such financial statements are accompanied by a consolidating schedule eliminating such parent of the Borrower and any of such parent’s subsidiaries other than the Borrower and its Subsidiaries (provided, however, that no such eliminations under this paragraph shall be required if and for so long as the rules and regulations of the SEC would permit the Borrower and any direct or indirect parent of the Borrower to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Borrower).

(g)       The Borrower acknowledges and agrees that all financial statements furnished pursuant to paragraphs (a) and (b) above are to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if marked “PUBLIC” in accordance with Section 9.17 (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.05     Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a)        any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)       the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c)       any other development specific to the Borrower or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d)       the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.05 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06     Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

Section 5.07     Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

Section 5.08     Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12 and not in contravention of the second sentence of Section 3.23(a).

Section 5.09     Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws, and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10     Further Assurances; Additional Security.

(a)       Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including those required by applicable law), to satisfy the Collateral and Guarantee Requirement and Section 5.10(f) and to cause the Collateral and Guarantee Requirement and Section 5.10(f) to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)       If any material asset is acquired by the Borrower or any Guarantor after the Closing Date or owned by an entity at the time it becomes a Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof and (y) assets constituting Excluded Property), the Borrower or such Guarantor, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Guarantors to take, such actions as shall be reasonably requested by the Collateral Agent to cause the Collateral and Guarantee Requirement and Section 5.10(f) to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to the last three paragraphs of this Section 5.10.

(c)       If any additional direct or indirect Subsidiary of the Borrower is formed (including by a Delaware LLC Division), acquired or ceases to constitute an Excluded Subsidiary following the Closing Date and such Subsidiary is (1) a Wholly Owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary or (2) any other Domestic Subsidiary of the Borrower that may be designated by the Borrower in its sole discretion, within seventy-five (75) days after the date such Subsidiary is formed (including by a Delaware LLC Division) or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Collateral Agent may agree in its sole discretion, notify the Collateral Agent thereof and, within one hundred and fifteen (115) days after the date such Subsidiary is formed (including by a Delaware LLC Division) or acquired or meets such criteria (or first becomes subject to such requirement) or such longer period as the Collateral Agent may agree in its sole discretion, cause such Subsidiary to become a Guarantor and cause the Collateral and Guarantee Requirement and Section 5.10(f) to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to the last three paragraphs of this Section 5.10. Notwithstanding anything to the contrary herein, the Borrower shall have the right, at any time, to designate an Excluded Subsidiary as a Guarantor and cause the Collateral and Guarantee Requirement and Section 5.10(f) to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary (and to subsequently release such Guarantee in accordance with Section 9.18(b)(ii); provided, that such Subsidiary shall not be released as a Guarantor solely on the basis that it was not required to become a Guarantor) and at such time such Subsidiary shall no longer constitute an “Excluded Subsidiary”); provided, however, that (x) in no circumstance shall an Excluded Subsidiary become a Guarantor unless designated as a Guarantor by the Borrower in its sole discretion and (y) in the case of any Foreign Subsidiary, the jurisdiction of such Subsidiary shall be reasonably acceptable to the Administrative Agent and, notwithstanding anything to the contrary in any Loan Document, the Guarantee and the security interests provided by such Subsidiary and over the Equity Interests issued by such Subsidiary is full and unconditional and fully enforceable, valid and perfected in the jurisdiction of organization of such person pursuant to provisions to be negotiated in good faith.

(d)       Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization) and (D) in any Loan Party’s jurisdiction of organization; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within thirty (30) days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(e)       If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary of a Loan Party, within ninety (90) days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within one hundred and thirty five (135) days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to the last three paragraphs of this Section 5.10.

(f)        Notwithstanding anything to the contrary above, within one hundred and twenty (120) days (or such later date as the Administrative Agent may agree in its sole discretion and subject to the proviso at the end of this Section 5.10(f)) after (i) the Closing Date with respect to each Material Real Property set forth on Schedule 3.24 and the Conway Facility, (ii) the acquisition of any Material Real Property after the Closing Date or (iii) any Person becomes a Loan Party after the Closing Date where such Person owns Material Real Property, the Borrower or applicable Loan Party shall deliver to the Administrative Agent;

(i)              with respect to each such Material Real Property, a Mortgage duly executed and delivered by the applicable Loan Party in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary in order to create a valid and subsisting perfected Lien (subject to no Liens other than Permitted Liens) on the real property and/or rights described therein in favor of the Collateral Agent, for the benefit of the Secured Parties, together with evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii)             with respect to the Conway Facility (for so long as the City of Conway, Arkansas holds fee title thereto), a Recognition of Prior Interests, Non-Disturbance and Attornment Agreement among the Collateral Agent, the City of Conway, Arkansas, the bond trustee under the City of Conway Trust Indentures, Westrock Beverage Company, LLC and the Borrower (the “Conway Recognition Agreement”), in form and substance reasonably satisfactory to the Administrative Agent, which shall, among other things, (A) recognize the Mortgage in favor of the Collateral Agent on the Loan Parties’ interest in the Conway Facility and provide for non-disturbance and for notice and cure rights in favor of the Collateral Agent, (B) provide that any liens or other rights that the City of Conway, Arkansas and such bond trustee may have under the Exchange Indenture are subject to and subordinate to the Liens of the Collateral Agent securing the Obligations, and (C) include such acknowledgments by such bond trustee with respect to the Collateral Agent’s Lien on such bonds as the Collateral Agent may reasonably request;

(iii)            with respect to each such Material Real Property, such consents, approvals, estoppels, tenant subordination agreements, recognition agreements, non-disturbance agreements, or other instruments related to such Material Real Property as shall be deemed reasonably necessary by the Administrative Agent in order for the owner or holder of the fee or leasehold interest in such Material Real Property to grant the Lien contemplated by the Mortgage;

(iv)            with respect to each such Material Real Property, a title insurance policy or a marked-up commitment or pro forma thereof (the “Mortgage Policies”) insuring the Lien of the applicable Mortgage as a valid Lien on the real property described therein with the priority which it is expressed to have in such Mortgage, free and clear of any other Liens except for Permitted Liens, together with such endorsements, coinsurance and reinsurance and in such amounts (not to exceed the fair market value of the Material Real Property covered thereby as reasonably determined by the Borrower in good faith) as the Collateral Agent may reasonably request;

(v)            with respect to each such Material Real Property, customary legal opinions from local counsel in each jurisdiction (A) where such Material Real Property is located regarding the enforceability of the Mortgage and (B) where the applicable Loan Party granting the Mortgage on such Material Real Property is organized, regarding the due authorization, execution and delivery of such Mortgage;

(vi)            with respect to each such Material Real Property, an ALTA survey (or update certificate to an existing ALTA survey or an affidavit of no change with respect to an existing ALTA survey) in a form and substance reasonably acceptable to the Administrative Agent, to the extent required by the title insurance company issuing the Mortgage Policies required by Section 5.10(f)(iv) for deletion of the so called “survey exception” and issuance of the endorsements reasonably requested by the Collateral Agent that require a survey for issuance;

(vii)            with respect to each such Material Real Property, the Flood Documents;

(viii)           with respect to each such Material Real Property and only to the extent reasonably requested by the Administrative Agent, a Phase I Environmental Site Assessment Report, together with a Phase II Environmental Site Assessment Report as reasonably requested by the Administrative Agent; and

(ix)            with respect to each such Material Real Property, evidence of payment by the Borrower of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the applicable Mortgage and issuance of the applicable Mortgage Policies;

provided, however, no Mortgage shall be signed until at least 30 days after the Flood Documents have been posted for the Lenders (and the deadline for delivery of the items required under this Section 5.10(f) shall be automatically extended to the extent necessary to comply with the foregoing).

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”):

(i) any fee-owned real property and all leasehold interests in real property not constituting Material Real Property;

(ii) motor vehicles and other assets subject to certificates of title (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code);

(iii) letter of credit rights (other than to the extent that a security interest therein can be perfected by the filing of a financing statement under the Uniform Commercial Code);

(iv) commercial tort claims (as defined in the Uniform Commercial Code) with a value of less than $5,000,000;

(v) [reserved];

(vi) leases, licenses, permits and other agreements, any property subject to a purchase money security interest, any lien securing a Capitalized Lease Obligation or similar arrangements in each case permitted hereunder, in each case, to the extent, and so long as, the pledge thereof as Collateral would require a consent not obtained, violate the terms thereof or create a right of termination or acceleration in favor of any other party thereto (other than Holdings, the Borrower or any Guarantor), but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, the Bankruptcy Code or other Requirement of Law;

(vii) other assets to the extent the pledge thereof or the security interest therein is prohibited by applicable law, rule or regulation, by any contractual obligation binding on and relating to such assets existing on the Closing Date or at the time such assets are acquired and not incurred in contemplation of such acquisition, or which would require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), in each case of this clause (vii), only to the extent such prohibition requirement is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, Bankruptcy Code or any other Requirement of Law;

(viii) those assets as to which the Administrative Agent and the Borrower shall reasonably agree that the costs or other adverse consequences (including, without limitation, Tax consequences) of obtaining such security interest or perfection thereof are excessive in relation to the value of the security to be afforded thereby;

(ix) “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that the grant of a security interest therein would impair the validity or enforceability of, or render void or voidable or result in the cancellation of the applicable grantor’s right, title or interest therein or in any trademark issued as a result of such application under applicable law;

(x) receivable and/or related assets sold pursuant to any Qualified Receivables Facility in compliance with Section 6.02(z), any Permitted Supplier Receivables Sale Program permitted under this Agreement, or any Permitted Key Account Purchase Program permitted under this Agreement;

(xi) any governmental licenses, permits or state or local franchises, charters and authorizations, to the extent Liens and security interests therein are prohibited or restricted thereby, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code, the Bankruptcy Code or other Requirement of Law;

(xii) Excluded Securities;

(xiii) any assets to the extent a security interest in or pledge of such assets could reasonably be expected to result in material adverse Tax consequences to the Borrower or any of its Subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent;

(xiv) (A) any accounts established and maintained solely for payroll and other Taxes collected or withheld, escrow accounts, fiduciary or trust accounts solely for the benefit of a Person that is not a Loan Party and funds and other property held in or maintained in such accounts, (B) any zero balance accounts, and (C) any accounts used solely for the purpose of cash collateralizing the letters of credit outstanding under the Existing Credit Agreement immediately prior to the Closing Date in an aggregate amount not to exceed $3,500,000; and

(xv) any physical commodity inventory subject to any physical commodity repurchase agreement in connection with any Indebtedness permitted by Section 6.01(c);

provided, that the Borrower may in its sole discretion elect to exclude any property from the definition of “Excluded Property”.

In addition,

(1) no control agreements or control, lockbox or similar agreements or arrangements shall be required with respect to deposit, securities or commodity accounts that do not constitute Material Deposit Accounts, Material Securities Accounts or Material Commodity Accounts, unless an Event of Default has occurred and is continuing; provided, that to the extent an Event of Default has occurred and is continuing, and the Administrative Agent has requested control agreements or control, lockbox or similar agreements or arrangements with respect to any such accounts, as applicable, the Borrower shall promptly deliver such agreements and/or arrangements, as applicable,

(2) landlord, mortgagee and bailee waivers or subordination agreements (other than any subordination agreement expressly contemplated by Section 6.01(a), (e), or (m) of this Agreement) shall not be required unless an Event of Default has occurred and is continuing,

(3) except under clauses (1) and (2), notices shall not be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing,

(4) except in the case of any assets of or Equity Interests in any Foreign Subsidiary that is a Loan Party, foreign-law governed security documents or perfection under foreign law shall not be required,

(5) except as otherwise required by Section 5.10(f), no estoppels or collateral access letters or similar arrangements shall be required, and

(6) except in the case of any Foreign Subsidiary that is a Loan Party, no actions other than (x) the filing of a financing statement under the Uniform Commercial Code and (y) the filing of a short form intellectual property security agreement with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, shall be required by any Loan Party organized in the United States with respect to the perfection of the security interest in any Intellectual Property.

Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver or modification of requirement for the creation or perfection of security interests in or the obtaining of insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents and (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents.

Section 5.11     Quarterly Compliance Certificates. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice), at each time financial statements are delivered pursuant to Section 5.04(a) or (b), a duly completed Compliance Certificate that demonstrates compliance with the Financial Covenants set forth in Section 6.09 as of the last day of the applicable Test Period ending on the last day of the Test Period covered by such financial statements and the computations and calculations reasonably prepared to evidence such compliance. Each Compliance Certificate shall include a reasonably detailed schedule setting forth the calculation of Adjusted Consolidated EBITDA for the applicable Test Period, including the amount and a brief description of each adjustment included pursuant to clause (b) of the definition thereof and each Pro Forma Adjustment included pursuant to the definition of “Pro Forma Basis”, and certification by a Responsible Officer of the Borrower that each such adjustment is reasonably quantifiable and factually supportable.

Section 5.12     Restricted and Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary or redesignate any Unrestricted Subsidiary as a Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein. Neither the Borrower nor any Guarantor (other than Holdings) shall sell, lease, sublease, dispose of or otherwise transfer to an Unrestricted Subsidiary ownership of or an exclusive license in any Material Intellectual Property.

Section 5.13     Anti-Corruption Laws, Sanctions and Export Controls. Implement and maintain in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Terrorism Laws, Anti-Corruption Laws and laws, rules, and regulations relating to Sanctions and Export Controls.

Section 5.14     Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.14 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).

Section 5.15     Transactions with Affiliates. The Borrower and its Subsidiaries shall not enter into or conduct any transaction or series of related transactions involving aggregate consideration in excess of the greater of $9,300,000 and 10% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time (including the purchase, sale, lease or exchange of any property or the rendering of any service but excluding, notwithstanding anything herein to the contrary, the purchase and sale of inventory in the ordinary course of business and consistent with past practice) with any Affiliate of the Borrower (an “Affiliate Transaction”) on terms that are materially less favorable, as determined by the Board of Directors, to the Borrower or such Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a person who is not such an Affiliate (or in the event there are no comparable transactions involving persons who are not Affiliates of the Borrower or the relevant Subsidiary to apply for comparative purposes, on terms that, taken as a whole, the Board of Directors has determined to be fair to the Borrower or the relevant Subsidiary); provided, that this Section 5.15 shall not restrict:

(a)       transactions between or among the Borrower and its Subsidiaries;

(b)       transactions pursuant to reasonable (as determined by the Borrower) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, and stock compensation plans) and indemnification arrangements and performance of such arrangements;

(c)       any Restricted Payment permitted by Section 6.06;

(d)       any Investment permitted by Section 6.04;

(e)        (x) any agreement or arrangement in effect on the Closing Date and any amendment or replacement thereof, and any other similar arrangements or agreements, in each case, that is not more disadvantageous to the Lenders in any material respect than the agreement or arrangement in effect on the Closing Date or (y) any transactions pursuant to any agreement or arrangement referred to in the immediately preceding clause (x);

(f)        any transaction with a joint venture or similar entity which would be subject to this Section 5.15 solely because the Borrower or a Subsidiary owns an equity interest in or otherwise controls such joint venture or other similar entity;

(g)       any transaction entered into by a person prior to the time such person becomes a Subsidiary or is merged or consolidated with or into the Borrower or a Subsidiary;

(h)       any transaction with an Affiliate where the only consideration paid by the Borrower or any Subsidiary is Qualified Equity Interests;

(i)        the issuance or sale of any Qualified Equity Interests;

(j)        any issuance of securities, or other payments, awards or grants in cash, securities or otherwise, in each case pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans in the ordinary course of business;

(k)       any employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business and the transactions pursuant thereto;

(l)        ordinary course overhead arrangements in which any Subsidiary participates;

(m)       intellectual property licenses and sub-licenses in the ordinary course of business and the use and/or sharing of database and other information among the Borrower and its Subsidiaries with any Affiliates of the Borrower under common control with the Borrower;

(n)       the Transactions and the payment of fees and expenses related to the Transactions;

(o)        customary payments by the Borrower and any of the Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such person in good faith;

(p)       [Reserved]; and

(q)       accounts receivable sold in connection with a Permitted Key Account Purchase Program.

Article VI.

Negative Covenants

The Borrower covenants and agrees with each Lender that from the Closing Date until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of its Subsidiaries to (and solely in the case of Section 6.10, Holdings will not):

Section 6.01     Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)        (x) Indebtedness (other than as described in Section 6.01(b) below) existing or committed on the Closing Date (provided, that any such Indebtedness for borrowed money that is owed to any person other than the Borrower and/or one or more of its Subsidiaries, in an aggregate amount in excess of $5,000,000 shall be set forth in Schedule 6.01) and (y) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, that any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the same extent required pursuant to Section 6.01(e);

(b)       Indebtedness created hereunder (including pursuant to Section 2.21, Section 2.22 and Section 2.23) and under the other Loan Documents and any Refinancing Notes incurred to Refinance such Indebtedness;

(c)       Indebtedness of the Borrower or any Subsidiary pursuant to Hedging Agreements or any other swap, hedging or derivative arrangement (including physical commodity repurchase agreements) in the ordinary course of business, in each case entered into for non-speculative purposes; provided, that any such Indebtedness of the Borrower or any Subsidiary incurred under this Section 6.01(c) in connection with any physical commodity repurchase agreement (including, for the avoidance of doubt, physical commodity repurchases of physical commodity inventory) shall not exceed $35,000,000 in aggregate principal amount outstanding at any time;

(d)       Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e)       Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that Indebtedness owed by any Loan Party to any Subsidiary that is not a Guarantor incurred pursuant to this Section 6.01(e) (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, Tax and accounting operations of the Borrower and its Subsidiaries) shall be subordinated in right of payment to the Loan Obligations under this Agreement on terms reasonably satisfactory to the Administrative Agent (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences);

(f)        Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

(g)       Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h)       (x) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by any Loan Party in connection with the acquisition of assets or Equity Interests (including a Permitted Acquisition), where such acquisition, merger, amalgamation or consolidation is not prohibited by this Agreement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(h), would not exceed the greater of $23,300,000 and 25% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed; provided, that Indebtedness incurred pursuant to this subclause (h)(x) shall be in existence prior to the respective acquisition of assets or Equity Interests (including a Permitted Acquisition) and shall not have been created in contemplation thereof or in connection therewith; and (y) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i)        (x) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Borrower or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i), would not exceed the greater of $27,900,000 and 30% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j)        (x) Capitalized Lease Obligations and any other Indebtedness incurred by the Borrower or any Subsidiary arising from any Permitted Sale Lease-Back Transaction, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(k)       (x) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $23,300,000 and 25% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(l)        Indebtedness incurred in connection with or pursuant to the City of Conway Bond Transactions;

(m)      Guarantees by the Borrower or any Subsidiary of any Indebtedness of the Borrower or any Subsidiary permitted to be incurred under this Agreement; provided, that Guarantees by the Borrower or any Guarantor under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment;

(n)       Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o)       Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)       (x) Permitted Debt, so long as, immediately after giving effect to the incurrence of such Permitted Debt and the use of proceeds thereof (excluding for purposes of “cash netting” the proceeds of any such Permitted Debt) (A) (i) in the case of any Permitted Debt secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Loans, the First Lien Secured Net Leverage Ratio on a Pro Forma Basis would not exceed 3.00 to 1.00, or (ii) in the case of any Permitted Debt that is secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Loans, that is secured by Liens on property that does not constitute Collateral or that is unsecured, (1) the Total Net Leverage Ratio on a Pro Forma Basis would not exceed the greater of (I) 3.50 to 1.00 or (II) if incurred in connection with financing a Permitted Acquisition or Investment permitted under Section 6.04, the Total Net Leverage Ratio immediately prior to such Permitted Acquisition or Investment permitted under Section 6.04, (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (C) the aggregate amount of Permitted Debt incurred under this clause (p) by any Subsidiary that is not a Guarantor shall not exceed the greater of $46,500,000 and 50% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(q)       (x) Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q) and the aggregate principal amount of any Guarantees by Subsidiaries that are not Guarantors of Indebtedness of the Borrower or any Guarantor outstanding pursuant to Section 6.01(m) above, would not exceed the greater of $18,600,000 and 20% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(r)        Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;

(s)       Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower or any Subsidiary incurred in the ordinary course of business;

(t)        (x) Indebtedness in connection with Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t) and the aggregate Permitted Key Account Purchase Amount of all Permitted Key Account Purchase Programs outstanding at such time, would not exceed the greater of $55,000,000 and 60% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(u)       obligations in respect of Cash Management Agreements;

(v)       [reserved];

(w)       (x) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures or Unrestricted Subsidiaries in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(w), would not exceed the greater of $23,300,000 and 25% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;

(x)        Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower permitted by Section 6.06;

(y)       Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(z)        Indebtedness of the Borrower or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Borrower and its Subsidiaries;

(aa)     Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(bb)     any other Indebtedness so long as, substantially concurrently with the incurrence of any such Indebtedness and the use of proceeds thereof, (i) any Loans then outstanding hereunder are fully prepaid in accordance with Section 2.11(a), (ii) any Commitments then outstanding hereunder are fully terminated in accordance with Section 2.08(b), and (iii) the Termination Date occurs.

For purposes of determining compliance with this Section 6.01,

(A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) but may be permitted in part under any combination thereof (and subject to compliance, where relevant, with Section 6.02),

(B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof), the Borrower may, in its sole discretion, divide, classify or reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one or more (as relevant) of the categories of permitted Indebtedness (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such category or categories (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01 and

(C) Section 1.07 shall apply.

In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Notwithstanding anything herein to the contrary, the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties at any time outstanding incurred in reliance on Sections 6.01(h) and 6.01(k) (in each case, solely to the extent incurred by, or constituting Guarantees of Indebtedness of, Subsidiaries that are not Loan Parties), shall not exceed the greater of (x) $27,900,000 and (y) 30% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 6.02     Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Borrower or any Subsidiary now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a)       Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness for borrowed money in an aggregate principal amount in excess of $5,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;

(b)       any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements, Secured Cash Management Agreements and Secured Supplier Receivables Agreements);

(c)       any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Borrower or any of its Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of the Borrower or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));

(d)       Liens for Taxes not yet delinquent by more than thirty (30) days or that are being contested in good faith in compliance with Section 5.03;

(e)        Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)        (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g)       deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)       zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i)        Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j)         Liens arising out of any Permitted Sale Lease-Back Transaction, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(k)        non-consensual Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)         any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Borrower or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;

(m)       Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(n)       Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(o)       Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or (o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;

(p)       leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property), granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(q)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)        Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(s)        Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party not prohibited by Section 6.01;

(t)         Liens on any amounts held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(u)       the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(v)       agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(w)       Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;

(x)        Liens (i) on Equity Interests in joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries;

(y)       Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z)        Liens in respect of Qualified Receivables Facilities entered into in reliance on Section 6.01(t) that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;

(aa)     Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(bb)     in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple or freehold interest (or any superior leasehold interest) is subject;

(cc)     Liens securing Indebtedness or other obligations (i) of the Borrower or a Subsidiary in favor of the Borrower or any Guarantor and (ii) of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;

(dd)     Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law or held as margin for the benefit of any counterparty to a Hedging Agreement or other swap, hedge or derivative arrangement in the ordinary course of business, in each case entered into for non-speculative purposes;

(ee)     Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(ff)     subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by Borrower or any Subsidiary;

(gg)     [Reserved];

(hh)     Liens on Collateral that are Other First Liens or Junior Liens, so long as such Other First Liens or Junior Liens secure Indebtedness permitted by Section 6.01(b) or 6.01(p) and guarantees thereof permitted by Section 6.01(m);

(ii)       Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase or shipping of goods by the Borrower or any of its Subsidiaries in the ordinary course of business;

(jj)     with respect to any Real Property which is acquired in fee after the Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness which is not otherwise permitted hereunder; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any of its Subsidiaries;

(kk)     other Liens with respect to property or assets of the Borrower or any Subsidiary securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (kk), immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $23,300,000 and 25% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when incurred, created or assumed; provided, that if any such Liens are on Collateral, such Liens shall be junior to the Liens on the Collateral securing the Obligations and shall be subject to a Permitted Junior Intercreditor Agreement and (y) Permitted Refinancing Indebtedness incurred to Refinance obligations secured pursuant to the foregoing subclause (x);

(ll)     in the case of (A) any subsidiary of the Borrower that is not a Wholly Owned Subsidiary or (B) the Equity Interests in any person that is not a subsidiary of the Borrower, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such subsidiary or such other person set forth in the organization documents of such subsidiary or such other person or any related joint venture, shareholders’ or similar agreement;

(mm)   [Reserved];

(nn)     Liens on accounts receivable sold in connection with a Permitted Key Account Purchase Program;

(oo)     Liens in connection with or pursuant to the City of Conway Bond Transactions, consisting solely of (i) Liens granted to the trustee by the City of Conway, Arkansas under the City of Conway Bond Transactions on its rights under the Conway Lease Agreements (including rental payments thereunder) and related assets, in each case securing the bonds issued in connection with the City of Conway Bond Transactions, and (ii) to the extent any Conway Lease Agreement or other City of Conway Bond Transaction is recharacterized as a financing or other security arrangement, any Lien deemed to have been granted to the City of Conway, Arkansas or such trustee on the Conway Facility or any Loan Party’s interest therein; provided, that (A) such Liens secure only such bonds and the obligations of the Loan Parties under the Conway Lease Agreements and the related bond documents, (B) such bonds are owned by the Borrower or another Loan Party and pledged to the Collateral Agent and (C) such Liens are subject to the Conway Recognition Agreement;

(pp)     Liens on physical commodity inventory subject to any physical commodity repurchase agreement in connection with any Indebtedness permitted by Section 6.01(c); and

(qq)     Liens securing Indebtedness permitted by Section 6.01(bb); provided, that such Liens shall attach to, or become effective with respect to, any property or assets of the Borrower or any Subsidiary only if the Termination Date occurs substantially concurrently therewith.

For purposes of determining compliance with this Section 6.02,

(A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) but may be permitted in part under any combination thereof,

(B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof), the Borrower may, in its sole discretion, divide, classify or reclassify such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one or more (as relevant) of the categories of Permitted Liens and such Lien securing such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such category or categories (or any portion thereof), and

(C) Section 1.07 shall apply.

Section 6.03     [Reserved].

Section 6.04     Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans, advances or capital contribution to or Guarantees of the Indebtedness of any other person or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a)       [Reserved];

(b)       Investments by the Borrower, any Guarantor (other than Holdings) or any Subsidiary in the Borrower, any Guarantor (other than Holdings) or any Subsidiary; provided, that the aggregate amount of Investments made under this clause (b) in any Subsidiary that is not a Guarantor shall not exceed the greater of $27,900,000 and 30% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time;

(c)       Permitted Investments and Investments that were Permitted Investments when made;

(d)       Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for any Disposition of assets permitted under Section 6.05;

(e)       loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $5,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Borrower, Holdings, or any Parent Entity in an aggregate outstanding amount (valued at the time of the making thereof) not to exceed $5,000,000;

(f)        accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g)       Hedging Agreements entered into for non-speculative purposes (including Cash or Permitted Investments pledged pursuant to such Hedge Agreements or otherwise in favor of third party providers of any swaps, derivatives or other hedging arrangements, or counterparties of Hedging Agreements, in the ordinary course of business);

(h)        Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);

(i)        Investments resulting from pledges and deposits under Sections 6.02(f), (g), (n), (q), (r), and (dd);

(j)        Investments by the Borrower or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed at the time made the sum of (X) the greater of $27,900,000 and 30% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time, plus (Y) any portion of the Available Amount on the date of such election that the Borrower elects to apply to this Section 6.04(j)(Y), so long as, solely in the case of amounts applied pursuant to clause (a) of the definition of “Available Amount”, immediately after giving effect thereto (i) no Event of Default shall have occurred and be continuing and (ii) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.00 to 1.00, plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X) above; provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j);

(k)       Investments constituting Permitted Acquisitions;

(l)        Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(m)      Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger, amalgamation or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(n)       acquisitions by the Borrower of obligations of one or more officers or other employees of the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(o)       Guarantees by the Borrower or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clauses (a), (b), (e), (f), (g), (h), (i), (j) or (k) of the definition thereof, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(p)       Investments (including for the avoidance of doubt, Permitted Acquisitions) to the extent that payment for such Investments is made with Qualified Equity Interests (or the proceeds received from the contemporaneous issuance of such Qualified Equity Interests to the extent contributed in cash to the Borrower) of the Borrower, Holdings or any Parent Entity or other cash equity contributions made to the equity capital of the Borrower after the Closing Date; provided, that the issuance of such Equity Interests are not included in any determination of the Available Amount or otherwise applied to increase any basket or exception under this Agreement;

(q)       Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(r)        non-cash Investments made in connection with Tax planning and reorganization activities so long as, after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired (as determined by the Borrower in good faith);

(s)       advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(t)        Investments by the Borrower and its Subsidiaries in an aggregate amount at any time outstanding that, when combined with (x) the aggregate amount of all Restricted Payments made pursuant to Section 6.06(g) and (y) the aggregate amount of all Junior Debt Restricted Payments made pursuant to Section 6.07(b), would not exceed the greater of $18,600,000 and 20% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time;

(u)       Investments consisting of transfers of Permitted Receivables Facility Assets or arising as a result of Qualified Receivables Facilities;

(v)       Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;

(w)      to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(x)       Investments, so long as, immediately after giving effect thereto, (i) no Specified Event of Default shall have occurred and be continuing, (ii) Liquidity on a Pro Forma Basis is not less than $50,000,000, and (iii) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00;

(y)       Investments in joint ventures in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed at the time made the sum of (X) the greater of (i) $23,300,000 and (ii) 25% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time and (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X) above; provided, that if any Investment pursuant to this Section 6.04(y) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(y);

(z)       Investments in Unrestricted Subsidiaries in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed at the time made the sum of (X) the greater of (i) $14,000,000 and (ii) 15% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time and (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X) above; provided, that if any Investment pursuant to this Section 6.04(z) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(z);

(aa)     Investments in Similar Businesses not to exceed at the time made the sum of (X) the greater of (i) $27,900,000 and (ii) 30% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time and (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X) above; provided, that if any Investment pursuant to this Section 6.04(aa) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(aa);

(bb)     Without duplication of amounts provided for in Section 6.04(t), loans and advances to any Parent Entity in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such Parent Entity in accordance with Section 6.06;

(cc)     [Reserved];

(dd)     Investments consisting of Liens permitted under Section 6.02 and Indebtedness (including guarantees) permitted under Section 6.01, in each case other than by reference to Investments permitted under this Section 6.04;

(ee)     Intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(ff)     customary performance guarantees by the Borrower or any Loan Party in connection with a Permitted Key Account Purchase Program;

(gg)     guarantees of the obligations of the Borrower or any other Loan Party under any commercial contract or agreement entered into in the ordinary course of business, including any performance guarantees, completion guarantees, or other similar obligations in connection therewith; and

(hh)     Investments in connection with or pursuant to the City of Conway Bond Transactions.

For purposes of determining compliance with this Section 6.04,

(A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) but may be permitted in part under any combination thereof,

(B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof), the Borrower may, in its sole discretion, divide, classify or reclassify such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the categories of permitted Investment (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such category or categories (or any portion thereof) and

(C) Section 1.07 shall apply;

provided, that all Investments described in Schedule 6.04 shall be deemed outstanding under Section 6.04(h).

Notwithstanding anything herein to the contrary, the aggregate amount of Investments by the Borrower and its Subsidiaries in Subsidiaries that are not Loan Parties at any time outstanding (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) made in reliance on Sections 6.04(y) and 6.04(aa) (in each case, solely to the extent of Investments in Subsidiaries that are not Loan Parties) shall not exceed the greater of (x) $27,900,000 and (y) 30% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time.

Any Investment in any person other than the Borrower or a Guarantor that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Notwithstanding anything else herein to the contrary, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, sell, lease, sublease, license, dispose of or otherwise transfer (including pursuant to an Investment, Restricted Payment or other Disposition) (A) any Material Intellectual Property (other than any non-exclusive lease or sublease of such Material Intellectual Property in the ordinary course of business or any non-exclusive license) that is owned by, or exclusively licensed to, the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary or any other Subsidiary that is not a Loan Party or (B) any bonds issued under the City of Conway Trust Indentures (or any interest therein) to any person other than a Loan Party, other than upon the redemption, prepayment, retirement or cancellation thereof.

Section 6.05     Mergers, Consolidations, Sales of Assets and Acquisitions. (x) Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or (y) Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired) having a Fair Market Value in excess of $5,000,000 in a single transaction or a series of related transactions except that this Section 6.05 shall not prohibit:

(a)       (i) the purchase and Disposition of inventory, equipment, accounts receivable or other assets in the ordinary course of business (including pursuant to a Permitted Sale Lease-Back Transaction or in connection with a Permitted Key Account Purchase Program) by the Borrower or any Subsidiary or in the conversion of accounts receivable and related assets to notes receivable or dispositions of accounts receivable and related assets in connection with the collection or compromise thereof, (ii) the acquisition or lease (pursuant to an operating lease) of any asset in the ordinary course of business by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by the Borrower) or (iii) the Disposition of surplus, obsolete, damaged or worn-out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary;

(b)       Dispositions of any physical commodity inventory subject to a physical commodity repurchase agreement in connection with any Indebtedness permitted by Section 6.01(c);

(c)       Dispositions to the Borrower or a Subsidiary; provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Guarantor in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d)       Dispositions of any property subject to a Permitted Sale Lease-Back Transaction; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby, (ii) any such Dispositions shall comply with the final sentence of this Section 6.05 and (iii) after giving effect to such Disposition and any related transactions, no Event of Default shall have occurred and be continuing;

(e)       Investments permitted by Section 6.04 (other than Section 6.04(m)(ii)), Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f)        the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);

(g)       other Dispositions of assets; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby, (ii) any such Dispositions shall comply with the final sentence of this Section 6.05 and (iii) after giving effect to such Disposition and any related transactions, no Event of Default shall have occurred and be continuing;

(h)       Permitted Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;

(i)        leases, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j)        Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Borrower and its Subsidiaries determined in good faith by the management of the Borrower to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k)       any exchange or swap of assets (other than cash and Permitted Investments) for other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Borrower and the Subsidiaries as a whole, determined in good faith by the management of the Borrower; provided, that (i) the Fair Market Value of any such exchanges or swaps shall not, in the aggregate, exceed $5,000,000 in any fiscal year and (ii) such exchange or swap occurs within ninety (90) days of each other;

(l)        the purchase and Disposition (including by capital contribution) of Permitted Receivables Facility Assets including pursuant to Qualified Receivables Facilities;

(m)      Dispositions in connection with or pursuant to the City of Conway Bond Transactions;

(n)       if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of substantially all (as determined by the Borrower) of its assets, or substantially all (as determined by the Borrower) of the stock of its direct subsidiaries to any Subsidiary or any other person; provided, that

(A) in the case of a merger, the Borrower shall be the surviving entity or

(B) if the surviving entity is not the Borrower or in the case of such Disposition to any person (such other person, the “Successor Borrower”),

(1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent,

(3) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition, shall have by a supplement to the Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement,

(4) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to the foregoing clause (3) and

(5) the Successor Borrower shall have delivered to the Administrative Agent:

(x) a certificate of a Responsible Officer stating that such merger, amalgamation, consolidation or Disposition does not violate this Agreement or any other Loan Document and

(y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, consolidation or Disposition does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement or Section 5.10(f) to be covered in opinions of counsel

(it being understood that if the foregoing are satisfied, the Successor Borrower shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement and the other Loan Documents, with the same effect as if such Successor Borrower had been named as the Borrower herein and therein, and with respect to any such merger, amalgamation, consolidation or Disposition, the entity succeeded as Borrower shall be released from the obligation to pay the principal of and interest on the Loans and all of the Borrower’s other obligations and covenants under this Agreement and the other Loan Documents);

(o)       any Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with or into the Borrower or any other Subsidiary or Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any other Subsidiary; provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Guarantor in reliance on this clause (o) shall be made in compliance with Section 6.04;

(p)       any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(q)       any Guarantor may merge, amalgamate or consolidate with or into any other person or Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another person; provided, that the transaction constitutes a sale, Disposition or transfer of the Guarantor or the Disposition of all or substantially all of the assets of the Guarantor (in each case other than to the Borrower or a Subsidiary) to any person not otherwise prohibited by this Agreement and the other Loan Documents; provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Guarantor in reliance on this clause (q) shall be made in compliance with Section 6.04; and

(r)        any Subsidiary (other than any Loan Party) may merge, amalgamate or consolidate with or into any other person or Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another person.

For the avoidance of doubt, (a) any Disposition that is permitted under this Section 6.05 may be effected by way of a merger, amalgamation or consolidation of any Subsidiary of Borrower with any person; provided, that this sentence shall not apply to any Disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, and (b) the final paragraph of Section 6.04 shall apply to any Disposition otherwise permitted under this Section 6.05.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(d) or (g) shall in each case be permitted unless:

(i) such Disposition is for Fair Market Value, and

(ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments;

provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $5,000,000;

provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash:

(a) the amount of any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction,

(b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from the transferee that are converted by the Borrower or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and

(c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed, in the aggregate, the greater of $1,000,000 and 1.0% of Consolidated Total Assets when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

Section 6.06     Restricted Payments. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person declaring, paying or making such dividends or distributions), or (ii) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Borrower’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a)       Restricted Payments may be made to the Borrower or any Subsidiary (provided, that Restricted Payments made by a non-Wholly Owned Subsidiary to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);

(b)       Restricted Payments may be made by the Borrower to purchase or redeem or otherwise acquire for value the Equity Interests of the Borrower or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Borrower, any Parent Entity, any of the Subsidiaries of the Borrower or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any fiscal year the greater of (x) $9,300,000 and (y) 10% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time plus (x) the amount of net proceeds contributed to the Borrower that were received by the Borrower during such calendar year from sales of Qualified Equity Interests of the Borrower or any Parent Entity to directors, consultants, officers or employees of the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Available Amount or otherwise applied to increase any basket or exception under this Agreement, (y) the amount of net proceeds of any key-person life insurance policies received by the Borrower (or received by a Parent Entity and contributed to the Borrower) during such calendar year, and (z) permitted employee compensation and incentive arrangements paid in cash in lieu of the issuance of Qualified Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower any Parent Entity or any Subsidiary (which amounts in this clause (b) in any given fiscal year may be increased by carrying back amounts then otherwise available in the immediately subsequent fiscal year or, if not used in any given fiscal year, carried forward to any subsequent fiscal year); provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of the Borrower or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c)       Restricted Payments may be made by the Borrower for repurchases of Equity Interests of the Borrower or any other entity that is a direct or indirect parent of Borrower (a) deemed to occur upon the exercise of stock options, warrants, or similar rights if the Equity Interests represent all or a portion of the exercise price thereof, (b) in connection with the satisfaction of any withholding Tax obligations incurred relating to the vesting or exercise of stock options, warrants, restricted stock units or similar rights or (c) solely to offset the dilution of Holdings’ Equity Interests in the Borrower as a result of the exercise of stock options, warrants, restricted stock units or similar rights after the date hereof and for the purpose of maintaining Tax consolidation with Holdings (as determined by the Borrower);

(d)       Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that the Borrower elects to apply to this Section 6.06(d), so long as, solely in the case of amounts applied pursuant to clause (a) of the definition of “Available Amount”, immediately after giving effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.00 to 1.00;

(e)       [Reserved];

(f)        Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g)       other Restricted Payments may be made in an aggregate amount that, when combined with (x) the aggregate amount of all Investments at any time outstanding pursuant to Section 6.04(t) and (y) the aggregate amount of all Junior Debt Restricted Payments made pursuant to Section 6.07(b), would not exceed the greater of $18,600,000 and 20% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when made, so long as, immediately after giving effect thereto, the Secured Net Leverage Ratio on a Pro Forma Basis is not greater than 3.75 to 1.00;

(h)       additional Restricted Payments, so long as, immediately after giving effect thereto, (i) no Event of Default shall have occurred and be continuing, (ii) Liquidity on a Pro Forma Basis is not less than $50,000,000, and (iii) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00;

(i)        additional (non-cash) Restricted Payments may be made in connection with or pursuant to the City of Conway Bond Transactions;

(j)        the prepayment, redemption, purchase, defeasance or other satisfaction of any Disqualified Stock or preferred Equity Interests of a Subsidiary (x) existing at the time a person becomes a Subsidiary or (y) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness, Disqualified Stock or preferred Equity Interests was not incurred in contemplation of such person becoming a Subsidiary or such acquisition;

(k)        the Borrower and the Subsidiaries may make Restricted Payments in cash:

(i)            the proceeds of which shall be used by any Parent Entity to pay (or to make Restricted Payments to allow any direct or indirect parent of any Parent Entity to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business and are attributable to the ownership or operations of the Borrower and the Subsidiaries, (2) any reasonable and customary indemnification claims made by directors or officers of any Parent Entity (or any direct or indirect parent thereof) attributable to the ownership or operations of the Borrower and the Subsidiaries, (3) fees and expenses (x) due and payable by any of the Borrower and the Subsidiaries and (y) otherwise permitted to be paid by the Borrower and the Subsidiaries under this Agreement and (4) payments that would otherwise be permitted to be paid directly by the Borrower or the Subsidiaries pursuant to Section 5.15(o) or (p);

(ii)            the proceeds of which shall be used by any Parent Entity to pay (or to make Restricted Payments to allow any direct or indirect parent of any Parent Entity to pay) franchise and similar Taxes, and other fees and expenses, required to maintain its corporate existence, to the extent attributable to the ownership or operations of the Borrower and the Subsidiaries;

(iii)            with respect to any taxable period (or portion thereof) for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income Tax group for U.S. federal and/or applicable state or local income Tax purposes of which a Parent Entity is the common parent, the proceeds of which will be used to pay the U.S. federal and/or state and local income Tax liability, as applicable, of such Parent Entity’s income Tax group that is attributable to the income of the Borrower and/or its Subsidiaries (including Unrestricted Subsidiaries); provided, that (w) no such payments with respect to such taxable period shall exceed the amount of such income Tax liability that would have been imposed on the Borrower and/or the applicable Subsidiaries for such taxable period had such entity(ies) filed on a stand-alone basis for all taxable periods ending after the Closing Date, (x) any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose, (y) such payments shall be reduced by any such income Taxes directly paid or withheld at the level of the Borrower or its Subsidiaries to the extent that such income Taxes directly paid or withheld reduce the U.S. federal and/or state and local income Tax liability of such Parent Entity’s income Tax group and (z) with respect to any taxable period (or portion thereof) ended prior to the Closing Date, payments otherwise permitted pursuant to this clause (iii) shall be permitted only to the extent relating to Taxes paid after the Closing Date;

(iv)            to finance any Investment permitted to be made pursuant to Section 6.04 other than Section 6.04(bb); provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) the applicable Parent Entity shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(e)) to be contributed to the Borrower or the Subsidiaries or (y) the person formed or acquired to merge into or consolidate with the Borrower or any of the Subsidiaries to the extent such merger, amalgamation or consolidation is permitted in Section 6.05 in order to consummate such Investment, in each case in accordance with the requirements of Section 5.10;

(v)            the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any Parent Entity to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Subsidiaries; and

(vi)            the proceeds of which shall be used by any Parent Entity to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any equity offering, debt offering or similar non-ordinary course transaction not prohibited by this Agreement (whether or not such offering or other transaction is successful), to the extent that the proceeds of such equity offering, debt offering or similar non-ordinary course transaction are contributed (or would be contributed) to the Borrower;

(l)        the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any Parent Entity, or subordinated Indebtedness of the Borrower or any Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Borrower or any Parent Entity or contributions to the equity capital of the Borrower (other than Disqualified Stock) (collectively, including any such contributions, “Refunding Capital Stock”);

(m)       the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;

(n)       if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to this covenant and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Borrower or any direct or indirect parent of the Borrower) in an aggregate amount no greater than the Unpaid Amount;

(o)       Restricted Payments may be made by the Borrower and its Subsidiaries solely for the purpose of paying interest on any Permitted Convertible Notes; and

(p)       Restricted Payments may be made by the Borrower (i) to fund the Initial Convertible Note Resolution, and (ii) on or prior to the Final Convertible Note Resolution Deadline, so long as no Event of Default has occurred and is continuing or would result therefrom, to redeem, repurchase, defease, or make any other payment on or in connection with any Permitted Convertible Notes; provided, that the aggregate amount of Restricted Payments made pursuant to this clause (p) shall not exceed $35,000,000.

For purposes of determining compliance with this Section 6.06,

(A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) but may be permitted in part under any combination thereof,

(B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof), the Borrower may, in its sole discretion, divide, classify or reclassify such Restricted Payment (or any portion thereof) in any manner that complies with this Section 6.06 and will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one or more (as relevant) of the categories of permitted Restricted Payments (or any portion thereof) and such Restricted Payment (or any portion thereof) shall be treated as having been made or existing pursuant to only such category or categories (or any portion thereof) and

(C) Section 1.07 shall apply.

For the avoidance of doubt, an Unrestricted Subsidiary may purchase or otherwise acquire Indebtedness or Equity Interests of the Borrower, any Parent Entity or any of the Borrower’s Subsidiaries with value that such Unrestricted Subsidiary has obtained through Investments otherwise permitted under this Agreement and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Borrower or its Subsidiaries.

Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within sixty (60) days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

For the avoidance of doubt, the final paragraph of Section 6.04 shall apply to any Restricted Payment otherwise permitted under this Section 6.06.

Section 6.07     Junior Debt Restricted Payments. Make any Junior Debt Restricted Payment in excess of the greater of (i) $7,000,000 and (ii) 7.5% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time in respect of any Junior Financing; provided, however, that:

(a)       Junior Debt Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that the Borrower elects to apply to this Section 6.07(a), so long as, solely in the case of amounts applied pursuant to clause (a) of the definition of “Available Amount”, immediately after giving effect thereto (i) no Event of Default shall have occurred and be continuing and (ii) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.00 to 1.00;

(b)       other Junior Debt Restricted Payments may be made in an aggregate amount that, when combined with (x) the aggregate amount of all Investments at any time outstanding pursuant to Section 6.04(t) and (y) the aggregate amount of all Restricted Payments made pursuant to Section 6.06(g), would not exceed the greater of $18,600,000 and 20% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time when made, so long as, immediately after giving effect thereto, the Secured Net Leverage Ratio on a Pro Forma Basis is not greater than 3.75 to 1.00;

(c)       additional Junior Debt Restricted Payments, so long as immediately after giving effect thereto, (i) no Event of Default shall have occurred and be continuing, (ii) Liquidity on a Pro Forma Basis is not less than $50,000,000, and (iii) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00; and

(d)       Junior Debt Restricted Payments in connection with or pursuant to the City of Conway Bond Transactions.

For purposes of determining compliance with this Section 6.07,

(A) a Junior Debt Restricted Payment need not be permitted solely by reference to one category of permitted Junior Debt Restricted Payments (or any portion thereof), but may be permitted in part under any combination thereof,

(B) in the event that a Junior Debt Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Junior Debt Restricted Payments (or any portion thereof), the Borrower may, in its sole discretion, divide, classify or reclassify such Junior Debt Restricted Payment (or any portion thereof) in any manner that complies with this Section 6.07 and will be entitled to only include the amount and type of such Junior Debt Restricted Payment (or any portion thereof) in one or more (as relevant) of the categories of permitted Junior Debt Restricted Payments (or any portion thereof) and such Junior Debt Restricted Payment (or any portion thereof) shall be treated as having been made or existing pursuant to only such category or categories (or any portion thereof) and

(C) Section 1.07 shall apply.

Section 6.08     Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit the Borrower or any Subsidiary to enter into any agreement or instrument that by its terms restricts (A) the payment of dividends or other distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by the Borrower or any Guarantor pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(a)       restrictions imposed by applicable law;

(b)       contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01 or contained in any Indebtedness outstanding pursuant to Section 6.01(z), or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower);

(c)       any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(d)       customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(e)       any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;

(f)        any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Borrower);

(g)       customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(h)       customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(i)        customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;

(j)            customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(k)       Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (1) such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.08;

(l)        customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(m)      any agreement in effect at the time a subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(n)       restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Guarantor that apply only to such Subsidiary and its Subsidiaries that are not Guarantors;

(o)       customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(p)       restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(q)       restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;

(r)        any encumbrances or restrictions of the type referred to in clause (A) above imposed by any other instrument or agreement entered into after the Closing Date that contains encumbrances and restrictions that, as determined by the Borrower in good faith, will not materially adversely affect the Borrower’s ability to make payments on the Loans;

(s)       any restrictions contained in agreements entered into in connection with or pursuant to the City of Conway Bond Transactions (including for the avoidance of doubt, the Conway Lease Agreements and City of Conway Trust Indentures); and

(t)        any encumbrances or restrictions of the type referred to in clause (A) or (B) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (a) through (s) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.09     Financial Covenants.

(a)       Secured Net Leverage Ratio. Permit the Secured Net Leverage Ratio as of the last day of any Test Period (commencing with the Test Period ending on the last day of the Test Period ending on December 31, 2026) to be greater than (i) in the case of any Test Period ending on or prior to June 30, 2027, 4.50 to 1.00, (ii) in the case of any Test Period ending after June 30, 2027 and on or prior to June 30, 2028, 4.25 to 1.00, and (iii) in the case of any Test Period ending after June 30, 2028, 4.00 to 1.00; provided, however, that the Borrower may elect (the “Step-Up Election”) to increase the maximum Secured Net Leverage Ratio permitted hereunder to the lesser of (x) 0.50x greater than the maximum Secured Net Leverage Ratio permitted hereunder at such time and (y) 4.50 to 1.00, from the date of a specified Permitted Acquisition until (and including) the last day of the fourth full fiscal quarter immediately following the consummation of such specified Permitted Acquisition by providing a written notice to the Administrative Agent of such Step-Up Election prior to the last day of the first Test Period for which the Step-Up Election is to take effect (this sentence, the “Secured Net Leverage Ratio Financial Covenant”). The Borrower may make no more than two Step-Up Elections. Upon the expiration of a Step-Up Election, the maximum Secured Net Leverage Ratio permitted under the Secured Net Leverage Ratio Financial Covenant shall revert to the applicable Secured Net Leverage Ratio for such Test Period set forth above until the Borrower makes another Step-Up Election, if applicable.

(b)       Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any Test Period (commencing with the Test Period ending on the last day of the Test Period ending on December 31, 2026) to be less than 1.20 to 1.00 (this sentence, the “Fixed Charge Coverage Ratio Financial Covenant” and, together with the Secured Net Leverage Ratio Financial Covenant, the “Financial Covenants”).

Section 6.10     Limitations on Holdings.

Holdings will not:

(a)       hold any assets other than:

(i)            the Equity Interests of (x) the Borrower (and/or intercompany advances to the Borrower), (y) Westrock Coffee International, LLC (or a successor thereof) or (z) any other subsidiary that would otherwise qualify as an “Excluded Subsidiary” or in each case other assets incidental thereto,

(ii)            assets, properties or rights that are not capable of being sold, assigned, transferred or conveyed to the Borrower without the consent of any other Person, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any Applicable Law,

(iii)            agreements relating to the issuance, sale, purchase, repurchase or registration of securities of Holdings,

(iv)            minute books and other corporate books and records of Holdings,

(v)            assets maintained on a temporary or pass through basis that are held for subsequent payment of dividends or other payments not prohibited by this Agreement for contribution to the Borrower, and

(vi)            other miscellaneous non-material assets;

(b)       have any liabilities other than:

(i)            the liabilities under the Loan Documents,

(ii)            Tax liabilities arising in the ordinary course of business,

(iii)

(A)            any Guarantee by Holdings of (x) any Indebtedness that may be incurred, created, assumed or permitted to exist by the Borrower or any of its Subsidiaries under Section 6.01 or (y) any obligations of the Borrower or any of its Subsidiaries pursuant to or arising out of any Permitted Supplier Receivables Sale Program or any Permitted Key Account Purchase Program,

(B)            Indebtedness of Holdings pursuant to the Permitted Convertible Notes,

(iv)            liabilities that are incidental to being a publicly traded corporation including liabilities associated with common and preferred equity, employment contracts, employee benefit matters, indemnification obligations pursuant to purchase and sale agreements, banker engagement letters in connection with transactions permitted by this Agreement and legacy liabilities (if any) arising pursuant to contracts entered into in the ordinary course of business,

(v)            corporate, administrative and operating expenses in the ordinary course of business,

(vi)            nonconsensual obligations imposed by operation of law,

(vii)            liabilities under any contracts or agreements described in clauses (a)(ii) and (iii) above,

(viii)            Guarantees by Holdings of the obligations of the Borrower or any Restricted Subsidiary under any commercial contract or agreement entered into in the ordinary course of business, including any performance guarantees, completion guarantees, or other similar obligations in connection therewith; provided, that such Guarantees shall not include Guarantees of Indebtedness,

(ix)            the Series A Convertible Preferred Stock of Holdings outstanding on the Closing Date, on the terms in effect on the Closing Date (or as amended in a manner not materially adverse to the Lenders); or

(x)            other obligations not to exceed $5,000,000 individually or in the aggregate; or

(c)       engage in any activities or business other than (i) issuing shares of its own Qualified Equity Interests, (ii) holding the assets and incurring the liabilities described in this Section 6.10 and activities incidental and related thereto or (iii) making payments, dividends, distributions, issuances or other activities not prohibited by this Agreement.

For the avoidance of doubt, notwithstanding anything herein to the contrary, nothing in this Section 6.10 shall prohibit any Subsidiary of Holdings (other than the Borrower or any of its Subsidiaries unless the Borrower or such Subsidiary of the Borrower is otherwise so permitted by Section 6.05) from merging, amalgamating or consolidating with or into Holdings or any Subsidiary of Holdings or Disposing of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Holdings or any Subsidiary of Holdings.

Article VII.

Events of Default

Section 7.01     Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)        any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and, to the extent capable of being cured, including by a restatement of any relevant financial statements, such false or misleading representation or warranty remains incorrect for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower;

(b)       default shall be made in the payment of any principal of any Loan or any reimbursement amount under any Letter of Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)       default shall be made in the payment of any interest on any Loan or in the payment of any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d)       default shall be made in the due observance or performance by the Borrower or Holdings of any covenant, condition or agreement contained in, Section 5.01(a) (solely with respect to the Borrower), 5.05(a), 5.08, or in Article VI;

(e)       default shall be made in the due observance or performance by the Borrower or any of the Guarantors of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower;

(f)

(i)            any event or condition occurs that (x) results in any Material Indebtedness becoming due prior to its scheduled maturity or (y) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged; provided, that this subclause (i) shall not apply to:

(A)            any secured Indebtedness that becomes due as a result of a disposition, transfer, condemnation, insured loss or similar event with respect to the property or assets securing such Indebtedness,

(B)            termination events or similar events occurring under any Hedging Agreement that constitutes Material Indebtedness (other than at the stated final maturity thereof),

(C)            any breach or default that is (1) remedied by the Borrower, Holdings or the applicable Subsidiary or (2) waived (including in the form of an amendment) by the required holders of the applicable item of Indebtedness, in each case, prior to the acceleration of Loans and Commitments pursuant to this Section 7.01,

(D)            any customary offer to repurchase provisions upon an asset sale,

(E)            customary debt and equity proceeds prepayment requirements contained in any bridge or other interim credit facility,

(F)            Indebtedness of any person assumed in connection with the acquisition of such person to the extent that such Indebtedness is repaid as required by the terms thereof as a result of the acquisition of such person, or

(G)            the redemption of any Indebtedness incurred to finance an acquisition pursuant to any special mandatory redemption feature that is triggered as a result of the failure of such acquisition to occur; or

(ii)            Holdings, the Borrower, or any of the Borrower’s Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof;

(g)       there shall have occurred a Change of Control;

(h)       an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking:

(i)            relief in respect of the Borrower, Holdings or any Material Subsidiary of the Borrower, or of a substantial part of the property or assets of the Borrower, Holdings or any Material Subsidiary of the Borrower, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law,

(ii)            the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Borrower, Holdings or any Material Subsidiary of the Borrower or for a substantial part of the property or assets of the Borrower, Holdings or any Material Subsidiary of the Borrower or

(iii)            the winding-up, liquidation, reorganization, dissolution, compromise, arrangement or other relief of the Borrower, Holdings or any Material Subsidiary of the Borrower (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)        the Borrower, Holdings or any Material Subsidiary of the Borrower shall:

(i)            voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law,

(ii)            consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above,

(iii)            apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Borrower, Holdings or any Material Subsidiary of the Borrower or for a substantial part of the property or assets of the Borrower, Holdings or any Material Subsidiary of the Borrower,

(iv)           file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v)            make a general assignment for the benefit of creditors or

(vi)           become unable or fail generally to pay its debts as they become due;

(j)            the failure by the Borrower, Holdings or any Material Subsidiary of the Borrower to pay one or more final judgments aggregating in excess of the greater of (x) $9,300,000 and (y) 10% of Adjusted Consolidated EBITDA for the most recently ended Test Period as of such time, which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of the Borrower, Holdings or any Material Subsidiary of the Borrower to enforce any such judgment;

(k)            (i) an ERISA Event occurs that has resulted or would reasonably be expected to result in liability of the Borrower or any Subsidiary or any ERISA Affiliate under Title IV of ERISA in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect or (ii) any of the Borrower or any Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would reasonably be expected to have a Material Adverse Effect;

(l)            (i) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries (other than Foreign Subsidiaries that are Loan Parties) or the application thereof, or from the Collateral Agent no longer maintaining possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or any Uniform Commercial Code financing statement having lapsed as a result of a Uniform Commercial Code continuation statements not having been filed in a timely manner (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party) or (ii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is promptly replaced or perfected (as needed) and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement; or

(m)            (i) any material provision of any Loan Document shall for any reason (other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Secured Supplier Receivables Agreements)) cease to be a legal, valid and binding obligation of any party thereto in accordance with its terms or (ii) any Loan Document shall for any reason be asserted in writing by the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto, then, and in every such event (other than an event with respect to the Borrower or Holdings described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:

(i) terminate forthwith the Commitments,

(ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon, premium (including Applicable Margin) and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and

(iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.05(j);

and in any event with respect to the Borrower or Holdings described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, premium (including Applicable Margin) and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding;

provided, that, with respect to any Event of Default (other than an Event of Default under clause (d) above with respect to Section 5.05(a) or, for the avoidance of doubt, an Event of Default under clause (h) or (i) above), neither the Required Lenders nor the Administrative Agent may take any action described in clause (i) or (ii) of this paragraph after the date that is two years after the earlier of (x) notice to the Administrative Agent of the Default or Event of Default or (y) disclosure to the Lenders of the applicable event leading to such Default or Event of Default;

provided, further that it is understood and agreed that a press release, a filing with the SEC or a posting to the applicable Platform for the Facilities shall constitute notice to the Lenders;

provided, further that, no such two year limitation shall apply if prior to the expiration of such two year period, the Administrative Agent has commenced any remedial action with respect to such Default or Event of Default.

Section 7.02           Right to Cure.

(a)            Notwithstanding anything to the contrary otherwise contained in this Article VII, in the event of any Event of Default with respect to the Financial Covenants and upon the receipt of a Specified Equity Contribution within the time period specified, and subject to the satisfaction of the other conditions with respect to a Specified Equity Contribution set forth in the definition thereof, Adjusted Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such fiscal quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with Section 6.09. If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of Section 6.09, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.

(b)            The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, (i) the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of calculating Adjusted Consolidated EBITDA in any determination of any financial ratio-based conditions, pricing or basket under Article VI (other than as applicable to Section 6.09) and (ii) no Lender or Issuing Bank shall be required to make any Loans or L/C Disbursements, as applicable, hereunder, if an Event of Default with respect to the Financial Covenants has occurred and is continuing during the fifteen Business Day period during which a Specified Equity Contribution may be made (as provided in the definition of “Specified Equity Contribution”), unless and until the Cure Amount is actually received.

Article VIII.

The Administrative Agent, the Collateral Agent and Other Agents

Section 8.01           Authorization and Action.

(a)            Each Lender hereby irrevocably appoints the entity named as Administrative Agent and Collateral Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender authorizes the Administrative Agent and the Collateral Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent or the Collateral Agent, as applicable, under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to execute and deliver, and to perform their respective obligations under, each of the Loan Documents to which the Administrative Agent or the Collateral Agent, as applicable, is a party, and to exercise all rights, powers and remedies that the Administrative Agent or the Collateral Agent may have under such Loan Documents.

(b)           As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent and the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent and the Collateral Agent shall not be required to take any action that  the Administrative Agent or the Collateral Agent, as applicable, in good faith believes exposes it to liability unless the Administrative Agent or the Collateral Agent, as applicable, receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent and the Collateral Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent and the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the person serving as Administrative Agent or the Collateral Agent or any of their respective Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c)            In performing its functions and duties hereunder and under the other Loan Documents, each of the Administrative Agent and the Collateral Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and their respective duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i)            each of the Administrative Agent and the Collateral Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent or the Collateral Agent, as applicable, is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent or the Collateral Agent based on an alleged breach of fiduciary duty by the Administrative Agent or the Collateral Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii)            nothing in this Agreement or any Loan Document shall require the Administrative Agent or the Collateral Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent or the Collateral Agent for its own account.

(d)            Each of the Administrative Agent and the Collateral Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent. Each of the Administrative Agent and the Collateral Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. Each of the Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e)            The Arranger and each person identified on the cover page of this Agreement as a “Joint Lead Arranger,” “Joint Bookrunner,” “Co-Syndication Agent” or “Co-Documentation Agent” (each, a “Titled Person”) shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f)            In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each of the Administrative Agent and the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent, as applicable, shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent and the Collateral Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.05) allowed in such judicial proceeding; and

(ii)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and the Collateral Agent and, in the event that the Administrative Agent or the Collateral Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent or the Collateral Agent, as applicable, any amount due to it, in its capacity as the Administrative Agent or the Collateral Agent, as applicable, under the Loan Documents (including under Section 9.05). Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

(g)            The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

Section 8.02           Administrative Agent’s and Collateral Agent’s Reliance; Limitation of Liability, Etc.

(a)            Neither the Administrative Agent, the Collateral Agent nor any of their respective Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent, the Collateral Agent or any of their respective Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or the Collateral Agent’s reliance on any electronic signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b)           Each of the Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.05 unless and until written notice thereof stating that it is a “notice under Section 5.05” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent or the Collateral Agent, as applicable, by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent or the Collateral Agent, as applicable, by the Borrower or a Lender. Further, each of the Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable, or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or the Collateral Agent, as applicable, or (F) the creation, perfection or priority of Liens on the Collateral or the value or sufficiency of the Collateral. Each of the Administrative Agent and the Collateral Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, each of the Administrative Agent and the Collateral Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or a Net Short Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans and/or Commitments, or disclosure of confidential information, to any Disqualified Lender or a Net Short Lender.

(c)           Without limiting the foregoing, each of the Administrative Agent and the Collateral Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Section 8.03           Posting of Communications.

(a)            The Borrower agrees that the Administrative Agent and the Collateral Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent and the Collateral Agent are not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)            THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, THE ARRANGER, ANY TITLED PERSON OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, THE “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S, THE ADMINISTRATIVE AGENT’S OR THE COLLATERAL AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(d)            Each Lender agrees that notice to it (as provided in the next clause) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e)            Each of the Lenders and the Borrower agrees that the Administrative Agent and the Collateral Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s and the Collateral Agent’s generally applicable document retention procedures and policies.

(f)            Nothing herein shall prejudice the right of the Administrative Agent, the Collateral Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 8.04           The Administrative Agent and Collateral Agent Individually. With respect to its Commitments and Loans, if any, the person serving as the Administrative Agent and as the Collateral Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent and/or the Collateral Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The person serving as the Administrative Agent and the Collateral Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such person was not acting as the Administrative Agent or the Collateral Agent and without any duty to account therefor to the Lenders.

Section 8.05           Successor Administrative Agent and Successor Collateral Agent.

(a)            Each of the Administrative Agent and the Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent and/or a successor Collateral Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent nor successor Collateral Agent, as applicable, shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s and/or Collateral Agent’s, as applicable, giving of notice of resignation, then the retiring Administrative Agent and/or Collateral Agent, as applicable, may, on behalf of the Lenders, appoint a successor Administrative Agent and/or Collateral Agent, as applicable, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent or as Collateral Agent by a successor Collateral Agent, such successor Administrative Agent or Collateral Agent, as applicable, shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent, as applicable. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent or as Collateral Agent by a successor Collateral Agent, the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s and/or Collateral Agent’s resignation hereunder as Administrative Agent or Collateral Agent, as applicable, the retiring Administrative Agent or Collateral Agent, as applicable shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent and/or to the successor Collateral Agent its rights as Collateral Agent, in each case, under the Loan Documents.

(b)            Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent or Collateral Agent, as applicable, shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its intent to resign, the retiring Administrative Agent or Collateral Agent, as applicable, may give notice of the effectiveness of its resignation to the Lenders and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided, that solely for purposes of maintaining any security interest granted to the Collateral Agent under any Security Document for the benefit of the Secured Parties, the retiring Collateral Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Collateral Agent, shall continue to hold such Collateral, in each case until such time as a successor Collateral Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Collateral Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent; provided, that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent or the Collateral Agent for the account of any person other than the Administrative Agent or the Collateral Agent shall be made directly to such person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent or the Collateral Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s or the Collateral Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.05, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, as applicable, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent or the retiring Collateral Agent was acting as Collateral Agent, as applicable, and in respect of the matters referred to in the proviso under clause (i) above. Any resignation by Coöperatieve Rabobank U.A., New York Branch, as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 8.06           Acknowledgements of Lenders.

(a)            Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arranger, any Titled Person or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Arranger, any Titled Person or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)            Each Lender, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Acceptance or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Collateral Agent or the Lenders on the Closing Date.

(c)           (i)             Each Lender hereby agrees that (x) if the Administrative Agent notifies a Lender, an Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank, or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a

“Payment”) were erroneously transmitted to such Payment Recipient (whether or not known to such Payment Recipient), and demands the return of such Payment (or a portion thereof), such Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.06(c) and held in trust for the benefit of the Administrative Agent, and such Payment Recipient shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Payment Recipient shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii)            Each Payment Recipient hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Payment Recipient agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Payment Recipient shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)           Each Lender and Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under clause (i).

(iv)          The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(v)            Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 8.07           Indemnification. The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank and the Swingline Lender, in each case in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full, as determined immediately prior to such repayment in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank or the Swingline Lender in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank or the Swingline Lender under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Bank’s or the Swingline Lender’s gross negligence, willful misconduct or a material breach of obligations under this Agreement or the other Loan Documents. The failure of any Lender to reimburse any Agent or Issuing Bank or the Swingline Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, Issuing Bank or the Swingline Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent, such Issuing Bank or the Swingline Lender, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or the Swingline Lender, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.08           Agent in Its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit or Swingline Loan participated in, by it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.09           Security Documents and Collateral Agent. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Intercreditor Agreement, any Permitted First Lien Intercreditor Agreement and any other intercreditor or subordination agreement (in form reasonably satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under (1) any of Sections 6.02(c), (i), (j), (v), (z), (hh), (kk), (nn) or (pp) (and in accordance with the relevant requirements thereof) and (2) any other provision of Section 6.02 (it being acknowledged and agreed that the Collateral Agent shall be under no obligation to execute any Intercreditor Agreement pursuant to this clause (2), and may elect to do so, or not do so, in its sole and absolute discretion) (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (j), (v), or (z) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Borrower; provided, that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent, a certificate of a Responsible Officer of the Borrower certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.08.

Section 8.10           Right to Realize on Collateral and Enforce Guarantees. In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent and the Collateral Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or the Collateral Agent, as applicable, shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and the Collateral Agent and, if the Administrative Agent or the Collateral Agent, as applicable, shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent or the Collateral Agent, as applicable, any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent or the Collateral Agent and its agents and counsel, and any other amounts due to the Administrative Agent or the Collateral Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent; provided, that, notwithstanding the foregoing, the Lenders may exercise the set-off rights contained in Section 9.06 in the manner set forth therein, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 8.11           Withholding Tax. To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses, whether or not such Taxes are correctly or legally imposed. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this Section 8.11. For purposes of this Section 8.11, the term “Lender” includes any Issuing Bank.

Section 8.12           Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Collateral Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Collateral Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that each of the Administrative Agent and the Collateral Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent and the Collateral Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

For purposes of this Article VIII, the term “Lender” includes any Issuing Bank.

Article IX.

Miscellaneous

Section 9.01           Notices; Communications.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Loan Party or the Administrative Agent, any Issuing Bank as of the Closing Date or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii)            if to any other Lender or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b)            Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them; provided, that approval of such procedures may be limited to particular notices or communications.

(c)            Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d)            Any party hereto may change its address, telecopy number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(e)            Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02           Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Sections 2.15, 2.16, 2.17 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.03           Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender and their respective permitted successors and assigns.

Section 9.04           Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) other than as permitted by Section 6.05, the Borrower may not assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender, or any persons who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (ii) and (iii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b)           (i)             Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (other than (I) any natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (II) except to the extent permitted hereunder, the Borrower or any of its Subsidiaries or any of their respective Affiliates or (III) any Disqualified Lender) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)            the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), which consent will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower shall be required (w) for an assignment of a Term Loan to a Term Lender, Revolving Facility Lender or an Affiliate or an Approved Fund of any of the foregoing, (x) for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender, (y) for an assignment during the primary syndication of the Commitments and Loans hereunder to the extent that consent for such assignment was provided to Administrative Agent by or on behalf of Borrower prior to the Closing Date, or (z) if a Specified Event of Default has occurred and is continuing, for an assignment to any person;

(B)            the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to (x) a Lender, an Affiliate of a Lender, or an Approved Fund, or (y) the Borrower or an Affiliate of the Borrower made in accordance with Section 2.25; and

(C)            the Issuing Bank and the Swingline Lender (such consent, in each case, not to be unreasonably withheld or delayed); provided, that no consent of the Issuing Bank and the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii)            Assignments (other than pursuant to Section 2.25) shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the applicable Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 in the case of Term Loans and (y) $5,000,000 in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)            the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance and any form required to be delivered pursuant to Section 2.17 via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that the prospective Assignee shall represent and warrant in the Assignment and Acceptance (for the benefit of the Borrower) that it meets the requirements to be an Assignee hereunder;

(D)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

(E)            the Assignee shall not be (1) the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with Section 2.25 or (2) a Disqualified Lender.

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to any person that, at the time of such assignment or transfer, is a Defaulting Lender. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not a Specified Event of Default has occurred and is continuing.

(iii)           Subject to acceptance and recording thereof pursuant to this subclause (iii), from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections, including the requirements of Sections 2.17(d) and 2.17(f))). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by clause (i)(I) of such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void). The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the applicable Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(C) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(b), 2.18(d) or 8.07, the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (iii).

(c)           (i)             Any Lender may, without the consent of the Borrower (except as provided in Section 9.04(c)(iii)) or the Administrative Agent or any Issuing Bank or the Swingline Lender, sell participations in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it) to one or more banks or other entities other than any person that, at the time of such participation, is (I) a Defaulting Lender, (II) the Borrower or any of its Subsidiaries or any of their respective Affiliates, (III) a Disqualified Lender or (IV) a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) (a “Participant”); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that (i) such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents and (ii) that the prospective Participant represents and warrants in the agreement to sell such participation (for the benefit of the Borrower) that it meets the requirements to be a Participant hereunder; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) directly effects (A) reductions or forgiveness of principal, interest or fees payable in respect of the Loans participated, (B) extensions of final maturity or scheduled amortization of, or date for payment of interest or fees on the Loans in which such participant participates, (C) releases of all or substantially all of the value of the Guarantees, taken as a whole and (D) releases of all or substantially all of the value of the Collateral, taken as a whole and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default). Subject to clause (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19, including the requirements of Sections 2.17(d) and 2.17(f) (it being understood that the documentation required under Sections 2.17(d) and 2.17(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.

(ii)            Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii)           A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.

(f)            Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to the Affiliated Lenders (and such Affiliated Lenders may contribute the same to the Borrower), subject to the following limitations:

(i)            Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II; provided, however, that the foregoing provisions of this clause will not apply to any Affiliated Debt Fund;

(ii)            for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.08), or, subject to the second paragraph of Section 9.08(b), any plan of reorganization or similar dispositive restructuring plan pursuant to the Bankruptcy Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code; provided, that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender; provided, further, that notwithstanding anything in Section 9.08 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Affiliated Debt Funds, in the aggregate, may not account for more than 49.9% of the Term Loans of Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.08.

(iii)           the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25.0% of the outstanding principal amount of all Term Loans calculated at the time such Term Loans are purchased (such percentage, the “Affiliated Lender Cap”); provided, that to the extent any assignment to an Affiliated Lender (other than Affiliated Debt Funds) would result in the aggregate principal amount of all Term Loans held by Affiliated Lenders (other than Affiliated Debt Funds) exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(iv)           the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit N hereto (an “Affiliated Lender Assignment and Acceptance”); provided, that each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it acquires any person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender; and

(v)            notwithstanding anything herein to the contrary, no Affiliated Lender (including any Affiliated Debt Fund) may acquire, by assignment or otherwise, or hold any Revolving Facility Commitment, Revolving Facility Loan, Swingline Loan or participation in any Letter of Credit or Swingline Loan, and any such assignment or acquisition shall be null and void ab initio.

(g)           Each purchase of Term Loans pursuant to Section 2.25 shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Borrower shall, upon consummation of any such purchase, notify the Administrative Agent that the Register should be updated to record such event as if it were a prepayment of such Term Loans.

(h)            In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, the Swingline Lender or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Facility Percentage; provided, that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (h), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(i)            Disqualified Lenders.

(i)            No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 9.04, in which case such person will not be considered a Disqualified Lender). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (i) shall not be void, but the other provisions of this clause (i) shall apply.

(ii)            If any assignment or participation is made to any Disqualified Lender without the Borrower’s prior written consent in violation of clause (i) above, or if any person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Facility Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Revolving Facility Commitment; provided, that proceeds of Revolving Facility Loans may not be used for such purpose, (B) in the case of outstanding Term Loans held by Disqualified Lenders, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided, that proceeds of Revolving Facility Loans may not be used for such purposes and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04) all of its interest, rights and obligations under this Agreement to one or more eligible assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided, that in the case of clause (C) above such assignment does not conflict with applicable laws.

(iii)           Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any applicable insolvency laws (a “Bankruptcy Plan”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable insolvency laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other insolvency laws) and (3) not to contest any request by any party for a determination by the court hearing such proceeding (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)           The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for Public Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(j)            Voting Participants.

(i)            Notwithstanding anything in this Section 9.04 to the contrary, any Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Closing Date, (ii) is, by written notice to the Borrower and the Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote for so long as such Farm Credit Lender owns such participation (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action, in each case, in lieu of the vote of the selling Lender; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so and notice of such failure has been delivered by the selling Lender to the Administrative Agent, then until such time as all amounts of its participation required to have been funded have been funded and notice of such funding has been delivered by the selling Lender to the Administrative Agent, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this Section 9.04(j), and the voting rights of the selling Lender shall not be correspondingly reduced by the amount of such Voting Participant’s participation. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 9.04(j) hereto on the Closing Date shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrower and the Administrative Agent.

(ii)           To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in Exhibit A, (B) state the dollar amount of the participation purchased and (C) include such other information as may be required by the Administrative Agent.

(iii)          The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the Administrative Agent update or confirm there has been no change in the information set forth in Schedule 9.04(j) hereto on the Closing Date or delivered in connection with any Voting Participant Notification. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 9.04(j) hereto on the Closing Date, delivered in connection with any Voting Participant Notification or otherwise furnished pursuant to this Section 9.04(j) and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the dollar amount of participations, the contact information of the participants or any other information furnished to the Borrower or the Administrative Agent pursuant to this Section 9.04(j).

(iv)           The voting rights under this Section 9.04(j) are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

Section 9.05           Expenses; Indemnity; Limitation of Liability.

(a)            Expenses. The Borrower hereby agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent, the Arranger and their respective Affiliates in connection with the syndication and distribution (including via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration (other than routine administrative procedures and excluding costs and expenses relating to assignments and participations of lenders) of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent and the Arranger, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document, in connection with the Loans made or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and including (but limited in the case of fees, charges and disbursements of counsel to) the fees, charges and disbursements of a single counsel for the Agents, the Lenders and the Issuing Banks, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm for such affected person).

(b)            Indemnity.

(i)            The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arranger, each Titled Person, each Issuing Bank, each Lender, each of their respective Affiliates, successors and assigns, and each of their respective Related Parties (each such person being called a “Protected Person”), against, and to hold each Protected Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Protected Persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction and (if appropriate) a single regulatory counsel for all such Protected Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Protected Person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Protected Person)), incurred by or asserted against any Protected Person arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Protected Person is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower, any of its subsidiaries, equity holders or Affiliates; provided, that such indemnity shall not, as to any Protected Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or a material breach of obligations under this Agreement or the other Loan Documents by, such Protected Person or any of its Related Parties or (y) arose from any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by a Protected Person against another Protected Person (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against any Agent or Arranger in its capacity as such). None of the Protected Persons (or any of their respective affiliates) shall be responsible or liable to the Borrower or any of its subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages which may be alleged as a result of the Facilities or the Transactions; provided, that this sentence shall not limit the Borrower’s indemnification obligations pursuant to this Section 9.05(b). The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within fifteen (15) days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(ii)            This Section 9.05 shall not apply to any Taxes other than Taxes that represent losses, claims, damages, liabilities and expenses resulting from a non-Tax claim.

(c)            Limitation of Liability. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Protected Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)           The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

Section 9.06           Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Subsidiary against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its set-off rights under this Section 9.06 is subject to the provisions of Section 2.18(c); provided, further, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07           Applicable Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08           Waivers; Amendment.

(a)            No failure or delay of the Administrative Agent, the Collateral Agent, or any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent or any Lender or the applicable Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.14, 2.21, 2.22 or 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party thereto and the Administrative Agent or the Collateral Agent, as applicable, and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)            decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest or Fees on, any Loan or any reimbursement obligation with respect to any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any reimbursement obligation with respect to any L/C Disbursement or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrower to pay interest or Fees at the applicable default rate set forth in Section 2.13(d);

(ii)            increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees without the prior written consent of such Lender (which, notwithstanding the foregoing, with respect to any such extension or decrease, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);

(iii)           extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date, extend or waive any Revolving Facility Maturity Date or reduce the amount due on any Revolving Facility Maturity Date or extend any date on which payment of interest (other than interest payable at the applicable default rate of interest set forth in Section 2.13(d)) on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv)           amend the provisions of (x) Section 2.18(b), in a manner that would alter the payment waterfall, (y) Section 2.18(c), in a manner that would alter the pro rata sharing of payments required thereby or (z) the last sentence of Section 2.08(c) in a manner that would alter the requirement that reductions of the Commitments of any Class be made ratably among the Lenders of such Class, in each case, without the prior written consent of each Lender adversely affected thereby;

(v)           amend or modify the provisions of this Section 9.08, Section 9.04 or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);

(vi)           except as provided in Section 9.18 (as in effect on the Closing Date), (A) release all or substantially all of the value of the Collateral or all or substantially all of the value of the Guarantees provided by the Guarantors, taken as whole, without the prior written consent of each Lender or (B) release all or substantially all of the Liens on the Conway Facility without the prior written consent of the Required Supermajority Lenders;

(vii)          effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

(viii)         effect any waiver, amendment or modification to the conditions precedent for any credit extension under the Revolving Facility without the consent of the Majority Lenders participating in the Revolving Facility (but not, for the avoidance of doubt, in connection with the determination of whether any condition precedent for a credit extension under the Revolving Facility on the Closing Date shall have been satisfied); or

(ix)           (A) subordinate any of the Facilities in right of payment to the prior payment of any other Indebtedness of the Loan Parties identified in clause (a) of the definition thereof or (B) subordinate the Liens on any of the Collateral to any other Lien on such Collateral securing any other Indebtedness of the Loan Parties identified in clause (a) of the definition thereof, in each case, except as expressly provided in the Loan Documents (including any transaction permitted under Section 6.02) without the written consent of each Lender directly and adversely affected thereby; provided, prior to the occurrence of an Event of Default, that only those Lenders that have not been provided a reasonable opportunity, as determined in good faith by the Borrower in consultation with the Administrative Agent, to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued as a result of such amendment, waiver or modification, shall be deemed directly affected by such amendment, waiver or modification;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent, the Swingline Lender, and/or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Swingline Lender and/or each Issuing Bank affected thereby, as applicable.

Notwithstanding anything to the contrary in this Section 9.08(b) or elsewhere in this Agreement, any amendment, waiver, postponement or elimination of the Springing Maturity Date or the Final Convertible Note Resolution Deadline (or, in each case, the occurrence thereof) shall require only the written consent of the Required Lenders, and shall not constitute an extension of the final maturity of any Loan or Commitment requiring the consent of each Lender directly and adversely affected thereby.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided, that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, expenses and premium), (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing, (iv) all other terms applicable to such Replacement Term Loans shall be as agreed between the Borrower and the Lenders providing such Replacement Term Loans and (v) such Replacement Term Loans shall rank pari passu or junior in right of payment and of security with the Refinanced Term Loans (and, if junior in right of security, shall be subject to a Permitted Junior Intercreditor Agreement).

(c)            Without the consent of any Lender or Issuing Bank, the Loan Parties, the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens or (to the extent necessary or advisable under applicable local law) Junior Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d)           Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and the Required Revolving Facility Lenders, and for purposes of the relevant provisions of Section 2.18(b).

(e)           Notwithstanding the foregoing, modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) (A) to integrate any Other Term Loan Commitments, Other Revolving Facility Commitments, Other Term Loans and Other Revolving Loans in a manner consistent with Sections 2.21, 2.22 and 2.23 as may be necessary to establish such Other Term Loan Commitments, Other Revolving Facility Commitments, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Facility Commitments, Revolving Facility Commitments, Term Loans or Revolving Facility Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to integrate any Other First Lien Debt or (C) to cure any ambiguity, omission, error, defect or inconsistency.

(f)            [Reserved].

(g)           [Reserved].

(h)           Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Facility Lender (or its Affiliates) as of the Closing Date) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) the notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the relevant date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Loan Parties or any instrument issued or guaranteed by any of the Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) the Borrower and the other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than five percent (5%) of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivative Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Loan Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transaction, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Loan Parties and any instrument issued or guaranteed by any of the Borrower or other Loan Parties, collectively, shall represent less than five percent (5%) of the components of such index. In connection with any such determination, each Lender (other than (x) any Lender that is a Regulated Bank and (y) any Revolving Facility Lender or its Affiliates as of the Closing Date) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation).

Section 9.09           Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender or Issuing Bank in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 9.10           Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Protected Persons) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12           Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13           Counterparts; Electronic Execution. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement or other Loan Document. Each of the Loan Parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement and other Loan Documents through electronic means and there are no restrictions for doing so in such Loan Party’s organizational documents.

Section 9.14           Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15           Jurisdiction; Consent to Service of Process.

(a)            The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Issuing Bank, the Arranger, any Titled Person or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b)           Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in clause (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.

Section 9.16           Confidentiality.

(a)            Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Borrower and any Subsidiary or their respective businesses furnished to it by or on behalf of the Borrower or any Subsidiary and shall not reveal the same other than to its Related Parties and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except:

(i)             information that has become generally available to the public other than as a result of a disclosure by such Lender, Issuing Bank, or Agent,

(ii)            information that has been independently developed by such Lender, Issuing Bank or Agent without violating this Section 9.16,

(iii)           information that was available to such Lender, Issuing Bank or Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party,

(iv)            to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded,

(v)           as part of reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc.,

(vi)          to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16),

(vii)         in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(viii)        to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16),

(ix)           to any direct or indirect contractual counterparty (or its Related Parties) in Hedging Agreements or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by an agreement for the benefit of the Loan Parties containing provisions substantially similar to (and no less restrictive than) those of this Section 9.16),

(x)            on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the facilities evidenced by this Agreement or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement,

(xi)           with the prior written consent of the Borrower,

(xii)          to any other party to this Agreement, and

(xiii)         to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement (so long as such insurer or reinsurer agrees to be bound by an agreement for the benefit of the Loan Parties containing provisions substantially similar to (and no less restrictive than) those of this Section 9.16).

(b)            In addition, the Agents, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents, the Issuing Banks and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the extensions of credit hereunder; provided, that such person is advised and agrees to be bound by the provisions of this Section 9.16.

Section 9.17           Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower may identify portions of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purposes of United States federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGER DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OF ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 9.18           Release of Liens and Guarantees.

(a)            The Lenders, the Issuing Banks, the Swingline Lender and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties and/or Holdings on any Collateral shall:

(1) be automatically released:

(i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below,

(ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry),

(iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry),

(iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08),

(v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry),

(vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents,

(vii) in the case of Permitted Receivables Facility Assets, upon the Disposition thereof by any Loan Party to a Receivables Entity of such Permitted Receivables Facility Assets pursuant to a Qualified Receivables Facility,

(viii) in the case of any assets Disposed in connection with a Permitted Supplier Receivables Sale Program or Permitted Key Account Purchase Program, upon the Disposition thereof by any Loan Party in connection with such Permitted Supplier Receivables Sale Program or Permitted Key Account Purchase Program, or

(ix) upon any asset or property becoming Excluded Property pursuant to a transaction that is not prohibited by this Agreement and

(2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.09 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry).

Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)           In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the respective Guarantor shall be automatically released from its respective Guarantee (i) upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary, (ii) in the case of any Guarantor which would not be required to be a Guarantor because it has become an Excluded Subsidiary (and the Administrative Agent and Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry) (provided, that a Guarantor that becomes an Excluded Subsidiary solely as a result of becoming a non-Wholly Owned Subsidiary shall not be released from its Guarantee pursuant to this clause (ii) unless it became a non-Wholly Owned Subsidiary as a result of a good faith Disposition or other transfer of Equity Interests in such Guarantor to a bona fide unaffiliated third party for Fair Market Value and for a bona fide business purpose (and not for the primary purpose of releasing such Guarantor from its Guarantee)) or (iii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.08).

(c)           The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 9.18(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d)           Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements, any Secured Cash Management Agreements or any Secured Supplier Receivables Agreements and (ii) contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e)           Obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement, Secured Supplier Receivables Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Cash Management Agreement, Secured Supplier Receivables Agreement or Secured Hedge Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under any Secured Cash Management Agreements, Secured Supplier Receivables Agreements or Secured Hedge Agreements.

Section 9.19           USA PATRIOT Act Notice. Each of Administrative Agent, Collateral Agent, Issuing Bank, and each Lender subject to the USA Patriot Act, hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify, and record information that identifies each Loan Party and other information that will allow Administrative Agent, Collateral Agent, Issuing Bank, and such Lender to identify each Loan Party in accordance with the USA Patriot Act. Borrower hereby agrees to provide, and cause each other Loan Party to provide, such information promptly upon the request of Administrative Agent or any Lender. Each Lender subject to the USA Patriot Act acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, its Affiliates or its agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices, or (e) other procedures required under the CIP Regulations or such other law.

Section 9.20           Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

Section 9.21           No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. None of the Administrative Agent, the Revolving Facility Lenders or any Issuing Bank, or any of their Related Parties, shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrower, to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that the Borrower proves were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may, in its sole discretion, either accept and make payment upon documents that appear on their face to be in substantial compliance with a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 9.22           Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

Section 9.23           Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.24           Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.25           Reaffirmation. The Borrower, Holdings and each other Loan Party, in its respective capacity as a borrower, debtor, obligor, grantor, pledgor, guarantor, assignor, or other similar capacity in which such party acts as direct or indirect, or primary or secondary, obligor, accommodation party or guarantor or grants liens or security interests in or to its properties hereunder or under any other Loan Document, hereby acknowledges and agrees to be bound by the provisions of Section 2.14 (including, without limitation, the implementation from time to time of any Benchmark Replacement and any Benchmark Replacement Conforming Changes in accordance herewith) and, in furtherance of the foregoing (and without, in any way express or implied, invalidating, impairing or otherwise negatively affecting any obligations heretofore provided), hereby acknowledges and agrees that in connection with and after giving effect to any Benchmark Replacement Conforming Changes: (i) the Obligations shall not in any way be novated, discharged or otherwise impaired, and shall continue, be ratified and be affirmed and shall remain in full force and effect, (ii) its grant of a guarantee, pledge, assignment or any other accommodation, lien or security interest in or to its properties relating to this Agreement or any other Loan Document shall continue, be ratified and be affirmed, and shall remain in full force and effect and shall not be novated, discharged or otherwise impaired and (iii) the Loan Documents and its obligations thereunder (contingent or otherwise) shall continue, be ratified and be affirmed and shall remain in full force and effect and shall not be novated, discharged or otherwise impaired. In furtherance of the foregoing, each Loan Party hereby (x) appoints the Borrower (and the Borrower hereby accepts such appointment) as its agent, attorney-in-fact and representative for purposes of the delivery of any and all documents, instruments, agreements and other materials required to be delivered by any such party and for all other administrative purposes incidental to this Section and Section 2.14 and (y) hereby authorizes the Borrower to take such actions, execute, acknowledge, and deliver, or cause to be executed, acknowledged and delivered, such further agreements, documents or instruments that are reasonably necessary or desirable to carry out the intent and purpose of this Section and Section 2.14 on its behalf. From time to time, the Borrower (both in its individual capacity and in its capacity as agent, attorney-in-fact and representative of each other Loan Party pursuant to the immediately preceding sentence) and the Loan Parties shall execute and deliver, or cause to be executed and delivered, such instruments, agreements, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of Section 2.14, or of renewing, continuing, reaffirming or ratifying the rights of the Administrative Agent, the Collateral Agent and the other Secured Parties with respect to the Obligations or the Collateral.

Section 9.26           No Advisory or Fiduciary Responsibility.

(a)           In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:

(i)            no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Arranger, the Titled Persons, the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arranger, the Titled Persons, the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swingline Lender or any Lender has advised or is advising the Borrower or any Subsidiary on other matters;

(ii)            the arranging and other services regarding this Agreement provided by the Arranger, the Titled Persons, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lender and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Arranger, the Titled Persons, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lender and the Lenders, on the other hand;

(iii)           the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate;

(iv)           the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents;

(v)            the Arranger, the Titled Persons, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person;

(vi)          none of the Arranger, the Titled Persons, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lender and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and

(vii)         the Arranger, the Titled Persons, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lender and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arranger, the Titled Persons, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lender and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates.

(b)           To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against any of the Arranger, the Titled Persons, the Administrative Agent, the Collateral Agent, the Issuing Banks, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

*         *        *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

Westrock beverage solutions, llc

By:	/s/ T. Christopher Pledger
	Name:	T. Christopher Pledger
	Title:	Chief Financial Officer

WESTROCK COFFEE COMPANY

By:	/s/ T. Christopher Pledger
	Name:	T. Christopher Pledger
	Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Collateral Agent, as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

By:	/s/ Tierney Seidel
Name:	Tierney Seidel
Title:	Executive Director

By:	/s/ Rachel Caspert
Name:	Rachel Caspert
Title:	Vice President

[Signature Page to Credit Agreement]

[Exhibits and schedules intentionally omitted and on file with the Administrative Agent]